   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 1997
                                                    REGISTRATION NUMBER 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                           GOTHIC ENERGY CORPORATION
          (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS.)
                               ----------------
        OKLAHOMA                     1311                    22-2663839
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL    (IRS EMPLOYER ID NO.)
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)
    INCORPORATION OR
      ORGANIZATION)

     GOTHIC ENERGY OF TEXAS, INC.              GOTHIC GAS CORPORATION
     (EXACT NAME OF REGISTRANTS AS          (EXACT NAME OF REGISTRANTS AS
     SPECIFIED IN THEIR CHARTERS.)          SPECIFIED IN THEIR CHARTERS.)

               OKLAHOMA                               OKLAHOMA
    (STATE OR OTHER JURISDICTION OF        (STATE OR OTHER JURISDICTION OF
    INCORPORATION OR ORGANIZATION)         INCORPORATION OR ORGANIZATION)

              73-1459191                             73-1511951
       (IRS EMPLOYEE ID NUMBER)               (IRS EMPLOYEE ID NUMBER)

  5727 SOUTH LEWIS AVENUE, SUITE 700, TULSA, OKLAHOMA 74105 - (918) 749-5666 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                  REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES.)
                               ----------------
                          MICHAEL K. PAULK, PRESIDENT
                           GOTHIC ENERGY CORPORATION
           5727 SOUTH LEWIS AVENUE, SUITE 700, TULSA, OKLAHOMA 74105
                                (918) 749-5666
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                            OF AGENT FOR SERVICE.)

                                  COPIES TO:

                          WILLIAM S. CLARKE, ESQUIRE
                            WILLIAM S. CLARKE, P.A.
       457 NORTH HARRISON STREET, SUITE 103, PRINCETON, NEW JERSEY 08540
                                (609) 921-3663
                               ----------------
  APPROXIMATELY DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Effective Date of this Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
                                             PROPOSED       PROPOSED
                                             MAXIMUM        MAXIMUM
  TITLE OF EACH CLASS OF     AMOUNT TO BE OFFERING PRICE   AGGREGATE       AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED     PER NOTE    OFFERING PRICE REGISTRATION FEE
----------------------------------------------------------------------------------------
12 1/4% Series B Senior
 Notes due
 2004 (1).............       $100,000,000      100%       $100,000,000      $30,303
----------------------------------------------------------------------------------------
Guarantees of 12 1/4%
 Series B Senior Notes
 due 2004.............           (2)           (2)            (2)             (2)
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

(1) The Issuer of the notes registered hereby is Gothic Energy Corporation.
    The guarantees registered hereby are made by Gothic Energy of Texas, Inc. and Gothic Gas Corporation.
(2) No additional consideration will be received for the guarantees of the Notes registered hereby.
                               ----------------
  The Co-Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Co-Registrants shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                 SUBJECT TO COMPLETION, DATED OCTOBER 14, 1997
PROSPECTUS

                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                     12 1/4% SERIES A SENIOR NOTES DUE 2004
                  ($100,000,000 PRINCIPAL AMOUNT OUTSTANDING)

                                      FOR

                     12 1/4% SERIES B SENIOR NOTES DUE 2004
                        ($100,000,000 PRINCIPAL AMOUNT)

                                       OF

                           GOTHIC ENERGY CORPORATION

    THE EXCHANGE OFFER WILL EXPIRE AT 5:00PM, EST, NOVEMBER  , 1997, UNLESS
                                   EXTENDED.

  Gothic Energy Corporation, an Oklahoma corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $100,000,000 of its 12 1/4% Series B Senior Notes due 2004 (the "Exchange Notes") for an equal principal amount of its outstanding 12 1/4% Series A Senior Notes due 2004 (the "Outstanding Notes" and, together with the Exchange Notes, the "Notes"), in integral multiples of $1,000. The Exchange Notes will be the general unsecured obligations of the Company and will rank pari passu in right of payment with all existing and future unsecured indebtedness and other senior unsecured obligations of the Company, and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Exchange Notes will be unconditionally guaranteed, on a senior unsecured basis, by all existing subsidiaries of the Company. The Exchange Notes are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Outstanding Notes for which they may be exchanged pursuant to this Exchange Offer, except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except for certain interest provisions relating to such rights. The Outstanding Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of September 9, 1997 (the "Indenture"), among the Company, Gothic Energy of Texas, Inc. ("Gothic of Texas") and Gothic Gas Corporation ("Gothic Gas"), and The Bank of New York, as trustee (the "Trustee"). See "Description of the Exchange Notes." There will be no proceeds to the Company from this offering; however, pursuant to a Registration Rights Agreement dated as of September 9, 1997 (the "Registration Rights Agreement") among the Company, Gothic of Texas and Gothic Gas, and the Initial Purchasers (as defined herein) of the Outstanding Notes, the Company will bear certain offering expenses.

  SEE "RISK FACTORS" ON PAGE 16 FOR A DISCUSSION OF CERTAIN RISKS TO BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND IN EVALUATING AN INVESTMENT IN THE EXCHANGE NOTES.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS OCTOBER  , 1997

  The Company will accept for exchange any and all validly tendered Outstanding Notes on or prior to 5:00PM, EST, on November , 1997 (the "Expiration Date"). Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00PM, EST, on the Expiration Date; otherwise such tenders are irrevocable. The Bank of New York is acting as Exchange Agent in connection with the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange, but is otherwise subject to certain customary conditions.

  The Exchange Notes will bear interest from the date of issuance (or the most recent Interest Payment Date (as defined) to which interest on such Exchange Notes has been paid), at a rate equal to 12 1/4% per annum and on the same terms as the Outstanding Notes. Interest on the Exchange Notes will be payable semiannually on March 1 and September 1 of each year commencing March 1, 1998. Accrued interest on the Outstanding Notes that are tendered in exchange for the Exchange Notes will be payable on or before March 1, 1998. Outstanding Notes that are accepted for exchange will cease to accrue interest on and after the date on which interest on the Exchange Notes will begin to accrue.

  The Outstanding Notes together with warrants (the "Warrants") to purchase shares of the Company's Common Stock (par value $0.01 per share) (the "Common Stock") were sold (the "Offering") by the Company on September 9, 1997 to the Initial Purchasers in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act. The Company sold to the Initial Purchasers $100,000,000 principal amount of Outstanding Notes and 1,400,000 Warrants in 100,000 units (the "Units") of securities, each Unit consisting of $1,000 principal amount of Outstanding Notes and 14 Warrants to purchase one share (the "Warrant Shares") of Common Stock at a price of $3.00 per share. The Notes and Warrants will become separately transferable on the Separation Date (as defined herein), which will occur prior to the Expiration Date. The Initial Purchasers subsequently placed the Units with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Units, Outstanding Notes and Warrants may not be re-offered, resold or otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement to file a registration statement with respect to the Outstanding Notes. The Company intends to file a separate registration statement for the purpose of satisfying its obligations under the Registration Rights Agreements with respect to the Warrants and the Warrant Shares. See "The Exchange Offer."

  Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to this Exchange Offer may be offered for resale, resold and otherwise transferred by a holder who is not an affiliate of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating in and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. Persons wishing to exchange Outstanding Notes in the Exchange Offer, must represent to the Company that such conditions have been met.

  Each broker/dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer (a "Participating Broker/Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The Letter of Transmittal for the Exchange Offer states that by so acknowledging and delivering a prospectus, a broker/dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker/dealer as a result of marketmaking activities or other trading activities. The Company has agreed to make this Prospectus available to any Participating Broker/Dealer for use in connection with any such resale for a period of up to one year from the date on which the registration statement, of which this Prospectus forms a part, is declared effective. See "Plan of Distribution."

  The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading on The Nasdaq Stock Market. The Initial Purchasers have advised the Company that they intend to make a market in the Exchange Notes; however, they are not obligated to do so and any market-making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

  Any Outstanding Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Outstanding Notes of other holders are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Outstanding Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Outstanding Notes will continue to be subject to the existing restrictions upon transfer thereof.

  The Company expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Exchange Note (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Exchange Note representing the Exchange Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by DTC and its participants. After the initial issuance of the Global Exchange Note, Exchange Notes in certificated form will be issued in exchange for the Global Exchange Note on the terms set forth in the Indenture. See "Description of Exchange Notes -- Global Exchange Note; Book-Entry Form."


  No dealer, salesperson or other person has been authorized to give information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Exchange Notes offered hereby nor does it constitute an offer to sell or the solicitation of an offer to buy any of the Exchange Notes to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission in Washington, DC, a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Company and the securities offered by this Prospectus. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information are available for inspection at, and copies of such materials may be obtained upon payment of the fees prescribed therefore by the rules and regulations of the Commission from the Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street N.W., Room 1024, Washington, DC 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Common Stock of the Company ("Common Stock") is traded on The Nasdaq SmallCap Market under the symbol GOTH, and such reports, proxy statements and other information may be inspected at the offices of The Nasdaq SmallCap Market, 1735 "K" Street Northwest, Washington, DC 20006.

  So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to the Trustee and the holders of the Notes. The Company has agreed that, even if it is entitled under the Exchange Act not to furnish such information to the Commission, it will nonetheless continue to furnish information that would be required to be furnished by the Company by
Section 13 of the Exchange Act to the Trustee and the holders of the Notes as if it were subject to such periodic reporting requirements.

  In addition, the Company has agreed that for so long as any of the Outstanding Notes are outstanding and are "restricted securities" within the meaning of Rule 144(a) (3) under the Securities Act, they will make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A (d) (4)
(i) under the Securities Act.

                     INFORMATION INCORPORATED BY REFERENCE

  The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, and Amendment number 1 thereto filed on April 30, 1997, and Amendment number 2 thereto filed on June 6, 1997, the Company's Quarterly Reports on Form 10-QSB for the periods ended March 31, 1997 and June 30, 1997, and the Company's Current Reports on Form 8-K dated May 16, 1996, Form 8-K/A filed on July 30, 1996, Form 8-K dated December 27, 1996, Form 8-K dated February 18, 1997, Form 8-K/A filed on June 6, 1997, Form 8-K dated April 16, 1997, Form 8-K dated June 30, 1997, Form 8-K dated September 9, 1997, and Form 8-K/A filed on October 3, 1997, and filed with the Commission pursuant to the Exchange Act, are incorporated by reference in this Prospectus.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the Registration Statement of which this Prospectus is a part with respect to registration of the Exchange Notes, shall be deemed to be incorporated by reference in this Prospectus and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or replaces such statement.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that are incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for copies of such material should be directed to Gothic Energy Corporation, 5727 South Lewis Avenue, Suite 700, Tulsa, Oklahoma 74105 (telephone (918) 749-5666).

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, financial statements and other data appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references throughout this Prospectus to "Gothic" or the "Company" are to Gothic Energy Corporation, and its subsidiaries. Unless otherwise indicated, all financial and quantitative information provided in this Prospectus on a "pro forma" basis gives effect, on the date and for the periods indicated, to certain acquisitions effected by the Company during 1996 and 1997, including the HS Acquisition, and the completion of the Offering and application of the estimated net proceeds therefrom. The estimated proved reserve information included in this Prospectus with respect to the Company and the HS Acquisition properties is based on a report by Lee Keeling and Associates, Inc., a summary of which is included as Annex A hereof. Certain terms relating to the oil and gas business are defined in the "Glossary."

                                  THE COMPANY

  The Company is an independent energy company primarily engaged in the acquisition, development, exploitation, exploration and production of oil and natural gas. In July 1994, certain members of the Company's current management, including the Company's Chairman and Chief Executive Officer, sold American Natural Energy Corporation (a publicly traded exploration and production company) and assumed operating control of the Company in November 1994. Thereafter, the new management team commenced oil and gas operations by implementing a business strategy emphasizing acquisitions of long-lived, proved producing properties with significant development and exploitation potential. As a result of this strategy, the Company has grown primarily through 13 acquisitions of producing properties for $97.9 million (including the HS Acquisition). The Company has grown from no oil and gas operations or reserves as of December 31, 1994 to having, on a pro forma basis, proved reserves of
139.4 Bcf of natural gas and 4,021 Mbbls of oil (163.5 Bcfe) with a PV-10 (as defined in the Glossary) of approximately $117.1 million as of June 30, 1997 on a pro forma basis. The Company is also engaged in natural gas gathering and transportation through its interest in a gas gathering system located in one of its core natural gas fields.

  The Company's oil and gas reserves and acreage are principally located in the Anadarko and Delaware/Permian basins, which are historically prolific basins with multiple producing horizons and long-lived reserves. These basins generally provide significant development and exploitation potential through low-risk infill drilling and the implementation of new workover, drilling and recompletion technologies. While continuing to pursue attractive acquisition opportunities, the Company has increased its focus on implementing a comprehensive development and exploitation program designed to increase oil and gas production, cash flow and net asset value by enhancing proved producing reserves and converting proved undeveloped reserves to proved producing reserves. The Company has identified over 130 development and exploitation projects within its properties. To date, the Company has not engaged in any material exploration activities but may devote a limited amount of capital in the future to pursue "controlled-risk" exploration opportunities.

  On a pro forma basis at June 30, 1997, the Company held an interest in approximately 294,000 gross acres (approximately 146,000 net acres) and had an interest in 1,026 wells (398 net wells). The Company serves as operator of 452 of the wells in which it has an interest. These operated wells account for approximately 69% of the PV-10 value of the Company's pro forma proved reserves as of June 30, 1997. The Company had estimated proved reserves of 163.5 Bcfe with a PV-10 of $117.1 million on a pro forma basis as of June 30, 1997. These reserves, of which 68% were classified as proved developed, had an estimated average reserve life of approximately 12 years and 85% were natural gas. In 1996, on a pro forma basis, the Company had revenues of $30.2 million and EBITDA (as defined in the Glossary) of $16.7 million. The Company, on a pro forma basis, had revenues of $14.5 million and EBITDA of $7.4 million for the six months ended June 30, 1997.

                               BUSINESS STRATEGY

  The Company's objective is to increase its reserves, production, cash flow and net asset value through a balanced growth strategy that includes (i) acquiring strategic oil and gas properties in a disciplined manner, (ii) developing and exploiting its properties and (iii) maintaining a low operating cost structure.

 . Strategic Acquisitions. The Company has a successful track record of increasing its reserves through acquisitions having added 184.9 Bcfe from 13 acquisitions, including the HS Acquisition, at a total acquisition cost of $97.9 million, or $0.53 per Mcfe. The Company utilizes a disciplined acquisition strategy, focusing its acquisition efforts on producing properties within strategic geographic basins or areas with (i) relatively long-lived production, (ii) quantifiable development and exploitation potential, (iii) historically low operating expenses or the potential to reduce operating expenses, (iv) close proximity to the Company's existing production or in areas where the Company has the ability to develop operating economies of scale and (v) geological, geophysical and other technical and operating characteristics with which management of the Company has expertise. The Company applies strict economic and reserve risk criteria in evaluating acquisitions of oil and gas properties and companies.

 . Development, Exploitation and Exploration. The Company seeks to maximize the value of its oil and gas properties through development drilling, workovers, recompletions, reductions in operating costs and enhanced operating efficiencies. The Company has identified over 130 development and exploitation projects within its properties, of which 82 have been assigned proved undeveloped reserves. The Company's 1997 and 1998 development drilling program includes plans to drill 52 wells after June 30, 1997, all of which are infill development wells on proved undeveloped locations. The Company expects to expend approximately $17.6 million on these wells. The Company also continually evaluates and pursues exploitation opportunities, including workover and recompletion projects. The Company expects it will expend approximately $2 million annually on these projects. The Company may devote a limited amount of capital in the future to pursue "controlled-risk" exploration opportunities by drilling on undeveloped acreage in areas in proximity to producing properties.

 . Maintain Low Cost Operations. The Company seeks to maintain low operating and general and administrative expenses per Mcfe through strategic acquisitions in the geographic areas where the Company has existing operations, by operating a major portion of its producing properties and by using contract personnel to assist with the exploitation and development of producing properties. The Company is able to directly control operating and drilling costs as the operator of wells comprising 69% of the PV-10 value of its pro forma proved reserves as of June 30, 1997. In addition, the Company has been able to reduce per unit operating costs by eliminating unnecessary field and corporate overhead costs and by divesting marginal and non-strategic properties with limited development potential. Through its efforts, the Company has reduced lease operating expenses 43% from $1.29 per Mcfe of production in 1995 on a historical basis to $0.74 per Mcfe for the six months ended June 30, 1997, on a pro forma basis. Further, the Company has decreased general and administrative expenses per Mcfe of production 81% from $1.15 per Mcfe to $0.22 per Mcfe over the same periods.

                              RECENT ACQUISITIONS

  Since the beginning of 1997, the Company has completed seven acquisitions of oil and gas properties at a total cost of $59.9 million.

  The HS Acquisition. On September 9, 1997, the Company acquired from two affiliates of HS Resources, Inc. ("HS") various working interests in a total of approximately 250 oil and gas producing wells located in

New Mexico and Oklahoma (the "HS Acquisition"). The purchase price for the properties (the "HS Properties") was $27.5 million, or $0.54 per Mcfe, plus the transfer of certain producing properties owned by the Company having a value of less than $1.0 million, subject to closing adjustments. The HS Acquisition had an effective date of July 1, 1997. The HS Acquisition added approximately 50.6 Bcfe of net proved reserves with a PV-10 of approximately $35.6 million to the Company's reserves as of June 30, 1997. The New Mexico properties acquired from HS consist of working interests in approximately 100 wells located in four fields in Chaves and Eddy counties in the Delaware/Permian basin. The Company operates 92 of these wells. The Company has identified 37 proved development drilling locations on these properties, as well as a number of behind pipe recompletion projects which it presently intends to pursue in 1998. The Oklahoma properties acquired from HS consist of working interests in approximately 150 wells located in various fields in the Anadarko Basin where the Company has other operations. The Company operates 50 of these wells.

  The Springer Field Acquisition. In February 1997, the Company acquired from three sellers for an aggregate purchase price of approximately $15.7 million (the "Springer Field Acquisition") non-operated interests in 13 oil and gas wells located in Carter County, Oklahoma and an approximately 55% interest in a related natural gas gathering and transportation system (the "Sycamore System"). The Springer Field Acquisition added 22.9 Bcfe of net proved reserves with a PV-10 of approximately $19.6 million as of June 30, 1997.

  The 1997 Horizon Acquisition. The Company also acquired in February 1997, from Horizon Gas Partners, L.P. and an affiliate (collectively, "Horizon"), various working and royalty interests in approximately 100 oil and gas wells located in Major and Blaine counties of Oklahoma for approximately $10.0 million (the "1997 Horizon Acquisition"). The 1997 Horizon Acquisition added approximately 13.8 Bcfe of net proved reserves with a PV-10 of approximately $11.3 million to the Company's reserves as of June 30, 1997.

  The Fina Acquisition. In May 1997, the Company purchased from Fina Oil and Chemical Company ("Fina") various working interests in 20 oil and gas wells located in Beaver County, Oklahoma and Clark County, Kansas (the "Fina Acquisition"). The purchase price was $3.3 million after reflecting closing adjustments. The Company operates all 20 producing wells. The Fina Acquisition added approximately 7.8 Bcfe of net proved reserves with a PV-10 of approximately $6.6 million to the Company's reserves as of June 30, 1997.

  The Kerr-McGee Acquisition. In August 1997, the Company acquired from Kerr-McGee Corporation ("Kerr-McGee") various working interests and royalty interests in 162 wells located in Canadian and Grady Counties, Oklahoma for $3.6 million in cash. The Company is the operator of 16 of these wells. The Kerr-McGee Acquisition added approximately 7.1 Bcfe of net proved reserves with a PV-10 of approximately $4.6 million to the Company's reserves as of June 30, 1997.

  Collectively, the Springer Field Acquisition, the 1997 Horizon Acquisition, the Fina Acquisition and the Kerr-McGee Acquisition are referred to herein as the "1997 Acquisitions."

                               THE EXCHANGE OFFER

The Outstanding Notes.......  The Outstanding Notes, together with the
                              Warrants, were sold by the Company on September 9, 1997, to Oppenheimer & Co., Inc., Banc- One Capital Corporation, and Paribas Corporation (collectively, the "Initial Purchasers") pursuant to a Purchase Agreement dated September 9, 1997 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Outstanding Notes, together with the Warrants, to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Registration Requirements...  Pursuant to the Purchase Agreement, the Company,
                              Gothic of Texas and Gothic Gas and the Initial Purchasers entered into a Registration Rights Agreement dated September 9, 1997 (the "Registration Rights Agreement"), which grants the holders of the Outstanding Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights, which terminate upon the consummation of the Exchange Offer. If applicable law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, the Company has agreed to file a shelf registration (the "Shelf Registration Statement") covering resales of the Outstanding Notes. See "The Exchange Offer-- Resale of Exchange Notes" and "--Shelf Registration Statement."

The Exchange Offer..........  The Company is offering to exchange $1,000 principal amount of the Exchange Notes for each $1,000 principal amount of Outstanding Notes. As of the date hereof, $100,000,000 aggregate principal amount of Outstanding Notes are outstanding. The Company will issue the Exchange Notes to tendering holders on November , 1997 (the "Exchange Date").

                              Based on an interpretation of the staff of the Commission set forth in no action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                              Each Participating Broker/Dealer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The Letter of Transmittal for the Exchange Offer states that by so acknowledging and by delivering a prospectus, a broker/dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker/dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker/dealer as a result of market-making activities or other trading activities. The Company has agreed to make this Prospectus available to any Participating Broker/Dealer for use in connection with any such resale for a period of up to one year from the date the registration statement, of which this Prospectus forms a part, is declared effective. See "Plan of Distribution."

                              Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available April 13,
                              1989) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date.............  5:00PM, EST, on November  , 1997

Interest on the Notes.......  The Exchange Notes will bear interest from the date of issuance of the Exchange Notes. Interest on the Outstanding Notes that are tendered in exchange for the Exchange Notes that has accrued from September 9, 1997, the date of issuance of the Outstanding Notes, through the Exchange Date will be payable on or before March 1, 1998.


Procedures for Tendering
 Outstanding Notes..........  Each holder of Outstanding Notes wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Outstanding Notes and any other required documentation to the Exchange Agent at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the holder or the person receiving such Exchange Notes, whether or not such person is the holder, is acquiring the Exchange Notes in the ordinary course of business and that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes. In lieu of physical delivery of the certificates representing Outstanding Notes, tendering holders may transfer Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer--Procedures for Tendering."

Special Procedures for
 Beneficial Owners..........  Any beneficial owner whose Outstanding Notes are registered in the name of a broker/dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf.

                              If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
Guaranteed Delivery
 Procedures.................  Holders of Outstanding Notes who wish to tender their Outstanding Notes and whose Outstanding Notes are not immediately available or who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Outstanding Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Right............  Tenders may be withdrawn at any time prior to
                              5:00PM, EST, on the Expiration Date pursuant to the procedures described under "The Exchange Offer--Withdrawal of Tenders."

Acceptance of Outstanding
 Notes and Delivery of
 Exchange Notes.............  Subject to certain conditions, the Company will accept for exchange any and all Outstanding Notes that are properly tendered in the Exchange Offer prior to 5:00PM, EST, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the Exchange Date. See "The Exchange Offer --Terms of the Exchange Offer."

Federal Income Tax
 Consequences...............  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Consequences."


Effect on Holders of
 Outstanding Notes..........  As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement, and, with certain exceptions noted below, holders of Outstanding Notes who do not tender their Outstanding Notes will not have any further registration rights under the Registration Rights Agreement or otherwise. Such holders will continue to hold the untendered Outstanding Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer. All untendered Outstanding Notes will continue to be subject to certain restrictions on transfer. Accordingly, if any Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market of the untendered Outstanding Notes could be adversely affected. See "Risk Factors--Exchange Offer Procedures."

Exchange Agent..............  The Bank of New York.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

Securities Offered..........  $100,000,000 aggregate principal amount of 12
                              1/4% Senior Notes due 2004.

Maturity Date...............  September 1, 2004.

Interest Payment Dates......  March 1 and September 1 of each year, commencing
                              March 1, 1998.

Optional Redemption with
 Equity Offering Proceeds...  The Company may, at its option, redeem prior to
                              September 1, 1998 up to $25 million aggregate principal amount of the Notes at 112.25% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, from the net proceeds of one or more Equity Offerings, provided that at least $75 million aggregate principal amount of the Notes remains outstanding following such redemption. See "Description of Exchange Notes--Optional Redemption with Equity Offering Proceeds."

Mandatory Redemption........  None, except as set forth below under "Change of
                              Control Offer."

Ranking.....................  The Exchange Notes will be the general unsecured obligations of the Company ranking pari passu in right of payment with all existing and future senior unsecured indebtedness and other senior obligations of the Company, and senior in right of payment to all existing and future subordinated indebtedness of the Company. As of June 30, 1997, on a pro forma basis after giving effect to the Offering and the application of the proceeds therefrom, the Company had no indebtedness outstanding that effectively would rank senior to the Exchange Notes, and no other indebtedness other than the Notes. Subject to certain limitations set forth in the Indenture, the Company may incur additional senior indebtedness and other indebtedness. See "Description of the Exchange Notes--Ranking."

Guarantee...................  The Exchange Notes will be unconditionally guaranteed on a senior unsecured basis (the
                              "Guarantee") by each of Gothic of Texas and Gothic Gas (herein Gothic of Texas and Gothic Gas are collectively referred to as the "Guarantors") which are wholly owned subsidiaries of the Company. Such Guarantees are the general unsecured senior obligation of the Guarantors, ranking pari passu in right of payment with all existing and future senior unsecured indebtedness of the Guarantors, and senior in right of payment to all future subordinated indebtedness of the Guarantors. See "Description of the Exchange Notes--Guarantees."

Change of Control Offer.....  Upon a Change of Control (as defined), the
                              Company will be required, subject to certain conditions, to offer to repurchase all outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of the Exchange Notes--Change of Control."

Certain Covenants...........  The Indenture contains certain covenants, including, but not limited to, covenants limiting the Company, and its Restricted Subsidiaries with respect to the following: (i) asset sales; (ii) restricted payments; (iii) the incurrence of additional indebtedness and the issuance of certain redeemable preferred stock; (iv) liens;
                              (v) sale and leaseback transactions; (vi) lines of business; (vii) dividend and other payment restrictions affecting subsidiaries; (viii) mergers and consolidations; (ix) transactions with affiliates; and (x) the filing of certain periodic reports. See "Description of the Exchange Notes--Certain Covenants."

                                  RISK FACTORS

  For a discussion of certain risks that should be considered in connection with the Exchange Offer and in evaluating an investment in the Exchange Notes, see "Risk Factors."

                  SUMMARY HISTORICAL AND PRO FORMA FINANCIAL,
                 OPERATING AND OIL AND NATURAL GAS RESERVE DATA

  The summary historical financial information presented below has been derived from the financial statements of the Company for each of the two years ended December 31, 1996 and from the unaudited financial statements of the Company for the six months ended June 30, 1996 and 1997. The pro forma financial information gives effect to the 1996 Acquisitions, the 1997 Acquisitions, the HS Acquisition and the application of the estimated net proceeds from the Offering. The historical financial data should be read in conjunction with the financial statements and the related notes thereto of the Company included elsewhere in this Prospectus. The summary pro forma combined financial information presented below should be read in conjunction with the Pro Forma Combined Condensed Financial Statements and the historical consolidated financial statements of the Company and notes thereto. The pro forma combined financial data are not necessarily indicative of the operating results or financial position that would have been achieved had the transactions to which they give pro forma effect been effective at the date or during the periods presented or of the results that may be obtained in the future. The reserve data set forth below is presented as of December 31, 1995, December 31, 1996 and June 30, 1997. The pro forma reserve data give effect to the HS Acquisition and the Kerr-McGee Acquisition.

                            YEAR ENDED DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                         ------------------------------- -------------------------------
                           HISTORICAL      PRO FORMA (1)   HISTORICAL      PRO FORMA (1)
                         ----------------  ------------- ----------------  -------------
                          1995     1996        1996       1996     1997        1997
                         -------  -------  ------------- -------  -------  -------------
                          (DOLLARS IN THOUSANDS, EXCEPT WHERE OTHERWISE SPECIFIED)
STATEMENT OF OPERATIONS
 DATA:
Total revenue........... $ 2,038  $11,515     $30,231    $ 4,859  $10,855     $14,500
Operating expense(2)....   1,203    4,807      11,730      2,060    4,964       6,051
Depreciation, depletion
 and amortization.......     882    2,856       7,792      1,587    2,673       3,449
General and
 administrative
 expense................   1,010    1,781       1,781        818    1,041       1,041
Interest expense........   1,627    1,529      13,627        649    2,926       6,814
Preferred stock
 dividends..............     --     1,173       1,173        533      196         196
Loss applicable to
 common stock before
 extraordinary item.....  (7,583)  (2,688)     (7,929)    (2,845)    (945)     (3,051)
OTHER FINANCIAL DATA:
EBITDA(3)............... $  (175) $ 4,927     $16,720    $ 1,981  $ 4,850     $ 7,408
Ratio of EBITDA to
 interest
 expense(3).............     --       3.2x        1.2x       3.1x     1.7x        1.1x
Ratio of EBITDA to
 interest expense and
 preferred
 dividends(3)...........     --       1.8x        1.1x       1.7x     1.6x        1.1x
Ratio of earnings to
 fixed charges and
 preferred
 dividends(4)...........     --       --          0.3x       --       0.7x        0.6x
Net cash provided by
 (used in) operating
 activities............. $   113  $ 2,596         N/A    $  (407) $ 2,937         N/A

                                                      AS OF JUNE 30, 1997
                                                     -------------------------
                                                     HISTORICAL    PRO FORMA
                                                     -----------   -----------
                                                     (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........................  $       304  $    15,727
Working capital (deficit)...........................      (20,017)      14,798
Total assets........................................       72,249      119,512
Total debt..........................................       49,096       98,810
Stockholders' equity................................       15,303       15,683
ACNTA(5)............................................          --       138,949
Ratio of ACNTA to total debt(5).....................          --           1.4x

                           YEAR ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                         --------------------------- ---------------------------
                          HISTORICAL   PRO FORMA (1)  HISTORICAL   PRO FORMA (1)
                         ------------- ------------- ------------- -------------
                          1995   1996      1996       1996   1997      1997
                         ------ ------ ------------- ------ ------ -------------
OPERATING DATA:
Production:
  Oil (Mbbls)...........     74    164       264         83     76       114
  Natural gas (Mmcf)....    434  3,404     9,205      1,400  2,932     3,993
  Natural gas equivalent
   (Mmcfe)..............    878  4,388    10,789      1,898  3,388     4,677
Average sales prices:
  Oil (per Bbl)......... $17.25 $21.27    $20.90     $19.06 $21.59    $21.52
  Natural gas (per
   Mcf).................   1.41   2.03      2.44       1.98   2.11      2.20
  Natural gas equivalent
   (per Mcfe)...........   2.16   2.37      2.60       2.29   2.37      2.40
Unit economics ($ per
 Mcfe):
  Lease operating ex-
   pense(6)............. $ 1.29 $ 0.85    $ 0.62     $ 0.83 $ 0.76    $ 0.74
  General and adminis-
   trative expense......   1.15   0.41      0.17       0.43   0.31      0.22
  Depreciation,
   depletion and
   amortization.........   1.00   0.65      0.72       0.84   0.79      0.74

                                       AS OF DECEMBER 31,
                                       -------------------
                                           HISTORICAL       AS OF JUNE 30, 1997
                                       -------------------  -------------------
                                         1995      1996          PRO FORMA
                                       --------- ---------  -------------------
PROVED RESERVE DATA (7):
  Oil (Mbbls).........................      711      1,158          4,021
  Natural gas (Mmcf)..................   18,698     64,534        139,370
  Total proved reserves (Mmcfe).......   22,964     71,482        163,496
  % Natural gas (Mcfe basis)..........       81%        90%            85%
  Proved developed reserves (Mmcfe)...    8,945     54,295        111,170
  % Proved developed (Mcfe basis).....       39%        76%            68%
  Estimated future net cash flows
   before income taxes
   ($ in thousands)................... $ 16,148  $ 115,545       $221,194
  PV-10 ($ in thousands)(8)...........    8,213     67,087        117,094
  Standardized Measure ($ in thou-
   sands).............................    8,179     49,083         92,269

--------
(1) The pro forma statement of operations data, other financial data and operating data have been prepared as if the 1996 Acquisitions and the 1997 Acquisitions had been consummated on January 1, 1996. The pro forma data further reflect the HS Acquisition and the pro forma effects of the Offering, including the application of the estimated net proceeds therefrom as if such transactions had been consummated on January 1, 1996. The pro forma balance sheet data have been prepared as if the Kerr-McGee Acquisition, the HS Acquisition and the Offering and the application of the estimated net proceeds therefrom had been consummated on June 30, 1997.

(2) Consists of lease operating expense, production taxes and processing expenses.
(3) See the Glossary included elsewhere in this Prospectus for the definition of EBITDA. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. The Company has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining the Company's historical ability to service its indebtedness; however, this measure may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles as an indicator of the Company's operating performance or liquidity.
(4) For the purpose of calculating the ratio of earnings to fixed charges and preferred dividends, fixed charges consist of interest expense, the amortization of debt discount and financing costs and preferred dividends. Earnings consist of income before extraordinary items and income taxes plus fixed charges which includes preferred stock dividend requirements. The Company did not incur income tax expense for all periods presented due to losses or being able to utilize net operating loss carry forwards to offset income taxes and, accordingly, the preferred stock dividends were not adjusted for imputed income taxes. The Company's historical earnings were insufficient to cover fixed charges by $7.6 million and $5.7 million for the years ended December 31, 1995 and 1996, respectively and by $5.8 million and $945,000 for the six months ended June 30, 1996 and 1997 respectively. Pro forma earnings were insufficient to cover fixed charges by $10.9 million for the year ended December 31, 1996 and by $3.1 million for the six months ended June 30, 1997.
(5) ACNTA means Adjusted Consolidated Net Tangible Assets as defined in the Indenture. See "Description of the Notes -- Certain Definitions."
(6) Lease operating expense per Mcfe includes production taxes and is net of well operator overhead reimbursements billed to working interest owners which is recorded as well operations revenue.
(7) Represents proved reserves based on estimates prepared by Lee Keeling and Associates, Inc. as of December 31, 1996 (as to properties comprising approximately 88% of the PV-10 of total proved reserves and by Company personnel with respect to the remainder) and June 30, 1997 (as to properties comprising approximately 95% of the PV-10 of total proved reserves and by Company personnel with respect to the remainder) and by Company personnel with respect to proved reserves at December 31, 1995. Prices used in calculating future net revenue of proved reserves and related PV-10 were $24.20 per barrel of oil and $2.65 per Mcf of natural gas for proved reserves as of December 31, 1996, and $19.08 per barrel of oil and $1.97 per Mcf of natural gas for proved reserves as of June 30, 1997. The foregoing natural gas prices reflect price hedging in effect on such dates. See "Business and Properties -- Oil and Natural Gas Reserves."
(8) The Company believes that PV-10, while not determined in accordance with generally accepted accounting principles, is an important financial measure used by investors in independent oil and natural gas producing companies for evaluating the relative significance of oil and natural gas properties and acquisitions. PV-10 should not be construed as an alternative to Standardized Measure, as determined in accordance with generally accepted accounting principles.

                                 RISK FACTORS

  In addition to the other information set forth elsewhere in this Prospectus, the following factors relating to the Company and the Offering should be considered by prospective investors when evaluating an investment in the Exchange Notes offered hereby.

EXCHANGE OFFER PROCEDURES

  Issuance of the Exchange Notes in exchange for Outstanding Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Outstanding Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Outstanding Notes desiring to tender such Outstanding Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange. Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. Upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Outstanding Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any sale of such Exchange Notes. See "Plan of Distribution." To the extent that some of the Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Outstanding Notes could be adversely affected. See "The Exchange Offer."

SUBSTANTIAL INDEBTEDNESS

  At June 30, 1997, on a pro forma basis, after giving effect to the HS Acquisition and the sale of the Units and the application of the proceeds therefrom, the Company and its Subsidiaries would have had $100.0 million (less a $1.2 million original issue discount) of indebtedness as compared to the Company's stockholders' equity of $15.7 million. See "Use of Proceeds" and "Capitalization." The Company expects to incur additional indebtedness under the Amended Credit Facility. See "Description of Amended Credit Facility" and "Description of the Notes -- Certain Covenants."

  This level of indebtedness may pose substantial risks to holders of the Notes, including the possibility that the Company might not generate sufficient cash flow to pay the principal of and interest on the Notes and its other obligations. If the Company is unsuccessful in increasing its proved reserves or realizing production from its proved undeveloped reserves, the future net revenue from existing proved reserves may not be sufficient to pay the principal of and interest on the Notes in accordance with their terms. Such indebtedness may also adversely affect the Company's ability to finance its future operations and capital needs, and may limit its ability to pursue other business opportunities.

VOLATILITY OF OIL AND NATURAL GAS PRICES AND MARKETS

  The Company's profitability, cash flow and ability to service debt, will be substantially dependent on prevailing prices for oil and natural gas. The amounts of and prices obtainable for the Company's oil and natural gas production will be affected by market factors beyond the Company's control. Such factors include the extent of domestic production, the level of imports of foreign oil and natural gas, the general level of market demand on a regional, national and worldwide basis, domestic and foreign economic conditions that determine levels of industrial production, political events in foreign oil producing regions, and variations in governmental regulations and tax laws or the imposition of new governmental requirements upon the oil and natural gas industry. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. A substantial and prolonged decline in oil and natural gas prices could have a material adverse effect upon the Company, including the inability of the Company to fund planned operations and capital expenditures, write-downs of the carrying value of its oil and natural gas properties, and the Company's inability to meet debt service requirements resulting in defaults under bank loans. In addition, the marketability of the Company's production will depend in part upon the availability, proximity and capacity of gathering systems, pipelines and processing facilities.

  The historical production revenues of the Company include the effect of significant gas hedging transactions. In the second half of 1996, approximately 45% of the Company's gas production was subject to price hedging transactions. As of June 30, 1997 the Company had price hedging positions with respect to 15.0 Mmcf per day of natural gas production, all of which expire in 1997. Certain of these hedging positions were required under the terms of the Credit Facility. The Company is not required to maintain price hedging positions under the Amended Credit Facility. While the Company may in the future continue to hedge a portion of its production against price changes, a reduction in hedging activity will subject the Company to more significant fluctuation in production revenues resulting from price volatility.

ABILITY TO MANAGE GROWTH

  Although individual members of management have significant experience in the oil and gas industry, the Company has been engaged in the oil and gas business for less than three years. The Company's oil and gas operations to date have focused on the acquisition of producing oil and gas properties. Development activity has been limited to the drilling of two development wells through the first quarter of 1997. The Company's business plan and reserve reports include the drilling of 52 development wells over the eighteen months following June 30, 1997. While the Company believes that it can manage its continued acquisition and expanded development activities with the use of current employees and outside contractors and consultants, the dramatic increase in Company operations may require the addition of personnel in the future. The increased scope of operations will present challenges to the Company due to increased management time and resources required.

REPLACEMENT OF RESERVES

  The Company's success will be substantially dependent on its ability to replace and expand its oil and natural gas reserves through the acquisition of producing properties and exploitation and development of oil and natural gas reserves, which activities involve substantial risks. Without successful acquisition or drilling ventures, the Company will be unable to replace the reserves being depleted by production, and its assets and revenues, including the reserves, will decline. There can be no assurance that the Company's acquisition and development activities will result in the replacement of, or additions to, the Company's reserves. Similarly, there can be no assurance that the Company will have sufficient capital to engage in its acquisition or development activities. Successful acquisition of producing properties generally requires accurate assessments of recoverable reserves, future oil and natural gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact, and as estimates their accuracy is inherently uncertain.

UNCERTAINTY OF ESTIMATES OF RESERVES AND FUTURE NET REVENUES; SIGNIFICANT UNDEVELOPED RESERVES

  There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond the control of the Company. The reserve information set forth in this Prospectus represents estimates based on reports prepared by the Company's independent petroleum engineers, as well as internally generated reports. Petroleum engineering is not an exact science. Information relating to proved oil and natural gas reserves is based upon engineering estimates derived after analysis of information furnished by the Company or the operator of the property. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and natural gas prices, future operating costs, severance and excise taxes, capital expenditures and workover and remedial costs, all of which may in fact vary considerably from actual results. Oil and gas prices, which fluctuate over time, may also affect proved reserve estimates. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material. Approximately 32% of the Company's pro forma estimated proved reserves as of June 30, 1997 are classified as undeveloped. Either inaccuracies in estimates of proved undeveloped reserves or the inability to fund development could result in substantially reduced reserves. In addition, the timing of receipt of estimated future net revenues from proved undeveloped reserves will be dependent upon the timing and implementation of drilling and development activities estimated by the Company for purposes of the reserve report. See "Business and Properties -- Oil and Natural Gas Reserves."

FUTURE CAPITAL REQUIREMENTS

  The Company has made, and will continue to make, substantial capital expenditures for acquisition, development and production of oil and natural gas reserves, particularly since a substantial portion of the proved reserves of the Company consist of proved undeveloped reserves, which require substantial capital expenditures to prove and develop. The Company has budgeted capital expenditures of approximately $6.5 million for the six months ending December 31, 1997 and approximately $11.3 million for the year ending December 31, 1998. The Company is not contractually committed to expend these funds. The Company currently expects that available cash, cash flows from operations, proceeds from the Offering, available borrowings under the Amended Credit Facility and sales of certain oil and gas properties will be sufficient to fund debt service requirements and planned capital expenditures for its existing properties through 1997 and 1998. However, the Company may need to raise additional capital to fund acquisitions and the development thereof which may not be available to the Company in the future.

  The Company may seek additional capital, if required, from traditional reserve base borrowing, equity and debt offerings or joint ventures to further develop and exploit its properties and to acquire additional properties, subject to the limitations contained in the Indenture and the Amended Credit Facility. In this regard, it is expected that the limitations under the Indenture will restrict borrowings under the Amended Credit Facility to $30 million for the foreseeable future. The Company's ability to access additional capital will depend on its continued success in developing its oil and natural gas reserves and the status of the capital markets at the time such capital is sought. Accordingly, there can be no assurance that capital will be available to the Company from any source or that, if available, it will be at prices or on terms acceptable to the Company. Should the Company be unable to access the capital markets or should sufficient capital not be available, the development and exploitation of the Company's properties could be delayed or reduced and, accordingly, oil and natural gas revenues and operating results may be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RELIANCE ON KEY PERSONNEL

  The Company is dependent upon the services of its Chief Executive Officer and President, Michael Paulk, and Vice President of Corporate Development, John Rainwater. The loss of their services could have a material adverse effect upon the Company. The Company has entered into employment agreements with each of Messrs. Paulk and Rainwater, expiring on December 31, 1999. The Company has obtained a policy of life insurance on Mr. Paulk in the amount of $1.0 million, naming the Company as beneficiary. See "Management -- Employment Agreements."

RANKING OF THE NOTES; EFFECTIVE SUBORDINATION

  The Exchange Notes will be general unsecured obligations of the Company ranking pari passu in right of payment with any of the Outstanding Notes remaining outstanding after the Exchange Offer and with all existing and future senior unsecured indebtedness and other senior unsecured obligations of the Company. Holders of secured indebtedness of the Company and its subsidiaries, including the Amended Credit Facility, however, will have claims with respect to the assets constituting collateral for such indebtedness that are prior to the claims of holders of the Notes. The obligations of the Company under the Amended Credit Facility will be secured by substantially all of the oil and natural gas properties of the Company.

  In the event of a default on the Notes, or a bankruptcy, liquidation or reorganization of the Company, such assets will be available to satisfy obligations with respect to the indebtedness secured thereby before any payment therefrom could be made on the Notes. Accordingly, the Notes will be effectively subordinated to claims of secured creditors of the Company or its subsidiaries to the extent of such pledged collateral. At June 30, 1997, after giving pro forma effect to the HS Acquisition and the Offering and the application of estimated net proceeds therefrom, the Company would have had no indebtedness outstanding that would rank senior to the Notes in right of payment. The Indenture permits indebtedness under any bank credit facility including the Amended Credit Facility to be secured by Liens, provided such indebtedness is incurred in accordance with the limitations under the Indenture. The limitations contained in the Indenture will initially limit the Company's borrowing under the Amended Credit Facility to $30.0 million.

  The Indenture will provide that the Notes will be guaranteed by the Company's Subsidiaries. Although the Subsidiary Guarantees provide the Note holders with a direct claim against such Subsidiaries, enforcement of the Subsidiary Guarantees against any existing or future Subsidiaries would be subject to certain defenses available to guarantors generally, and would also be subject to certain defenses available to the Company regarding enforcement of the Notes. See "-- Fraudulent Conveyance." Although the Indenture contains waivers of most of those defenses, one or more of such waivers may not be enforced by a court in a particular case. To the extent that the Subsidiary Guarantees are not enforceable, the Notes would be effectively subordinated to all liabilities of the Company's subsidiaries, including other senior indebtedness, subordinated indebtedness and trade payables of such Subsidiaries. Also, substantially all of the oil and gas properties of the Company's subsidiaries will be pledged to secure indebtedness under the Amended Credit Facility.

RESTRICTIONS IMPOSED BY LENDERS

  The instruments governing the indebtedness of the Company impose significant operating and financial restrictions on the Company. Such restrictions will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, sell assets or engage in mergers or acquisitions. These restrictions could also limit the ability of the Company to effect future financings, make needed capital expenditures, withstand a future downturn in the Company's business or the economy in general, or otherwise conduct necessary corporate activities. A failure by the Company to comply with these restrictions could lead to a default under the terms of such indebtedness and the Notes. In the event of default, the holders of such indebtedness could elect to declare all of the funds borrowed pursuant thereto to be due and payable together with accrued and unpaid interest. In such event, there can be no assurance that the Company would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. Even if additional financing could be obtained, there can be no assurance that it would be on terms that are favorable or acceptable to the Company. In addition, the Company's indebtedness under the Amended Credit Facility is secured by substantially all of the assets of the Company. The pledge of such collateral to existing lenders could impair the Company's ability to obtain favorable financing. See "Description of Amended Credit Facility."

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

  Under the Indenture, the Company must offer to repurchase the Notes upon the occurrence of certain events. In the event of a Change of Control (as defined in the Indenture) the Company must offer to repurchase all Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of the Notes -- Change of Control."

  Prior to repurchasing such Notes, the Company may be required to (i) repay all or a portion of indebtedness under the Amended Credit Facility or (ii) obtain any requisite consent to permit the repurchase. If the Company is unable to repay all of such indebtedness or is unable to obtain the necessary consents, then the Company will be unable to offer to purchase the Notes and such failure will constitute an Event of Default under the Indenture. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) as described above.

  The events that constitute a Change of Control under the Indenture may also be events of default under the Amended Credit Facility or other senior indebtedness of the Company. Such events may permit the lenders under such debt instruments, to accelerate the debt and if the debt is not paid, to enforce security interests on, or commence litigation which could ultimately result in a sale of, substantially all the assets of the Company. thereby limiting the Company's ability to raise cash to repurchase the Notes and reducing the practical benefit of the offer to purchase provisions to the holders of the Notes. See "Description of Amended Credit Facility."

FRAUDULENT CONVEYANCE

  The Outstanding Notes are and the Exchange Notes will be initially guaranteed by the two existing subsidiaries of the Company (the "Guarantors"). Various fraudulent conveyance laws enacted for the protection of creditors may apply to a Guarantor's issuance of a Guarantee or to any other future Subsidiary of the Company that guarantees the Notes. To the extent that a court were to find that (x) a Guarantee was incurred by a Guarantor with intent to hinder, delay or defraud any present or future creditor or the Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) a Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and such Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could refuse to enforce or subordinate such Guarantee in favor of the Guarantor's creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by a Guarantor as a result of the issuance by the Company of the Notes. The Indenture contains a provision which generally limits the obligations of each Guarantor under its Guarantee to the maximum amount as will, after giving effect to all of the liabilities of such Guarantor, result in such obligations not constituting a fraudulent conveyance. To the extent a Guarantee of any Guarantor was avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would cease to have any claim against such Guarantor and would be creditors solely of the Company and any Guarantor whose Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided portions of any of the Guarantees.

  The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally, however, a Guarantor may be considered insolvent if the sum of its debts, including contingent liabilities, was greater than the fair marketable value of all of its assets at a fair valuation or if the present fair marketable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

  Based upon financial and other information, the Company and the Guarantors believe that the Guarantees are being incurred for proper purposes and in good faith and that the Company and each of the Guarantors is solvent and will continue to be solvent after issuing its Guarantee, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such standards would agree with the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --
 Liquidity and Capital Resources" and "Description of the Notes --
 Guarantees."

ABSENCE OF A PUBLIC MARKET FOR THE NOTES

  The Outstanding Notes have not been registered under the Securities Act and are subject to significant restrictions on resale. The Exchange Notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, the ability of the holders of Exchange Notes to sell their Exchange Notes or the price at which holders would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among others, prevailing interest rates, the Company's operating results and the market for similar securities. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange. While an application to have the Exchange Notes accepted for trading in the PORTAL market will be made, there can be no assurance that an active trading market for the Exchange Notes will develop on the PORTAL market or elsewhere. The Initial Purchasers have informed the Company that following the completion of the Exchange Offer they currently intend to make a market for the Exchange Notes. However, they are not so obligated, and any such market making may be discontinued at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer or the pendency of a shelf registration statement. See "Plan of Distribution."

OPERATING HAZARDS AND UNINSURED RISKS

  In addition to the substantial risk that wells drilled will not be productive, hazards such as unusual or unexpected geologic formations, pressures, downhole fires, mechanical failures, blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, pollution and other physical and environmental risks are inherent in oil and natural gas exploration and production. These hazards could result in substantial losses to the Company due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. The Company carries insurance which it believes is in accordance with customary industry practices, but, as is common in the oil and natural gas industry, the Company does not fully insure against all risks associated with its business either because such insurance is not available or because the cost thereof is considered prohibitive. See "Business and Properties -- Operational Hazards and Insurance."

GOVERNMENTAL REGULATION

  The Company's operations are affected by extensive regulation pursuant to various federal, state and local laws and regulations relating to the exploration for and development, production, gathering and marketing of oil and natural gas and the release of material into the environment or otherwise relating to protection of the environment. In particular, the Company's oil and natural gas exploration, development and production, and its activities in connection with storage and transportation of liquid hydrocarbons are subject to stringent environmental regulation by governmental authorities. Such regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning oil and natural gas wells and other related facilities.

  Although the Company believes that its operations are in general compliance with all such laws and regulations, including applicable environmental laws and regulations, risks of substantial costs and liabilities are inherent in oil and natural gas operations, and there can be no assurance that significant costs and liabilities will not be incurred in the future. Moreover, it is possible that other developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder, and claims for damages to property, employees, other persons and the environment resulting from the Company's operations, could result in substantial costs and liabilities in the future. See "Business and Properties -- Regulation."

COMPETITION

  The oil and natural gas industry is highly competitive. The Company will compete in acquisitions and the development, production and marketing of oil and natural gas with major oil companies, other independent oil and natural gas concerns, and individual producers and operators. Many of these competitors have substantially greater financial and other resources than the Company. Furthermore, the oil and natural gas industry competes with other industries in supplying the energy and fuel needs of industrial, commercial and other consumers. See "Business and Properties -- Competition."

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

  With the exception of historical matters, the matters discussed in this Offering Memorandum are "forward-looking statements" as defined under the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements under the following headings: "Prospectus Summary -- Business Strategy;" "Risk Factors -- Future Capital Requirements," "-- Uncertainty of Estimates of Reserves and Future Net Revenues; Significant Undeveloped Reserves," "-- Replacement of Reserves," "-- Volatility of Oil and Natural Gas Prices and Markets;" Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "--
 Changes in Prices and Inflation;" and "Business and Properties -- Business Strategy;" "-- Development and Exploitation," and "-- Exploration." Such forward-looking statements relate to the Company's capital requirements, business strategy, ability to attain and maintain profitability and cash flow, dependence upon the acquisition of and ability to acquire additional oil and gas properties or entering into joint oil and gas well development arrangements, access to debt and equity capital and availability of joint venture development arrangements, estimates as to its needs for additional capital and the times at which such additional capital will be required, expectations as to the sources of this capital and funds, ability to successfully implement its business strategy, ability to identify and integrate successfully any additional producing oil and gas properties it acquires and whether such properties can be operated profitably, ability to maintain compliance with covenants of its various loan documents and other agreements pursuant to which securities have been issued, ability to borrow funds or maintain levels of borrowing availability under credit arrangements, statements about proved reserves or borrowing availability based on proved reserves and future net cash flows and the present value thereof and Supplementary Oil and Gas Information in Note 10 to Notes to Consolidated Financial Statements. The Company cautions readers that various risk factors described in this Prospectus (see "Risk Factors") could cause the Company's operating results to differ materially from those expressed in any forward-looking statements made by the Company and could adversely affect the Company's ability to pursue its business strategy and repay the Notes.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Outstanding Notes together with the Warrants were sold by the Company on September 9, 1997, to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently placed the Outstanding Notes together with the Warrants with qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition of the purchase of the Outstanding Notes by the Initial Purchasers, the Company, Gothic of Texas and Gothic Gas entered into the Registration Rights Agreement with the Initial Purchasers, which requires, among other things, that the Company file with the Commission a registration statement under the Securities Act with respect to an offer by the Company to the holders of the Outstanding Notes to issue and deliver to such holders, in exchange for Outstanding Notes, a like principal amount of Exchange Notes. The Company is required to use its best efforts to cause the Registration Statement relating to the Exchange Offer to be declared effective by the Commission under the Securities Act and commence the Exchange Offer. The Exchange Notes are to be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the Outstanding Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Outstanding Notes validly tendered and not withdrawn prior to 5:00PM, EST, on the Expiration Date. On the Exchange Date, the Company will issue $1,000 principal amount of Exchange Notes in exchange for $1,000 principal amount of Outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Outstanding Notes pursuant to the Exchange Offer. However, Outstanding Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the Notes will not be entitled to certain rights under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the Indenture.

  As of the date of this Prospectus, $100,000,000 aggregate principal amount of the Outstanding Notes was outstanding and registered in the name of Cede & Co., as nominee for the Depository Trust Company. The Company has fixed the close of business on October , 1997, as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

  Holders of Outstanding Notes do not have any appraisal or dissenters' rights under the Oklahoma General Corporation Act or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1 thereunder.

  The Company shall be deemed to have accepted validly tendered Outstanding Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Exchange Notes from the Company.

  If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted

Outstanding Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest from the date of issuance of the Exchange Notes. Interest on the Outstanding Notes that are tendered in exchange for the Exchange Notes that has accrued from September 9, 1997, the date of issuance of the Outstanding Notes, through the Exchange Date will be payable on or before March 1, 1998. Interest on the Exchange Notes will be payable semi-annually on each March 1 and September 1, commencing March 1, 1998.

PROCEDURES FOR TENDERING

  Only a Holder of Outstanding Notes may tender such Outstanding Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Outstanding Notes and any other required documents, to the Exchange Agent prior to 5:00PM, EST, on the Expiration Date. The Company is not asking any Holder for a proxy, and no Holder is requested to send the Company a proxy. To be tendered effectively, the Outstanding Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00PM, EST, on the Expiration Date. Delivery of the Outstanding Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

  By executing the Letter of Transmittal, each Holder will make to the Company the representations set forth below in the second paragraph under the heading "--Resale of Exchange Notes."

  The tender by a Holder and the acceptance thereof by the Company will constitute agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf.

  Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution"),

  If the Letter of Transmittal is signed by a person other than the registered Holder of any Outstanding Notes listed therein, such Outstanding Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Outstanding Notes with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Exchange Notes at DTC (the "Book-Entry Transfer Facility") for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Outstanding Notes by causing such Book-Entry Transfer Facility to transfer such Outstanding Notes into the Exchange Agent's account with respect to the Outstanding Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Outstanding Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures; provided, however, that a participant in DTC's book-entry system may, in accordance with DTC's Automated Tender Offer Program procedures and in lieu of physical delivery to the Exchange Agent of a Letter of Transmittal, electronically acknowledge its receipt of, and agree to be bound by, the terms of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Outstanding Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available, (ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five Nasdaq Stock Market trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Outstanding Notes (or a confirmation of book-entry transfer of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Outstanding Notes in proper form for transfer (or a confirmation of book-entry transfer of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five Nasdaq Stock Market trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00PM, EST, on the Expiration Date.

  To withdraw a tender of Outstanding Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00PM, EST, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Outstanding Notes to be withdrawn (the "Depositor"), (ii) identify the Outstanding Notes to be withdrawn (including the certificate number(s) and principal amount of such Outstanding Notes, or, in the case of Outstanding Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited),
(iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Outstanding Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Outstanding Notes register the transfer of such Outstanding Notes into the name of the person withdrawing the tender, (iv) specify the name in which any such Outstanding Notes are to be registered, if different from that of the Depositor and (v) if applicable because the Outstanding Notes have been tendered pursuant to book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly retendered. Any Outstanding Notes which have been tendered but which are not accepted for exchange, will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

EXCHANGE AGENT

   The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

    By Registered or Certified Mail:
               The Bank of New York
               101 Barclay Street
               New York, New York 10286
               Attn: Reorganization Dept.


    By Overnight Mail or Hand:
               The Bank of New York
               101 Barclay Street
               Corporate Trust Services Window
               Ground Level
               New York, New York 10286
               Attn: Reorganization Dept.


    By Facsimile:
               The Bank of New York
               Attn: Reorganization Dept.
               (212) 815-6339
               Confirm by telephone
               (212) 815-6285

FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone, facsimile or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

  The Company will pay all transfer taxes, if any, applicable to the exchange of the Outstanding Notes pursuant to the Exchange Offer. If, however, certificates representing the Exchange Notes or the Outstanding Notes for the principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Outstanding Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes, which is face value less the unamortized original issue discount, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

  All of the Company's subsidiaries are wholly-owned and guarantee the Exchange Notes of the Company on a full, unconditional, and joint and several basis; therefore, the financial statements of the guarantor subsidiaries have been omitted.

RESALE OF EXCHANGE NOTES

  Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) and Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-B of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

  By tendering in the Exchange Offer, each Holder will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is a Holder, (ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iii) the Holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder incurring liability under the Securities Act for which such Holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each Holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company, will represent to the Company that such Holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

  As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

SHELF REGISTRATION STATEMENT

  If the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by any applicable law or applicable interpretation of the Commission or the staff of the Commission, the Company has agreed to file with the Commission and use its best efforts to have declared effective and keep continuously effective for up to two years a registration statement that would allow resales of Outstanding Notes owned by such holders.

OTHER

  Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Outstanding Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

  The Company may in the future seek to acquire untendered Outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Outstanding Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Outstanding Notes.

                                USE OF PROCEEDS

  This Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive Outstanding Notes in like principal amount, the form and terms of which are substantially similar to the form and terms of the Exchange Notes, except as otherwise described herein. The Outstanding Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company.

  The net proceeds to the Company from the Offering was approximately $95.7 million. Of the total net proceeds, the Company used approximately $48.0 million to repay borrowings under the Credit Facility, approximately $4.5 million to repay other indebtedness, approximately $27.5 million to consummate the HS Acquisition and the balance of $15.7 million was used for working capital. See "Description of Amended Credit Facility" and "Business and Properties--Acquisitions." Pending such use, the net proceeds have been deposited in interest bearing accounts or invested in short-term interest bearing instruments.

                                CAPITALIZATION

  The following table sets forth the cash and cash equivalents and the capitalization of the Company at June 30, 1997, on a historical basis and on a pro forma basis giving effect to the Kerr-McGee Acquisition, the HS Acquisition and the Offering and the application of the estimated net proceeds therefrom. The historical data should be read in conjunction with the historical financial statements of the Company included elsewhere herein. The pro forma data has been prepared on the basis described in the Pro Forma Combined Condensed Financial Statements included elsewhere herein.

                                                           AS OF JUNE 30, 1997
                                                           --------------------
                                                           HISTORICAL PRO FORMA
                                                           ---------- ---------
                                                              (IN THOUSANDS)
Cash and cash equivalents.................................  $    304  $ 15,727
                                                            ========  ========
Total debt, including current portion(1):
  Credit Facility(2)......................................  $ 44,596       --
  Amended Credit Facility(3)..............................       --        --
  12 1/4% Senior Notes due 2004(4)........................       --   $ 98,810
  Other debt..............................................     4,500       --
                                                            --------  --------
    Total debt............................................    49,096    98,810
Stockholders' equity(5):
  Preferred Stock, $.05 par value, 500,000 shares autho-
   rized, 4,490 shares 7 1/2% Cumulative Convertible Pre-
   ferred Stock issued and outstanding....................         1         1
  Common Stock, $.01 par value, 100,000,000 shares autho-
   rized, 13,606,511 shares issued and outstanding........       136       136
  Additional paid-in capital..............................    34,726    35,916
  Deficit.................................................   (19,560)  (20,370)
                                                            --------  --------
    Total stockholders' equity............................    15,303    15,683
                                                            --------  --------
    Total capitalization..................................  $ 64,399  $114,493
                                                            ========  ========

--------
(1) Includes the following current portions of long-term debt: Historical, $19.3 million; Pro Forma, $0 million.
(2) Subsequent to June 30, 1997, the Company borrowed an additional aggregate of approximately $3.9 million under the Credit Facility the proceeds from which were used to pay the purchase price for the Kerr-McGee Acquisition and drilling activities.
(3) For further discussion, see "Description of Amended Credit Facility" and
    Note 3 to the Consolidated Financial Statements of the Company, included elsewhere herein.
(4) Net of $1.2 million original issue discount. All of the Company's subsidiaries are wholly-owned and guarantee the Exchange Notes of the Company on a full, unconditional, and joint and several basis; therefore, the financial statements of the guarantor subsidiaries have been omitted.
(5) Excludes (i) the Common Stock issuable upon the exercise of the Warrants offered hereby, (ii) 9,004,531 shares of Common Stock, subject to anti-dilution adjustments, issuable upon the exercise of other outstanding warrants, and (iii) 1,555,000 shares issuable upon the exercise of outstanding options held by employees, officers and directors. See "Description of Capital Stock."

        SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

  The selected historical financial information presented below has been derived from the financial statements of the Company for each of the two years ended December 31, 1996 and from the unaudited financial statements of the Company for the six months ended June 30, 1996 and 1997. The pro forma financial information gives effect to the 1996 Acquisitions, the 1997 Acquisitions, the HS Acquisition and the application of the estimated net proceeds from the Offering. The historical financial data should be read in conjunction with the financial statements and the related notes thereto of the Company included elsewhere in this Prospectus. The summary pro forma combined financial information presented below should be read in conjunction with the Pro Forma Combined Condensed Financial Statements and the historical consolidated financial statements of the Company and notes thereto. The pro forma combined financial data are not necessarily indicative of the operating results or financial position that would have been achieved had the transactions to which they give pro forma effect been effective at the date or during the periods presented or of the results that may be obtained in the future. The reserve data set forth below is presented as of December 31, 1995, December 31, 1996 and June 30, 1997. The pro forma reserve data gives effect to the Kerr-McGee Acquisition as well as the HS Acquisition.

                                                                      SIX MONTHS
                              YEAR ENDED DECEMBER 31,               ENDED JUNE 30,
                          --------------------------------- ---------------------------------
                             HISTORICAL       PRO  FORMA(1)    HISTORICAL       PRO  FORMA(1)
                          ------------------  ------------- ------------------  -------------
                            1995      1996        1996        1996      1997        1997
                          --------  --------  ------------- --------  --------  -------------
                                 (IN THOUSANDS, EXCEPT WHERE OTHERWISE SPECIFIED)
STATEMENT OF OPERATIONS
 DATA:
Revenue:
 Oil and gas sales......  $  1,894  $ 10,385     $28,022    $  4,343   $ 8,025     $11,444
 Gas system revenue.....       --        --          --          --      2,179       2,179
 Well operations........        63     1,062       2,114         484       631         857
 Interest and other
  income................        81        68          95          32        20          20
                          --------  --------     -------    --------  --------     -------
 Total revenue..........     2,038    11,515      30,231       4,859    10,855      14,500
Costs and expenses:
 Operating expense(2)...     1,203     4,807       8,746       2,060     3,222       4,309
 Gas system expense.....       --        --        2,984         --      1,742       1,742
 Depreciation, depletion
  and amortization......       882     2,856       7,792       1,587     2,673       3,449
 General and
  administrative
  expense...............     1,010     1,781       1,781         818     1,041       1,041
 Provision for
  impairment of oil and
  gas properties........     2,247     5,050       5,050       5,050       --          --
 Provision for
  impairment of
  investment............       802       --          --          --        --          --
 Loss on termination of
  option................     1,850       --          --          --        --          --
                          --------  --------     -------    --------  --------     -------
 Total costs and
  expenses..............     7,994    14,494      26,353       9,515     8,678      10,541
                          --------  --------     -------    --------  --------     -------
Operating income
 (loss).................    (5,956)   (2,979)      3,878      (4,656)    2,177       3,959
Interest expense........     1,627     1,529      13,627         649     2,926       6,814
                          --------  --------     -------    --------  --------     -------
Loss before income taxes
 and extraordinary
 item...................    (7,583)   (4,508)     (9,749)     (5,305)     (749)     (2,855)
Income tax benefit......       --      2,993       2,993       2,993       --          --
                          --------  --------     -------    --------  --------     -------
Loss before
 extraordinary item.....    (7,583)   (1,515)     (6,756)     (2,312)     (749)     (2,855)
Loss on early
 extinguishment of
 debt...................       --      1,433       1,433       1,433       --          --
Preferred dividends and
 amortization of
 preferred discount.....       --      1,173       1,173         533       196         196
                          --------  --------     -------    --------  --------     -------
Net loss available for
 common shares..........  $ (7,583) $ (4,121)    $(9,362)   $ (4,278) $   (945)    $(3,051)
                          ========  ========     =======    ========  ========     =======
Loss per common share
 before extraordinary
 item(3)................  $  (1.73) $  (0.23)    $ (0.66)   $  (0.26) $  (0.07)    $ (0.24)
                          ========  ========     =======    ========  ========     =======
Net loss per common
 share, primary and
 fully diluted..........  $  (1.73) $  (0.35)    $ (0.78)   $  (0.39) $  (0.07)    $ (0.24)
                          ========  ========     =======    ========  ========     =======
OTHER FINANCIAL DATA:
EBITDA(4)...............  $   (175) $  4,927     $16,720    $  1,981  $  4,850     $ 7,408
Ratio of EBITDA to
 interest expense(4)....       --        3.2x        1.2x        3.1x      1.7x        1.1x
Ratio of EBITDA to
 interest expense and
 preferred
 dividends(4)...........       --        1.8x        1.1x        1.7x      1.6x        1.1x
Ratio of earnings to
 fixed charges and
 preferred
 dividends(5)...........       --        --          0.3x        --        0.7x        0.6x
Net cash provided by
 (used in) operating
 activities.............  $    113  $  2,596         N/A    $   (407) $  2,937         N/A
Net cash used by
 investing activities...  $(11,381) $(32,791)        N/A    $(25,388) $(29,065)        N/A
Net cash provided by
 financing activities...  $ 10,600  $ 30,244         N/A    $ 25,781  $ 26,225         N/A

                                      AS OF DECEMBER
                                            31,
                                      ----------------
                                        HISTORICAL        AS OF JUNE 30, 1997
                                      ----------------  -----------------------
                                       1995     1996    HISTORICAL PRO FORMA(1)
                                      -------  -------  ---------- ------------
                                              (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............ $   158  $   207   $    304    $ 15,727
Working capital (deficit)............  (6,207)  (6,406)   (20,017)     14,798
Total assets.........................   9,302   41,466     72,249     119,512
Total debt...........................   8,146   21,782     49,096      98,810
Stockholders' equity.................    (474)  14,831     15,303      15,683
ACNTA(6).............................     --       --         --      138,949
Ratio of ACNTA to total debt(6)......     --       --         --          1.4x

                           YEAR ENDED DECEMBER 31,   SIX MONTHS ENDED JUNE 30,
                          -------------------------- --------------------------
                           HISTORICAL   PRO FORMA(1)  HISTORICAL   PRO FORMA(1)
                          ------------- ------------ ------------- ------------
                           1995   1996      1996      1996   1997      1997
                          ------ ------ ------------ ------ ------ ------------
OPERATING DATA:
Production:
  Oil (Mbbls)............     74    164       264        83     76       114
  Natural gas (Mmcf).....    434  3,404     9,205     1,400  2,932     3,993
  Natural gas equivalent
   (Mmcfe)...............    878  4,388    10,789     1,898  3,388     4,677
Average sales prices:
  Oil (per Bbl).......... $17.25 $21.27    $20.90    $19.06 $21.59    $21.52
  Natural gas (per Mcf)..   1.41   2.03      2.44      1.98   2.11      2.20
  Natural gas equivalent
   (per Mcfe)............   2.16   2.37      2.60      2.29   2.37      2.40
Unit economics ($ per
 Mcfe):
  Lease operating expense
   per Mcfe(7)........... $ 1.29 $ 0.85    $ 0.62    $ 0.83 $ 0.76    $ 0.74
  General and administra-
   tive expense..........   1.15   0.41      0.17      0.43   0.31      0.22
  Depreciation, depletion
   and amortization......   1.00   0.65      0.72      0.84   0.79      0.74

--------
(1) The pro forma statement of operations data, other financial data and operating data have been prepared as if the 1996 Acquisitions and the 1997 Acquisitions had been consummated on January 1, 1996. The pro forma data further reflect the HS Acquisition and the pro forma effects of the Offering, including the sale of the Units and the application of the estimated net proceeds therefrom as if such transactions had been consummated on January 1, 1996. The Pro Forma balance sheet data have been prepared as if the Kerr-McGee Acquisition, the HS Acquisition and the Offering and the application of the estimated net proceeds therefrom had been consummated on June 30, 1997.
(2) Consists of lease operating expenses and production taxes.
(3) Loss per common share before extraordinary item is computed after giving effect to the preferred dividends, both actual and imputed.
(4) See the Glossary included elsewhere in this Offering Memorandum for the definition of EBITDA. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. The Company has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining the Company's historical ability to service its indebtedness; however, this measure may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles as an indicator of the Company's operating performance or liquidity.
(5) For the purpose of calculating the ratio of earnings to fixed charges and preferred dividends, fixed charges consist of interest expense, the amortization of debt discount and financing costs and preferred dividends. Earnings consist of income before extraordinary items and income taxes plus fixed charges which includes preferred stock dividend requirements. The Company did not incur income tax expense for all periods presented due to losses or being able to utilize net operating loss carry forwards to offset income taxes and, accordingly, the preferred stock dividends were not adjusted for the imputed income taxes. The Company's historical earnings were insufficient to cover fixed charges by $7.6 million and $5.7 million for the years ended December 31, 1995 and 1996, respectively, and by $5.8 million and $945,000 for the six months ended June 30, 1996 and 1997, respectively. Pro forma earnings were insufficient to cover fixed charges by $10.9 million for the year ended December 31, 1996, and by $3.1 million for the six months ended June 30, 1997.
(6) ACNTA means Adjusted Consolidated Net Tangible Assets as defined in the Indenture. See "Description of the Notes -- Certain Definitions."
(7) Lease operating expense per Mcfe includes production taxes and is net of well operator overhead reimbursements billed to working interest owners which is recorded as well operations revenue.

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The following unaudited pro forma financial data are derived from the historical consolidated financial statements of the Company, set forth elsewhere in this Prospectus, and gives effect to the 1996 Acquisitions, the 1997 Acquisitions, the HS Acquisition and the application of the estimated net proceeds from the Offering.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                HISTORICAL                                   PRO FORMA
                          ----------------------------------------------------------  ---------------------------
                                            1996            1997             HS
                            GOTHIC     ACQUISITIONS(A) ACQUISITIONS(B) ACQUISITION(C) ADJUSTMENTS      COMBINED
                          -----------  --------------  --------------  -------------  ------------    -----------
Revenue:
 Oil and gas sales......  $10,385,000    $2,142,000     $10,269,000     $ 5,226,000   $         --    $28,022,000
 Well operations........    1,062,000            --              --              --      1,052,000(d)   2,114,000
 Interest and other in-
  come..................       68,000        27,000              --              --             --         95,000
                          -----------    ----------     -----------     -----------   ------------    -----------
  Total revenue.........   11,515,000     2,169,000      10,269,000       5,226,000      1,052,000     30,231,000
Costs and expenses:
 Lease operating ex-
  pense.................    4,807,000       761,000       1,433,000       1,745,000             --      8,746,000
 Gas system expense.....           --            --       2,984,000              --             --      2,984,000
 Depletion, depreciation
  and amortization......    2,856,000            --              --              --      4,936,000(e)   7,792,000
 General and administra-
  tive expense..........    1,781,000            --              --              --             --      1,781,000
 Provision for impair-
  ment of oil and gas
  properties............    5,050,000            --              --              --             --      5,050,000
                          -----------    ----------     -----------     -----------   ------------    -----------
 Operating income
  (loss)................   (2,979,000)    1,408,000       5,852,000       3,481,000     (3,884,000)     3,878,000
                          -----------    ----------     -----------     -----------   ------------    -----------
 Interest expense and
  debt issuance costs...    1,529,000            --              --              --     12,098,000(f)  13,627,000
                          -----------    ----------     -----------     -----------   ------------    -----------
Income (loss) before
 income taxes and
 extraordinary item.....   (4,508,000)    1,408,000       5,852,000       3,481,000    (15,982,000)    (9,749,000)
Income tax benefit......    2,993,000            --              --              --             --      2,993,000
                          -----------    ----------     -----------     -----------   ------------    -----------
Income (loss) before
 extraordinary item.....  $(1,515,000)    1,408,000       5,852,000       3,481,000    (15,982,000)    (6,756,000)
Preferred dividends
 ($68.75 per preferred
 share).................      381,000            --              --              --             --        381,000
Preferred dividend--
 amortization of
 discount...............      792,000            --              --              --             --        792,000
                          -----------    ----------     -----------     -----------   ------------    -----------
Income (loss) before
 extraordinary item
 available for common
 shares.................  $(2,688,000)   $1,408,000     $ 5,852,000     $ 3,481,000   $(15,982,000)   $(7,929,000)
                          ===========    ==========     ===========     ===========   ============    ===========
Income (loss) before
 extraordinary item per
 common share             $     (0.23)                                                                $     (0.66)
                          ===========                                                                 ===========
Weighted average shares
 outstanding (both
 primary and fully
 diluted)...............   11,663,117                                                      350,000(l)  12,013,117
                          ===========                                                 ============    ===========

The accompanying notes are an integral part of the unaudited pro forma combined condensed financial statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                        HISTORICAL                         PRO FORMA
                          ----------------------------------------- --------------------------
                                                 KERR-
                            GOTHIC     FINA(G) MCGEE(G)     HS(C)   ADJUSTMENTS     COMBINED
                          ----------  -------- --------  ---------- -----------    -----------
Revenue:
 Oil and gas sales......  $8,025,000  $322,000 $599,000  $2,498,000 $        --    $11,444,000
 Gas system revenue.....   2,179,000        --       --          --          --      2,179,000
 Well operations........     631,000        --       --          --     226,000(d)     857,000
 Interest and other in-
  come..................      20,000        --       --          --          --         20,000
                          ----------  -------- --------  ---------- -----------    -----------
  Total revenue.........  10,855,000   322,000  599,000   2,498,000     226,000     14,500,000
Costs and expenses:
 Lease operating ex-
  pense.................   3,222,000    88,000  122,000     877,000          --      4,309,000
 Gas system expense.....   1,742,000        --       --          --          --      1,742,000
 Depletion, depreciation
  and amortization         2,673,000        --       --          --     776,000(e)   3,449,000
 General and administra-
  tive expense..........   1,041,000        --       --          --          --      1,041,000
                          ----------  -------- --------  ---------- -----------    -----------
 Operating income.......   2,177,000   234,000  477,000   1,621,000    (550,000)     3,959,000
 Interest expense and
  debt issuance costs      2,926,000        --       --          --   3,888,000(f)   6,814,000
                          ----------  -------- --------  ---------- -----------    -----------
Income (loss) before in-
 come taxes.............    (749,000)  234,000  477,000   1,621,000  (4,438,000)    (2,855,000)
Income tax provision....          --        --       --          --          --             --
                          ----------  -------- --------  ---------- -----------    -----------
Net income (loss).......  $ (749,000)  234,000  477,000   1,621,000  (4,438,000)    (2,855,000)
Preferred dividend......     196,000        --       --          --          --        196,000
                          ----------  -------- --------  ---------- -----------    -----------
Net income (loss) avail-
 able for common
 shares.................  $ (945,000) $234,000 $477,000  $1,621,000 $(4,438,000)   $(3,051,000)
                          ==========  ======== ========  ========== ===========    ===========
Net loss per common
 share..................  $     (.07)                                              $      (.24)
                          ==========                                               ===========
Weighted average shares
 outstanding (both pri-
 mary and fully dilut-
 ed)....................  12,820,079                                    100,000(l)  12,920,079
                          ==========                                ===========    ===========



The accompanying notes are an integral part of the unaudited pro forma combined condensed financial statements.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AS OF JUNE 30, 1997

                                                           PRO FORMA
                                       HISTORICAL   ----------------------------
               ASSETS                    GOTHIC     ADJUSTMENTS       COMBINED
               ------                  -----------  -----------     ------------
Current assets:
  Cash and cash equivalents.........   $   304,000  $15,423,000 (h) $ 15,727,000
  Oil and gas receivable............     2,829,000           --        2,829,000
  Receivable from officers and em-
   ployees..........................        85,000           --           85,000
  Other.............................       293,000           --          293,000
                                       -----------  -----------     ------------
    Total current assets............     3,511,000   15,423,000       18,934,000
Property and equipment:
  Oil and gas properties on full
   cost method:
   Properties being amortized.......    62,542,000   31,100,000 (i)   93,642,000
   Unproved properties not subject
    to amortization.................     1,768,000                     1,768,000
  Gas gathering and processing sys-
   tem..............................     5,046,000                     5,046,000
  Equipment, furniture and fix-
   tures............................       359,000           --          359,000
  Accumulated depreciation, deple-
   tion and amortization............    (6,310,000)          --       (6,310,000)
                                       -----------  -----------     ------------
  Property and equipment, net.......    63,405,000   31,100,000       94,505,000
  Other assets, net.................     5,333,000    4,250,000 (h)    6,073,000
                                                       (810,000)(j)
                                                     (2,700,000)(k)
                                       -----------  -----------     ------------
    Total assets....................   $72,249,000  $47,263,000     $119,512,000
                                       ===========  ===========     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Accounts payable trade............     1,858,000           --        1,858,000
  Revenues payable..................     1,899,000           --        1,899,000
  Accrued liabilities...............       511,000     (132,000)(h)      379,000
  Notes payable.....................    14,500,000  (14,500,000)(h)           --
  Current portion long-term debt....     4,760,000   (4,760,000)(h)           --
                                       -----------  -----------     ------------
    Total current liabilities.......    23,528,000  (19,392,000)       4,136,000
Long-term debt......................    29,835,000   70,165,000 (h)   98,810,000
                                                     (1,190,000)(m)
Gas imbalance liability.............       883,000           --          883,000
Common stock subject to repurchase
 (1,500,000 shares).................     2,700,000   (2,700,000)(k)           --
Stockholder's equity:
  Preferred stock, par value $.05,
   authorized 500,000 shares; issued
   and outstanding 4,490 shares.....         1,000           --            1,000
  Common stock, $.01 par value, au-
   thorized 100,000,000 shares; is-
   sued and outstanding 13,606,511
   shares...........................       136,000                       136,000
  Additional paid in capital........    34,726,000                    35,916,000
                                                      1,190,000 (m)
  Accumulated deficit...............   (19,560,000)    (810,000)(j)  (20,370,000)
                                       -----------  -----------     ------------
    Total stockholder's equity......    15,303,000      380,000       15,683,000
                                       -----------  -----------     ------------
    Total liabilities and stockhold-
     ers' equity....................   $72,249,000  $47,263,000     $119,512,000
                                       ===========  ===========     ============

The accompanying notes are an integral part of the unaudited pro forma combined condensed financial statements.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                        CONDENSED FINANCIAL STATEMENTS

1. THE PROPERTIES

  On June 30, 1997, the Company entered into an agreement with HS to acquire various working interests in a total of approximately 250 oil and gas producing properties located in New Mexico and Oklahoma. The Company will operate 142 of the wells. The purchase price for the properties acquired was $27,500,000, plus the transfer of certain properties to HS valued at less than $1,000,000. The HS Acquisition closed concurrently with, and the purchase price was financed through, the Offering on September 9, 1997, as more fully discussed below. The Company issued 1,500,000 shares of its common stock to HS on June 30, 1997 when the market price of the stock was $1.80 per share as a deposit toward the purchase price. The Company re-acquired and retired the shares issued to HS upon closing of the HS Acquisition at a purchase price of $1.80 per share.

  On May 15, 1997, the Company purchased, pursuant to a purchase and sale agreement dated April 12, 1997 with Fina various working interests in 20 oil and gas producing properties. The producing properties are located in Beaver County, Oklahoma and Clark County, Kansas. The purchase price was approximately $3,300,000 after closing adjustments, including a $200,000 deposit paid in March 1997, and was borrowed under the Company's Credit Facility. The Company assumed operations of all 20 producing properties.

  On August 12, 1997, pursuant to an agreement dated July 10, 1997 the Company acquired from Kerr-McGee various working interests and royalty interests in 162 wells located in Canadian and Grady Counties of Oklahoma. The total purchase price was $3,600,000 paid at the closing of the transaction. The funds to pay the purchase price were borrowed under the Company's Credit Facility. The Company will operate 16 of the wells acquired.

2. FINANCING

  Financing for the HS Acquisition was provided by a portion of the proceeds of the Offering, which closed concurrently with the closing of the HS Acquisition. The Notes will mature on September 1, 2004 and bear interest at the rate of 12 1/4% per annum, payable semiannually on March 1 and September 1 of each year, commencing March 1, 1998. In addition to providing funding for the HS Acquisition, the proceeds from the Offering were used to retire the Company's existing bank borrowing, to repay other indebtedness, and are intended to be used to fund future acquisitions and development of producing properties and for working capital. The Company incurred offering costs of approximately $4,250,000 in connection with the Offering.

3. BASIS OF PRESENTATION

  The accompanying Unaudited Pro Forma Combined Condensed Statements of Operations and Balance Sheet are presented to reflect the consummation of the HS Acquisition in September 1997, the Fina and Kerr-McGee Acquisitions, the February 1997 Acquisitions and the 1996 Acquisitions as if these transactions had occurred at January 1, 1996, for purposes of the statements of operations and as of June 30, 1997 for purposes of the balance sheet, and may not be indicative of the results that would have occurred if the acquisitions had been effective on the dates indicated or of the results that may be obtained in the future. The accompanying unaudited Pro Forma Combined Condensed Statements of Operations and Balance Sheet should be read in conjunction with the historical consolidated financial statements and notes to consolidated financial statements of the Company for the year ended December 31, 1996 and the six months ended June 30, 1997, the Historical Schedule of Gross Revenues and Direct Lease Operating Expenses of the Comstock Properties for the three months ended March 31, 1996, the Historical Schedule of Gross Revenues and Direct Operating Expenses of the Norse and Horizon Properties for the year ended December 31, 1996, and the Historical Schedule of Gross Revenues and Direct Lease Operating Expenses of the HS Properties for the year ended December 31, 1996 and for the six months ended June 30, 1997, all of which are included elsewhere in this Prospectus.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

4. PRO FORMA ADJUSTMENTS

  The accompanying unaudited Pro Forma Combined Condensed Statements of Operations and Balance Sheet include the following adjustments:

    (a) Reflects the historical revenues and lease operating expenses of the properties acquired during 1996 for the allocable portion of 1996 not included in the Company's historical 1996 financial statements. The 1996 Acquisitions' allocable results include the Buttonwood Acquisition (as defined elsewhere herein) for one month, the Comstock Acquisition for four months, the Athena Acquisition for eleven months and other various working interests acquired for seven months. The 1996 Acquisitions also reflect a deduction for revenues and lease operating expenses associated with certain properties sold in April and August of 1996.

    (b) Reflects the historical revenues and lease operating expenses of the properties acquired in the February 1997 Acquisitions (as defined herein), the Fina Acquisition, the Kerr McGee Acquisition and other less significant acquisitions consummated in 1997.

    (c) Reflects the historical revenues and lease operating expenses of the properties acquired during 1997 from HS, less the historical revenues and lease operating expenses associated with certain properties transferred to HS as part of the acquisition.

    (d) Adjustment to well operations revenue to reflect the historical revenue realized as a result of operating a total of 248 wells acquired from Comstock, Athena, Fina, Kerr-McGee, Horizon and HS during the year ended December 31, 1996 and for the six months ended June 30, 1997.

    (e) Depreciation, depletion and amortization ("DD&A") was calculated using a DD&A rate based on production for 1996 and for the six months ended June 30, 1997, and estimated reserves at the beginning of 1996 and 1997, respectively, under the full cost method of accounting for oil and gas properties and the straight line method for the related Sycamore System.

    (f) Adjustment to interest expense to reflect the debt incurred associated with the Offering at an interest rate of 12.25% per annum, amortization of debt issuance costs and amortization of the estimated original issue discount related to the warrants issued in connection with the Offering.

    (g) Reflects the historical revenues and lease operating expenses of the properties acquired during 1997 from Fina and Kerr-McGee. The Fina amounts include the first three months of 1997 only, as the remaining three months are included in Gothic's historical numbers.

    (h) Adjustment to debt to reflect the Offering and the repayment of the Company's Credit Facility and Bridge Financing (as defined elsewhere herein). Adjustment also reflects payment of $132,000 in related accrued interest under the Credit Facility, $4,250,000 in deferred offering costs, and excess cash of $15,423,000 to be used for working capital, future acquisitions, and development costs.

    (i) Adjustment to reflect the Kerr-McGee Acquisition for $3,600,000, and the HS Acquisition for $27,500,000.

    (j) Adjustment to deferred loan costs to reflect the write-off of $435,000 as the remaining unamortized portion of the estimated fair value of the 250,000 shares of common stock issued as part of the Bridge Financing, the $83,000 remaining unamortized portion of the fee paid in cash related to the Bridge Financing, and the $112,000 remaining unamortized portion of the estimated fair value of the 100,000 shares of common stock issued on May 31, 1997 to extend the $2,500,000 Bridge Note, and $180,000 as the estimated fair value of the 100,000 shares of common stock issued on July 31, 1997, to extend the $2,500,000 Bridge Note to September 30, 1997.

    (k) Adjustment to reflect the repurchase and retirement of the 1,500,000 shares of the Company's common stock for $1.80 per share from HS in conjunction with the closing of the HS Acquisition and the Offering.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

    (l) To adjust the year ended December 31, 1996 for 250,000 shares issued as additional debt costs on debt incurred to purchase properties and 100,000 shares issued to extend the maturity date of the $2,500,000 loan and to adjust the six months ended June 30, 1997 for the 100,000 shares issued to extend the maturity date of the $2,500,000 loan.

    (m) Adjustment to reflect the estimated fair value of the warrants of $1,190,000 issued in connection with the Offering.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

BACKGROUND

  Commencing in the last quarter of 1994, the Company commenced oil and gas operations and redirected its business efforts toward acquiring natural gas and oil reserves and the production, development and exploitation of those reserves. As a result of this redirection of its business efforts, the Company has grown primarily through thirteen acquisitions of producing properties from no oil and gas operations or reserves as of December 31, 1994 to having proved reserves of 139.4 Bcf of natural gas and 4,021 Mbbls of oil with a PV-10 of approximately $117.1 million as of June 30, 1997 on a pro forma basis.

  On January 30, 1996, the Company (i) completed the acquisition of the outstanding shares of Buttonwood Energy Corporation (the "Buttonwood Acquisition"); (ii) borrowed approximately $11.0 million pursuant to a credit facility (the "Original Credit Facility"); (iii) completed a public offering of equity securities (the "Public Offering") yielding net proceeds, including net proceeds from a subsequently exercised over-allotment option, of approximately $13.0 million; and (iv) completed a preferred stock financing (the "Preferred Stock Financing") for aggregate consideration of $5.5 million including approximately $1.3 million principal amount of a note of the Company exchanged for such shares. Herein, the Buttonwood Acquisition, the Original Credit Facility, the Public Offering and the Preferred Stock Financing are referred to as the "January 1996 Transactions."

  Thereafter, throughout 1996, the Company completed the acquisition of various working interests in additional producing oil and gas properties. On May 16, 1996, the Company completed the acquisition from Comstock Oil and Gas, Inc. and an affiliated entity (the "Comstock Acquisition") of various working interests in 145 producing oil and gas properties for a consideration of approximately $6.4 million and on May 20, 1996 it completed the acquisition from Stratum Group, L.P., of a 7% overriding royalty interest in the properties acquired in the Johnson Ranch Acquisition for $800,000. It expended approximately $3.3 million for the acquisition on August 5, 1996 of various working interests in approximately 120 wells from various sellers and on December 27, 1996, it completed the acquisition from Athena Energy, Inc., of various working interests in 85 producing oil and gas wells, 30 of which are operated wells, for approximately $4.2 million. Herein, the foregoing acquisitions completed in 1996 (including the January 1996 Transactions) are referred to as the "1996 Acquisitions." During 1996, the Company realized net proceeds of approximately $3.1 million from the sale of oil and gas producing properties which it deemed to be non-strategic.

  Financing for the acquisitions completed subsequent to the January 1996 Transactions was provided under the terms of the Original Credit Facility, as amended. On December 11, 1996, the Company entered into a purchase and sale agreement with Norse Exploration, Inc., and Norse Pipeline, Inc. (collectively, "Norse"), to acquire various working interests in 11 oil and gas producing properties, and a 40.09% interest in the related Sycamore System, an Oklahoma gathering system, processing plant and storage facility. The oil and gas wells and the gathering system are located in the Springer Field in Carter County, Oklahoma. The total purchase price was $10.7 million, plus two-year warrants to purchase 200,000 shares of the Company's Common Stock at a per share exercise price of $2.50. The estimated fair value of such warrants at the date of acquisition was approximately $254,000.

  On December 13, 1996, the Company entered into a purchase and sale agreement with H. Huffman & Company ("Huffman"), an Oklahoma limited partnership, to acquire various working interests in 13 oil and gas producing properties, and an additional 10.97% interest in the Sycamore System. The oil and gas wells are located in the same producing area as the properties acquired from Norse. The total purchase price for the assets acquired was approximately $4.0 million.

  On January 22, 1997, the Company also entered into a purchase and sale agreement with Horizon Gas Partners, L.P. ("Horizon") to acquire various working and royalty interests in approximately 100 oil and gas producing properties. The producing properties are located in Major and Blaine counties of Oklahoma. The purchase price was approximately $10.0 million.

  The Norse, Huffman and Horizon acquisitions (referred to as the "February 1997 Acquisitions") were effective January 1, 1997, with the formal closing of the transactions occurring on February 18, 1997.

  On May 15, 1997 the Company acquired from Fina Oil and Chemical Company various working interests in 20 producing oil and gas wells located in Beaver County, Oklahoma and Clarke County, Kansas. The purchase price was $3.3 million after reflecting closing adjustments. The Company operates all 20 producing wells.

  The Company accounts for its oil and gas exploration and development activities using the full cost method of accounting prescribed by the SEC. Accordingly, all productive and non-productive costs incurred in connection with the acquisition, exploration and development of oil and gas reserves are capitalized and depleted using the units-of-production method based on proved oil and gas reserves. The Company capitalizes costs including; salaries and related fringe benefits of employees directly engaged in the acquisition, exploration and development of oil and gas properties, as well as other directly identifiable general and administrative costs associated with such activities. Such costs do not include any costs related to production, general corporate overhead, or similar activities. The Company's oil and gas reserves are estimated annually by petroleum engineers. The Company's calculation of depreciation, depletion and amortization ("DD&A") includes estimated future expenditures to be incurred in developing proved reserves and estimated dismantelment and abandonment costs, net of salvage values. In the event the unamortized cost of oil and gas properties being amortized exceeds the full cost ceiling as defined by the SEC, the excess is charged to expense in the period during which such excess occurs. The full cost ceiling is based principally on the estimated future discounted net cash flows from the Company's oil and gas properties. Changes in the estimates or declines in oil and natural gas prices could cause the Company in the near-term to reduce the carrying value of its oil and natural gas properties. See Note 1 and Note 10 to Notes to Consolidated Financial Statements.

  Management of the Company evaluates oil and gas reserve acquisition opportunities in the light of many factors only a portion of which may be reflected in the amount of proved oil and gas reserves proposed to be acquired. In determining the purchase price to be offered, the Company does not solely rely on proved oil and gas reserves or the value of such reserves, as defined in and determined in accordance with Rule 4-10 of Regulation S-X adopted under the Securities Exchange Act of 1934, as amended. Factors considered include, among others, the probable reserves of the interests intended to be acquired, anticipated efficiencies and cost reductions that can be made in operating the producing properties, additional reserves that management believes can be proven relatively inexpensively based on management's knowledge of the area where the interests are located and existing producing properties owned by the Company. Management does not necessarily conclude that an acquisition is not favorable because there may be a full cost ceiling write-down associated with it. The Company does not perform a ceiling test for specific properties acquired because the ceiling test is performed at each quarter and year end for all of the Company's properties included in its cost center and is based on prices for oil and gas as of that date which may be higher or lower than the prices used when evaluating potential acquisitions. Management reviews the transaction in the light of proved and probable reserves, historic and seasonal fluctuations in the prices of oil and gas, anticipated future prices for oil and gas, the factors described above as well as other factors that may relate to the specific properties under review. Accordingly, although the Company does not anticipate any further full cost ceiling write-downs which may be attributed to the Buttonwood Acquisition, the Company may, however, experience ceiling test write-downs in the future arising out of other acquisitions.

RESULTS OF OPERATIONS

 Six Months Ended June 30, 1997 Compared with Six Months Ended June 30, 1996

  Revenues were $10.9 million for the six months ended June 30, 1997, as compared to $4.9 million for the six months ended June 30, 1996. Oil and gas sales for the six months ended June 30, 1997 increased to $8.0 million, with $1.6 million from oil sales, $6.2 million from gas sales and $201,000 from the settlement of a gas imbalance, as compared to oil and gas sales of $4.3 million for the six months ended June 30, 1996, with $1.6 million from oil sales and $2.8 million from gas sales. Of this $3.7 million increase in oil and gas sales, approximately $3.1 million related to increases in volumes of gas sold, and $192,000 and $528,000 related to increases in the average prices of oil and gas sold, respectively, partially offset by $144,000 related to decreases in volumes of oil sold. The increase in volumes of gas sold resulted primarily from the 1996 Acquisitions, the February 1997 Acquisitions and the Fina Acquisition, which results of operations are included since January 1, 1997 for the 1996 Acquisitions and the February 1997 Acquisitions, and since April 1, 1997 for the Fina Acquisition. Oil sales for the six month period ending June 30, 1997 were based on the sale of 75,856 barrels at an average price of $21.59 per barrel as compared to 82,726 barrels at an average price of $19.06 per barrel for the comparable period in 1996. Gas sales for the six month period ending June 30, 1997 were based on the sale of 2,932 Mmcf at an average price of $2.11 per Mcf compared to 1,400 Mmcf at an average price of $1.98 per Mcf for the comparable period in 1996. Also included in the Company's revenue total for the six month period ended June 30, 1997 is $2.2 million related to sales of natural gas and related products from the Company's interest in the Sycamore System, an Oklahoma gathering system, processing plant and storage facility acquired effective January 1, 1997.

  The Company incurred lease operating expenses for the six months ended June 30, 1997 of $3.2 million, compared with lease operating expenses of $2.1 million for the six months ended June 30, 1996. Lease operating expenses include approximately $516,000 and $244,000 in production taxes which the Company incurred from its share of production in the first six months of 1997 and 1996, respectively. The increase in lease operating expenses is a result of the 1996 Acquisitions, the February 1997 Acquisitions and the Fina Acquisition during 1997. Lease operating expenses as a percentage of oil and gas sales were 40% for the six months ended June 30, 1997 as compared to 47% for the same period in 1996. The Company also incurred $1.7 million in operating costs associated with the Sycamore System during the six months ended June 30, 1997.

  Depreciation, depletion and amortization expense was $2.7 million for the six months ended June 30, 1997 as compared to $1.6 million for the six months ended June 30, 1996. The increase resulted primarily from the increased production associated with the 1996 Acquisitions, the February 1997 Acquisitions and the Fina Acquisition during 1997, and depreciation on the Company's interest in the Sycamore System acquired in January 1997.

  General and administrative costs were $1.0 million for the six months ended June 30, 1997, as compared to $818,000 for the six months ended June 30, 1996. This increase was primarily the result of legal and accounting costs associated with the Company's public reporting requirements increasing by approximately $76,000, outside consulting costs of approximately $58,000 associated with the February 1997 Acquisitions, salary and employee benefit costs increasing by approximately $50,000 and an approximate $39,000 increase in other costs associated with the growth of the Company.

  During the first six months of 1996, the Company recorded a $5.1 million pre-tax provision for impairment of oil and gas properties, primarily related to properties acquired in the Buttonwood Acquisition. Such provision resulted from a full cost ceiling write-down as of March 31, 1996 and was reflected in the balance sheet as a reduction of the cost of oil and gas properties. As a result of the $5.1 million impairment provision and an aggregate of $2.9 million of acquisition deposits written off, the Company recorded a tax benefit of $3.0 million which offset the deferred tax liability related to the acquired Buttonwood oil and gas properties. The Company also recorded an extraordinary loss of $1.4 million on the early extinguishment of debt during the six months ended June 30, 1996, associated with the repayment of indebtedness owing to Stratum Group, L.P.

  Interest and financing costs were $2.9 million for the six months ended June 30, 1997 as compared to $648,000 for the six months ended June 30, 1996. The increase was primarily the result of the Company's amending and restating its debt with Bank One, Texas, N.A. ("Bank One") during the first quarter of 1997. The Company incurred interest costs of $1.8 million with Bank One, $132,000 related to the Bridge Financing Notes, $954,000 as amortization of loan discount costs and $9,000 with other parties.

  During the six months ended June 30, 1997, the Company spent $1.4 million on capital enhancements and $28.0 million on acquiring additional producing properties, as compared to $347,000 and $25.6 million spent on capital enhancements and property acquisitions, respectively, during 1996. The 1997 amounts were primarily related to the February 1997 Acquisitions and the Fina Acquisition, and expanded development activity by the Company. The Company also incurred $196,000 in preferred dividends on its 7 1/2% Cumulative Convertible Preferred Stock during the six months ended June 30, 1997, as compared to $533,000 incurred during the same period in 1996. Included in the 1996 amount was an imputed dividend of $360,000 related to the issuance in January 1996 of preferred stock which is convertible into the Company's common stock at a discount from market.

Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

  Revenues were $11.5 million for the year ended December 31, 1996, as compared to $2.0 million for the year ended December 31, 1995. This represents a 465% increase in total revenue for the period. Oil and gas sales for the year ended December 31, 1996 increased to $10.4 million, with $3.5 million from oil sales and $6.9 million from gas sales, as compared to oil and gas sales of $1.9 million for the year ended December 31, 1995, with $1.3 million from oil sales and $611,000 from gas sales. Of this $8.5 million increase in oil and gas sales, approximately $1.5 million and $4.2 million related to increases in volumes of oil and gas sold, respectively, and $659,000 and $2.1 million related to increases in the average prices of oil and gas sold, respectively. The increase in volumes of oil and gas sold resulted primarily from the 1996 Acquisitions. Of the $8.5 million increase in oil and gas sales approximately $6.9 million is a direct result of properties acquired in the 1996 Acquisitions and $1.6 million is a result of increased production and prices from continuing properties acquired in 1995. Oil sales in 1996 were based on the sale of 163,978 barrels at an average price of $21.27 per barrel as compared to 74,370 barrels at an average price of $17.25 per barrel in 1995. Gas sales in 1996 were based on the sale of 3,404 Mmcf at an average price of $2.03 per Mcf compared to 434 Mmcf at an average price of $1.41 per Mcf in 1995.

  The Company incurred lease operating expenses for the year ended December 31, 1996 of $4.8 million, compared with lease operating expenses of $1.2 million for the year ended December 31, 1995. Lease operating expenses include approximately $567,000 and $98,000 in production taxes which the Company incurred from its share of production in 1996 and 1995, respectively. This increase in lease operating expenses is a result of the 1996 Acquisitions. Lease operating expenses as a percentage of oil and gas sales were 46% in 1996 as compared to 64% in 1995.

  Depreciation, depletion and amortization expense was $2.9 million for the year ended December 31, 1996 as compared to $882,000 for the prior year. The increase resulted primarily from the increased production associated with the 1996 Acquisitions.

  General and administrative costs were $1.8 million for the year ended December 31, 1996, as compared to $1.0 million for the year ended December 31, 1995. This increase was primarily the result of additional personnel and other costs related to the 1996 Acquisitions. The Company added six employees as a direct result of the 1996 Acquisitions at an approximate cost of $240,000. This increase also includes certain non-recurring costs related to the completion of the Buttonwood transaction of approximately $51,000. The remaining increase relates to administrative costs incurred in operating the wells acquired in the 1996 Acquisitions.

  During the first quarter of 1996, the Company recorded an approximately $5.1 million pre-tax provision for impairment of oil and gas properties, primarily related to properties acquired in the Buttonwood Acquisition. Such provision resulted from a full cost ceiling write-down and was reflected in the balance sheet as a reduction of the cost of oil and gas properties. The operating results for the year ended December 31, 1995 reflect a similar provision for impairment of oil and gas properties in the amount of $2.2 million, including a full cost ceiling write-down of oil and gas properties in the amount of $1.1 million resulting from lower oil and gas prices at December 31, 1995 and $1.1 million relating to the write-off of a $1.0 million deposit for the Buttonwood Acquisition and related deferred acquisition costs. The Buttonwood Acquisition deposit and the deferred acquisition costs write-off was a result of the expected full cost ceiling write-down related to the Buttonwood properties upon completion of the acquisition. On September 27, 1995, the Company and Buttonwood entered into a new option for the Company to acquire Buttonwood and terminated the prior option for which the Company paid $1.9 million. Accordingly, the Company recognized a loss on the termination of the option in the amount of $1.9 million during the year ended December 31, 1995. As a result of the $5.1 million impairment provision and the aggregate $2.9 million of deposits written off, the Company recorded a tax benefit of $3.0 million which offset the deferred tax liability related to the acquired Buttonwood oil and gas properties. The Company also recorded an extraordinary loss of $1.4 million on the early extinguishment of debt during the quarter ended March 31, 1996, associated with the repayment of the Stratum loan.

  During the third quarter of 1995, the Company determined that its investment in Vista Technologies, Inc. common stock had a carrying value on its books above the current estimated net realizable value. The shares were "restricted securities" as defined under Federal securities laws. In October 1995, the Company was informed of a five to one reverse common stock split by Vista and a post-reverse split private placement at $2.50 per share of common stock. Based upon this current information, and consideration of the diminished value due to the restriction on the sale of the shares, the Company recorded an $802,000 provision for impairment in the third quarter of 1995, reducing such investment to $200,000.

  Interest and financing costs were $1.5 million for the year ended December 31, 1996 as compared to $1.6 million for 1995. The decrease was the result of the Company's debt restructuring during the year. The Company incurred interest costs of $1.3 million with Bank One, $55,000 with Stratum, $72,000 with Quest, $69,000 as amortization of loan costs and $9,000 with other parties.

  During the year ended December 31, 1996, the Company spent $1.2 million on capital enhancements and $35.0 million on acquiring additional producing properties, as compared to $403,000 and $11.6 million spent on capital enhancements and property acquisitions, respectively, during 1995. The increase in 1996 was primarily due to the Buttonwood, Comstock and Athena Acquisitions. The Company also recognized $381,000 in preferred dividends and amortization of preferred discount on its 7 1/2% Cumulative Convertible Preferred Stock during the year ended December 31, 1996.

  Because the initial conversion price of the Company's outstanding 7 1/2% Cumulative Convertible Preferred Stock was at a discount of 12 1/2% less than the $2.00 market price for the Company's Common Stock on January 30, 1996, the date of issuance, the Company has computed an imputed dividend of $791,000 on the shares of preferred stock. The discount was treated as an imputed dividend for the period ending December 31, 1996 and, accordingly, affects income
(loss) available for common shares.

  The profitability and revenues of the Company are dependent, to a significant extent, upon prevailing spot market prices for oil and gas. In the past, oil and gas prices and markets have been volatile. Prices are subject to wide fluctuations in response to changes in supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. Such factors include supply and demand, political conditions, weather conditions, government regulations, the price and availability of alternative fuels and overall economic conditions. Gas prices have fluctuated significantly over the past twelve months.

  The Company uses the sales method for recording natural gas sales. The Company's oil and condensate production is sold, title passed, and revenue recognized at or near its wells under short-term purchase contracts at prevailing prices in accordance with arrangements which are customary in the oil industry. Sales of gas applicable to the Company's interest in producing oil and gas leases are recorded as revenues when the gas is metered and title transferred pursuant to the gas sales contracts covering its interest in gas reserves. During such times as the Company's sales of gas exceed its pro rata ownership in a well, such sales are recorded as revenues unless total sales from the well have exceeded the Company's share of estimated total gas reserves underlying the property at which time such excess is recorded as a gas balancing liability. Such imbalances are incurred form time to time in the usual course of business in the operation of gas wells as a consequence of operational factors. See Note 1 to Notes to Consolidated Financial Statements.

  At December 31, 1996, the Company had a gas balance asset of $1.3 million and a gas balance liability of $1.0 million. The balances that existed at December 31, 1996, except for possible immaterial amounts, were not the result of producing operations conducted by the Company, but were the results of asset acquisitions, reflected predominately through the Buttonwood and Comstock Acquisitions. It is not the Company's policy to operate wells in such a manner that imbalances are created. The Company expects that the imbalances that existed at December 31, 1996 will be settled upon abandonment of the wells or will be reflected in the price if the respective well interest is sold prior to then.

LIQUIDITY AND CAPITAL RESOURCES

  General. Since 1994, the Company's principal sources of cash have been bank borrowings, the sale of equity securities and cash flow from operations. The following summary table reflects comparative cash flows for the Company for the years ended December 31, 1995 and 1996 and for the six months ended June 30, 1996 and 1997:

                                                              SIX MONTHS
                                          YEAR ENDED             ENDED
                                         DECEMBER 31,          JUNE 30,
                                       ------------------  ------------------
                                         1995      1996      1996      1997
                                       --------  --------  --------  --------
                                                 (IN THOUSANDS)
   Net cash provided by (used in)
    operating activities.............  $    113  $  2,596  $   (407) $  2,937
   Net cash used in investing activi-
    ties.............................   (11,381)  (32,791)  (25,388)  (29,065)
   Net cash provided by financing ac-
    tivities.........................    10,600    30,244    25,781    26,225

 Six Months Ended June 30, 1997 Compared With Six Months Ended June 30, 1996.

  Net cash provided by operations increased to $2.9 million for the six months ended June 30, 1997, as compared to net cash used of $407,000 for the same period in 1996, primarily due to the cash flows generated from the 1996 and 1997 Acquisitions. The improved operating cash flows of the first six months of 1997 relate primarily to a reduction in net loss from $3.7 million in 1996 to $749,000 in 1997, adjusted for non-cash charges.

  The Company used $29.1 million of net cash in investing activities for the six months ended June 30, 1997, compared to net cash used of $25.4 million for the same period in 1996. This was primarily due to the February 1997 Acquisitions for $24.1 million, the Fina Acquisition for $3.3 million, and oil and gas property enhancements in the amount of $1.4 million.

  Net cash provided by financing activities for the quarter ended June 30, 1997 was $26.2 million, compared to $25.8 million provided in 1996. The June 30, 1997 amount includes proceeds from short- and long-term debt of $50.8 million, less repayments of $23.4 million on long-term debt and the payment of $1.4 million in loan costs.

 Year Ended December 31, 1996 Compared With Year Ended December 31, 1995.

  Net cash provided by operations increased to $2.6 million for the year ended 1996, as compared to net cash provided of $113,000 in 1995, primarily due to the cash flows generated from the 1996 Acquisitions. The 1996 operating cash flows of $2.6 million include a $5.1 million full cost ceiling write-down and a $1.4 million loss on early extinquishment of debt, partially offset by a deferred income tax benefit of $3.0 million, and net changes in operating assets and liabilities.

  The Company used $32.8 million of net cash in investing activities for the year ended 1996, compared to net cash used of $11.4 million for the same period in 1995. This was primarily due to the acquisition of Buttonwood, net of cash acquired, for $17.6 million, the acquisition of Comstock for $6.4 million, net of adjustments, the acquisition of various working interests for $3.3 million, the Athena acquisition for $4.2 million, oil and gas enhancements in the amount of $1.2 million and other producing property acquisitions of $3.6 million. Additionally, net cash of $3.1 million was provided from the sale of property and equipment.

  Net cash provided by financing activities for the year ended 1996 was approximately $30.2 million, compared to approximately $10.6 million provided in 1995. The 1996 amount of approximately $30.2 million includes proceeds from the issuance of common stock of approximately $13.1 million and proceeds from the issuance of preferred stock of approximately $4.0 million. The 1996 amount also includes proceeds from long-term debt of approximately $26.5 million, less repayments of approximately $12.8 million on short and long-term debt. The net amount was used to finance the 1996 Acquisitions.

  Credit Facility. On February 17, 1997, the Company and Bank One, entered into a Restated Loan Agreement (the "Credit Facility") which enabled the Company to borrow, from time to time, and, subject to meeting certain borrowing base requirements and other conditions, a maximum aggregate of approximately $75.0 million. As of June 30, 1997, the aggregate borrowing availability under the Credit Facility was $35.1 million (the "Borrowing Base") based on the Company's oil and gas reserves, a $10.0 million special advance facility (the "Special Advance Facility"), and a $2.0 million special drilling facility (the "Special Drilling Facility").

  On February 18, 1997, the Company drew down the Borrowing Base and the Special Advance Facility for a total of $41.7 million. These funds were used to repay all existing Bank One debt outstanding in the amount of $21.3 million, to partially finance the February 18, 1997 Huffman, Norse and Horizon acquisitions in the amount of $19.4 million, and to pay a $1.0 million loan fee to Bank One. The terms of the Credit Facility provided for payment at the rate of $475,000 per month, with all outstanding principal and interest due and payable on January 30, 1999. The Special Advance Facility of $10.0 million was repaid on September 9, 1997. Interest on the Borrowing Base loan was payable, at the option of the Company, either at the rate of 1% over the lending bank's base rate (9.50% at June 30, 1997), or up to 3.75% (based on the principal balance outstanding) over the rate for borrowed dollars by the lending bank in the London Interbank market. Interest on the Special Advance Facility was payable at the rate of 3% over the lending bank's base rate. The indebtedness is collateralized by first liens on all of the Company's oil and gas properties. The Credit Facility includes various affirmative and negative covenants, including, among others, the requirements that the Company (i) maintain a ratio of current assets to current liabilities, as defined, of no less than 1.0 to 1.0, (ii) maintain a debt service coverage ratio of net cash flow per quarter to required quarterly reduction of indebtedness of not less than 1.10 to 1.0, (iii) maintain minimum tangible net worth at the end of each fiscal quarter of $10.25 million, plus certain percentages of net income and proceeds received from the sale of securities, (iv) maintain selling, general and administrative expenses per quarter not in excess of 25% of consolidated net revenues for the quarter ended March 31, 1997, and 20% of consolidated net revenues for all subsequent quarters, and (v) to arrange for hedges covering not less than 75% of the Company's proved developed production of oil and natural gas for a period of not less than twelve months, with minimum floor prices to be mutually agreed upon by the Company and Bank One. Material breaches of these or other covenants which are not cured or waived could result in a default under the Credit Facility, resulting in the indebtedness becoming immediately due and payable and empowering the lender to foreclose against the collateral for the loan. The Company asked for and received a waiver from Bank One for the 1.0 to 1.0 current ratio covenant and for the 1.1 to 1.0 debt coverage ratio covenant as the Company was not in compliance with these covenants at June 30, 1997.

  Under the terms of the Credit Facility, the Company is prohibited from paying dividends on its Common Stock. In addition, pursuant to the terms of such shares, so long as at least 2,645 shares of 7 1/2% Cumulative Convertible Preferred Stock are outstanding, the Company is restricted from paying any dividends on its Common Stock.

  Following repayment of all indebtedness under the Credit Facility from proceeds of the Offering, Bank One agreed to enter into the Amended Credit Facility. See "Description of Amended Credit Facility." The Amended Credit Facility has an initial borrowing base of $30 million following completion of the Offering and the HS Acquisition.

  Bridge Financing. In order to provide the funds necessary to complete the February 1997 Acquisitions, two investors loaned to the Company the aggregate sum of $4.5 million (the "Bridge Financing"). The Bridge Financing includes $2.5 million bearing interest at 5% per annum which matured on April 18, 1997; however, the maturity of which was extended to September 30, 1997 in exchange for 200,000 shares of the Company's Common Stock sold for $0.01 per share when the fair value of the Company's Common Stock was $2.25 per share with respect to the first 100,000 shares and $1.81 per share with respect to the second 100,000 shares. The remaining $2.0 million bears interest at the rate of 12% per annum and matures on October 31, 1997. In the event the principal and accrued interest is not paid when due, such amount is automatically converted into a number of shares of the Company's Common Stock, determined by dividing such amount by a sum equal to 75% of the closing bid price for the Company's Common Stock on the five (5) days prior to the maturity date, with respect to the $2.5 million obligation, and on the maturity date with respect to the $2.0 million obligation. The Company paid a $250,000 fee for the $2.5 million advance on the Bridge Financing. The Company repaid the Bridge Financing on September 9, 1997 using proceeds from the Offering.

  Liquidity. At June 30, 1997, the Company had total current assets of $3.5 million, including cash of $304,000, and total current liabilities of $23.5 million, including notes payable and current portions of long-term debt of $19.3 million. In September 1997, the Company completed the Offering and the HS Acquisition and entered into the Amended Credit Facility. See "Use of Proceeds" and "Description of Amended Credit Facility." The Company currently expects that available cash, cash flows from operations, proceeds from the Offering, available borrowings under the Amended Credit Facility and sales of certain oil and gas properties will be sufficient to fund debt service requirements and planned capital expenditures for its existing properties through 1998.

  Future Capital Requirements. The Company's capital requirements relate to the acquisition, exploration, enhancement, development and operation of oil and gas producing properties. In general, because the oil and gas reserves the Company has acquired and intends to acquire or develop are depleted by production over time, the success of its business strategy is dependent upon a continuous acquisition, exploitation, enhancement, development and operation program. In order to achieve continuing profitability and generate cash flow, the Company will be dependent upon acquiring or developing additional oil and gas properties, or entering into joint oil and gas well development arrangements. The Company will continue to require access to debt and equity capital, or the availability of joint venture development arrangements, among other possible sources, to pursue its business strategy of additional property acquisition and development. The Company has no present arrangements to raise additional capital from the sale of its securities, other than the Offering, or to enter into joint development arrangements, and no assurances can be given that the Company will be able to obtain additional capital or enter into joint venture development arrangements on satisfactory terms to implement the Company's business strategy. The Company has funded its recent capital needs through the issuance of capital stock and borrowings, principally under the Credit Facility. Without raising additional capital or entering into joint oil and gas well development arrangements, the Company will be unable to acquire additional producing oil and gas properties, and its ability to develop its existing oil and gas properties will be limited to the extent of the available cash flow. No assurance can be given as to the availability or terms of any such additional capital or joint development arrangements, or that such terms as are available may not be dilutive to the interests of the Company's stockholders.

  The Company estimates that it will require approximately $6.5 million of capital to develop and exploit the oil and gas reserves during the six months ending December 31, 1997 and an additional approximately $11.3 million to develop such reserves in 1998. The Company expects to obtain the funds for this purpose from available cash, cash flows from operations, proceeds from the Offering, available borrowings under the Amended Credit Facility, sales of certain oil and gas properties and the possible public or private sale of equity or debt securities. There can be no assurance that these sources will provide funds in sufficient amounts to allow the Company to successfully implement its present business strategy of additional property acquisitions or the development of its oil and gas reserves.

  There can be no assurance that the Company will be able to identify and acquire additional producing oil and gas properties or that any properties that are acquired will prove to be profitable to the Company. The process of integrating acquired properties into the Company's operations may result in unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's resources. In connection with acquisitions, the Company could become subject to significant contingent liabilities arising from the activities of the acquired properties to the extent the Company assumes, or an acquired entity becomes liable for, unknown or contingent liability or in the event that such liabilities are imposed on the Company under theories of successor liability.

CHANGES IN PRICES AND INFLATION

  The Company's revenues and value of its oil and natural gas properties have been and will continue to be affected by changes in oil and natural gas prices. Oil and natural gas prices are subject to seasonal and other fluctuations that are beyond the Company's ability to control or predict.

  The Company hedges natural gas prices through the use of commodity swap agreements in an effort to reduce the effects of the volatility of the price of crude oil and natural gas on the Company's operations. These agreements involve the receipt of fixed-price amounts in exchange for variable payments based on NYMEX prices and specific volumes. In connection with the commodity swap agreements, the Company may also enter into basis swap agreements to reduce the effects of unusual fluctuations between prices actually received at the well head and NYMEX prices. Through the use of commodity price and basis swap agreements, the Company can fix the price to be received for specified volumes of production to the commodity swap price less the basis swap price. The differential to be paid or received, under the swap agreement, is accrued in the month of the related production and recognized as a component of crude oil and natural gas sales. The Company does not hold or issue financial instruments for trading purposes.

  While the use of hedging arrangements limits the downside risk of adverse price movements, it may also limit future gains from favorable movements. All hedging is accomplished pursuant to swap agreements based upon standard forms. The Company addresses market risk by selecting instruments whose value fluctuations correlate strongly with the underlying commodity being hedged. The Company has not been required to provide collateral relating to hedging activities.

  The Company has recently entered into three swap agreements to fix the selling prices for natural gas at a weighted average NYMEX price of $2.03, $2.17 and $2.10, respectively, per Mcf with each agreement relating to the sale of 5,000 Mcf per day of natural gas to be produced during the second half of 1997. The Company has also entered into a floor price agreement to set the floor price of crude oil at $19.00 per Bbl for 10,000 Bbl per month to be produced during the second half of 1997.

  Although certain of the Company's costs and expenses are affected by the level of inflation, inflation has not had a significant effect on the Company's results of operations during the year ended December 31, 1996.

                            BUSINESS AND PROPERTIES

  The Company is an independent energy company primarily engaged in the acquisition, development, exploitation, exploration and production of oil and natural gas. In July 1994, certain members of the Company's current management, including the Company's Chairman and Chief Executive Officer, sold American Natural Energy Corporation (a publicly traded exploration and production company) and assumed operating control of the Company in November 1994. Thereafter, the new management team commenced oil and gas operations by implementing a business strategy emphasizing acquisitions of long-lived, proved producing properties with significant development and exploitation potential. As a result of this strategy, the Company has grown primarily through 13 acquisitions of producing properties for $97.9 million (including the HS Acquisition). The Company has grown from no oil and gas operations or reserves as of December 31, 1994 to having proved reserves of 139.4 Bcf of natural gas and 4,021 Mbbls of oil (163.5 Bcfe) with a PV-10 (as defined in the Glossary) of approximately $117.1 million as of June 30, 1997 on a pro forma basis. The Company is also engaged in natural gas gathering and transportation through its interest in a gas gathering system located in one of its natural gas fields.

  The Company's oil and gas reserves and acreage are principally located in the Anadarko and Delaware/Permian basins, which are historically prolific basins with multiple producing horizons and long-lived reserves. These reserves provide significant development and exploitation potential through low-risk infill drilling and the implementation of new workover, drilling and recompletion technologies. While continuing to pursue attractive acquisition opportunities, the Company has increased its focus on implementing a comprehensive development and exploitation program designed to increase oil and gas production, cash flow and net asset value by enhancing proved producing reserves and converting proved undeveloped reserves to proved producing reserves. The Company has identified over 130 development and exploitation projects within its properties. To date, the Company has not engaged in any material exploration activities but may devote a limited amount of capital in the future to pursue "controlled-risk" exploration opportunities.

  On a pro forma basis at June 30, 1997, the Company held an interest in approximately 294,000 gross acres (approximately 146,000 net acres) and had an interest in 1,026 wells (398 net wells). The Company serves as operator of 452 of the wells in which it has an interest. These operated wells account for approximately 69% of the PV-10 value of the Company's pro forma proved reserves as of June 30, 1997. The Company had estimated proved reserves of
163.5 Bcfe with a PV-10 of $117.1 million on a pro forma basis as of June 30, 1997. These reserves, of which 68% were classified as proved developed, had an estimated average reserve life of approximately 12 years and 85% were natural gas. In 1996, on a pro forma basis, the Company had revenues of $30.2 million and EBITDA (as defined in the Glossary) of $16.7 million. The Company, on a pro forma basis, had revenues of $14.5 million and EBITDA of $7.4 million for the six months ended June 30, 1997.

BUSINESS STRATEGY

  The Company's objective is to increase its reserves, production, cash flow and net asset value through a balanced growth strategy that includes (i) acquiring strategic oil and gas properties in a disciplined manner, (ii) developing and exploiting its properties and (iii) maintaining a low operating cost structure.

 . Strategic Acquisitions. The Company has a successful track record of increasing its reserves through acquisitions having added 184.9 Bcfe from 13 acquisitions, including the HS Acquisition, at a total acquisition cost of $97.9 million, or $0.53 per Mcfe. The Company utilizes a disciplined acquisition strategy, focusing its acquisition efforts on producing properties within strategic geographic basins or areas with (i) relatively long-lived production, (ii) quantifiable development and exploitation potential, (iii) historically low operating expenses or the potential to reduce operating expenses, (iv) close proximity to the Company's existing production or in areas where the Company has the ability to develop operating economies of scale and (v) geological, geophysical and other technical and operating characteristics in which management of the Company has expertise. The Company applies strict economic and reserve risk criteria in evaluating acquisitions of oil and gas properties and companies.

 . Development, Exploitation and Exploration. The Company seeks to maximize the value of its oil and gas properties through development drilling, workovers, recompletions, reductions in operating costs and enhanced operating efficiencies. The Company has identified over 130 development and exploitation projects within its properties, of which 82 have been assigned proved undeveloped reserves. The Company's 1997 and 1998 development drilling program includes plans to drill 52 wells after June 30, 1997, all of which are infill development wells, on proved undeveloped locations. The Company expects to expend approximately $17.6 million on these wells. The Company also continually evaluates and pursues exploitation opportunities, including workover and recompletion projects. The Company expects it will expend approximately $2 million annually on these projects. The Company may devote a limited amount of capital in the future to pursue "controlled-risk" exploration opportunities by drilling on undeveloped acreage in areas in proximity to producing properties.

 . Maintain Low Cost Operations. The Company seeks to maintain low operating and general and administrative expenses per Mcfe through strategic acquisitions in the geographic areas where the Company has existing operations, by operating a major portion of its producing properties and by using contract personnel to assist with the exploitation and development of producing properties. The Company is able to directly control operating and drilling costs as the operator of wells comprising 69% of the PV-10 value of its pro forma proved reserves as of June 30, 1997. In addition, the Company has been able to reduce per unit operating costs by eliminating unnecessary field and corporate overhead costs and by divesting marginal and non-strategic properties with limited development potential. During 1996, the Company divested various interests in an aggregate of 514 wells for total proceeds of approximately $3.1 million. Through its efforts, the Company has reduced lease operating expenses 43% from $1.29 per Mcfe of production in 1995 on a historical basis to $0.74 per Mcfe for the six months ended June 30, 1997, on a pro forma basis. Further, the Company has decreased general and administrative expenses per Mcfe of production 81% from $1.15 per Mcfe to $0.22 per Mcfe over the same periods.

SIGNIFICANT ACQUISITIONS

  Since November 1994, the Company has actively engaged in the acquisition of producing oil and natural gas properties primarily in Oklahoma, Texas, Arkansas and Kansas. The following table summarizes certain information concerning the Company's significant acquisitions from November 1994 through September 9, 1997.

                                           ESTIMATED PROVED
DATE OF                                    RESERVES AT DATE   ACQUISITION  ACQUISITION
ACQUISITION           PRINCIPAL SELLER    OF ACQUISITION (1)   COST (2)     COST (2)
-----------        ---------------------  ------------------ ------------- -----------
                                                (BCFE)       (IN MILLIONS) (PER MCFE)
May 31, 1995;      Johnson Ranch
                   Partners and
May 20, 1996        additional working
                    interest acquisition
                    (3)                          37.9            $10.7        $0.28

January 30, 1996    Buttonwood Energy
                    Corporation                  26.7             20.5         0.77

May 16, 1996;       Comstock Oil & Gas,
                    Inc. and
August 5, 1996      additional working
                    interest acquisition
                    (4)                          13.2              9.7         0.73

December 17, 1996  Athena Energy, Inc.            4.9              4.2         0.86

February 18, 1997  Norse Exploration,
                    Inc.;
                    H. Huffman & Company
                    (5)                          22.9              8.4         0.37

February 18, 1997  Horizon Gas Partners,
                    L.P.                         13.8             10.0         0.72

May 15, 1997       Fina Oil and Chemical
                    Company                       7.8              3.3         0.42

August 12, 1997    Kerr-McGee
                    Corporation                   7.1              3.6         0.51

September 9, 1997  HS Acquisition                50.6             27.5         0.54
                                                -----            -----        -----
                   Total                        184.9            $97.9        $0.53
                                                =====            =====        =====

--------
(1) Estimated proved reserves at date of acquisition are based on reserve reports prepared for the specific acquisition for 1996 Acquisitions. Estimated proved reserves for the 1997 Acquisitions are based on the June 30, 1997 reserve report prepared by the Company's independent petroleum engineer.
(2) Does not include costs to develop these properties, which properties include a substantial amount of proved undeveloped reserves.
(3) Includes properties purchased for $7.2 million in cash and 1,000,000 shares of the Company's Common Stock valued at $2.69 per share and the subsequent purchase of related overriding royalty interests for $800,000.
(4) Includes oil and gas properties acquired on the date indicated for $6.4 million, as well as the subsequent acquisition of additional working interests on the date indicated for $3.3 million in the same area as the earlier acquisition.
(5) Includes cash paid of $14.7 million and two-year common stock purchase warrants to purchase 200,000 shares of Common Stock at an exercise price of $2.50 per share which were valued at $254,000, less amounts allocated to the Sycamore System and to unproved properties.

  The Company continually reviews potential acquisitions, and anticipates making additional acquisitions if such properties fit into its overall business strategy. The Company does not have a budget specifically for acquisitions, however, since their timing and size cannot be predicted. As of the date of this Prospectus, the Company has no definitive agreements with respect to any significant acquisitions.

  The Springer Field Acquisition. In February 1997, the Company acquired from three sellers for an aggregate purchase price of approximately $15.7 million non-operating interests in 13 oil and gas wells located in Carter County, Oklahoma and an approximately 55% interest in the Sycamore System, a related natural gas transportation and gathering system. The Springer Field Acquisition added 22.9 Bcfe of net proved reserves with a PV-10 of approximately $19.6 million as of June 30, 1997, of which approximately 43% are classified as proved developed.

  The 1997 Horizon Acquisition. The Company also acquired in February 1997, from Horizon various working and royalty interests in approximately 100 oil and gas wells located in Major and Blaine counties of Oklahoma for approximately $10 million. The 1997 Horizon Acquisition added approximately
13.8 Bcfe of net proved reserves with a PV-10 of approximately $11.3 million as of June 30, 1997, all of which are classified as proved developed.

  The Fina Acquisition. In May 1997, the Company purchased from Fina various working interests in 20 oil and gas wells located in Beaver County, Oklahoma and Clark County, Kansas. The purchase price was $3.3 million after reflecting closing adjustments. The Company operates all 20 producing wells. The Company intends to drill two development wells on these properties in late 1997 and early 1998. The Fina Acquisition added approximately 7.8 Bcfe of net proved reserves with a PV-10 of approximately $6.6 million as of June 30, 1997, of which approximately 80% are classified as proved developed.

  The Kerr-McGee Acquisition. In August 1997, the Company acquired from Kerr-McGee Corporation various working interests and royalty interests in 162 wells located in the Canadian and Grady Counties, Oklahoma for $3.6 million in cash. The funds to pay the purchase price were borrowed under the Company's Credit Facility. The Company is the operator of 16 of these wells. The Kerr-McGee Acquisition added approximately 7.1 Bcfe of net proved reserves with a PV-10 of approximately $4.6 million as of June 30, 1997 all of which are classified as proved developed.

  The HS Acquisition. On September 9, 1997, the Company acquired from two affiliates of HS Resources, Inc. ("HS") various working interests in a total of approximately 250 oil and gas producing wells located in New Mexico and Oklahoma. The purchase price for the properties was $27.5 million, plus the transfer of certain producing properties presently owned by the Company having a value of less than $1.0 million, subject to closing adjustments. The New Mexico properties acquired from HS consist of working interests in approximately 100 wells located in four fields in Chavez and Eddy counties in the Delaware/Permian basin. The Company operates 92 of these wells. The Company has identified approximately 41 proved development drilling locations on these properties, as well as a number of behind pipe recompletion projects which it presently intends to pursue in 1998. The Oklahoma properties acquired from HS consist of working interests in approximately 150 wells located in various fields in the Anadarko Basin where the Company already has existing operations. The Company operates 50 of these wells. The HS Acquisition added approximately 50.6 Bcfe of net proved reserves with a PV-10 of approximately $35.6 million as of June 30, 1997. Of these reserves, 64% are classified as proved developed.

OIL AND NATURAL GAS RESERVES

  The following table sets forth certain information on the total proved oil and natural gas reserves, the estimated future net revenues therefrom, the Standarized Measure, and the PV-10 of estimated future net revenues of total proved oil and natural gas reserves as of June 30, 1997 for the Company (including the 1997 Acquisitions), HS, and Gothic and HS on a pro forma combined basis, based on the report of Lee Keeling and Associates, Inc., a summary of which report is attached hereto as Annex A. Lee Keeling and Associates, Inc. evaluated and prepared estimates of proved reserves as of June 30, 1997 on properties comprising approximately 95% of the total pro forma proved reserves (88% of proved developed reserves) of the Company. Proved reserves comprising the remaining value at such date were evaluated and prepared by the Company. The calculations which Lee Keeling and Associates, Inc. used in preparation of such report were prepared using geological and engineering methods generally accepted by the petroleum industry and in accordance with SEC guidelines.

                                               AS OF JUNE 30, 1997
                         ----------------------------------------------------------------
                                             NATURAL GAS FUTURE NET STANDARDIZED
                           OIL   NATURAL GAS EQUIVALENT   REVENUE     MEASURE     PV-10
                         ------- ----------- ----------- ---------- ------------ --------
                         (MBBLS)   (MMCF)      (MMCFE)            (IN THOUSANDS)
Gothic:
  Proved developed re-
   serves...............  1,275     71,093      78,743    $110,903               $ 62,759
  Proved undeveloped re-
   serves...............    832     29,211      34,203      35,249                 18,754
                          -----    -------     -------    --------               --------
    Total proved re-
     serves.............  2,107    100,304     112,946    $146,152    $65,155    $ 81,513
                          =====    =======     =======    ========    =======    ========
HS Properties:
  Proved developed re-
   serves...............  1,251     24,921      32,427    $ 49,192               $ 25,614
  Proved undeveloped re-
   serves...............    663     14,145      18,123      25,850                  9,967
                          -----    -------     -------    --------               --------
    Total proved re-
     serves.............  1,914     39,066      50,550    $ 75,042    $27,114    $ 35,581
                          =====    =======     =======    ========    =======    ========
Pro Forma Combined:
  Proved developed re-
   serves...............  2,526     96,014     111,170    $160,095               $ 88,373
  Proved undeveloped re-
   serves...............  1,495     43,356      52,326      61,099                 28,721
                          -----    -------     -------    --------               --------
    Total proved re-
     serves.............  4,021    139,370     163,496    $221,194    $92,269    $117,094
                          =====    =======     =======    ========    =======    ========

  Prices used in calculating future net revenue of proved reserves and related PV-10 were $24.20 per barrel of oil and $2.65 per Mcf of natural gas for proved reserves as of December 31, 1996, and $19.08 per barrel of oil and $1.97 per Mcf of natural gas for proved reserves as of June 30, 1997. The foregoing natural gas prices reflect price hedging in effect on such dates.

  The Company has not filed any estimates of proved oil and natural gas reserves with any federal authority or agency other than with the SEC.

PRINCIPAL AREAS OF OPERATIONS

  The following tables set forth the principal areas of operation and estimated proved oil and natural gas reserves, PV-10 of the estimated future net revenues, percent of total PV-10 and number of proved developed non-producing reserves ("PDNP"), proved developed behind pipe ("PDBP") and proved undeveloped reserves ("PUD") locations from such reserves at June 30, 1997 giving pro forma effect to the HS Acquisition.

                                                                                      NUMBER OF
                                                                                      PDNP, PDBP
                          OIL AND               NATURAL GAS                % OF TOTAL  AND PUD
                         CONDENSATE NATURAL GAS EQUIVALENT      PV-10        PV-10    LOCATIONS
                         ---------- ----------- ----------- -------------- ---------- ----------
                          (MBBLS)     (MMCF)      (MMCFE)   (IN THOUSANDS)
Anadarko Basin:
  Springer Field........     157       22,621      23,563        20,136       17.2%       28
  Northwest Okeene
   Field................      89       22,219      22,753        17,691       15.1         7
  Mocane Laverne and
   Hugoton Fields.......      66       20,707      21,107        16,256       13.9        24
  Other.................     666       25,747      29,742        20,673       17.7       --
Delaware/Permian Basin:
  Johnson Ranch.........   1,357       19,395      27,534        15,659       13.4        19
  Brushy Draw...........   1,645        3,290      13,160        14,110       12.0        16
  Pecos Slope...........      41       25,391      25,637        12,569       10.7        37
                           -----      -------     -------      --------      -----       ---
Combined Pro Forma To-
 tal....................   4,021      139,370     163,496      $117,094      100.0%      131
                           =====      =======     =======      ========      =====       ===

DEVELOPMENT AND EXPLOITATION

  The Company seeks to maximize the value of its oil and gas properties through development drilling, workovers, recompletions, reductions in operating costs and enhanced operating efficiencies. The Company has identified over 130 development and exploitation projects within its properties. In particular, the Company plans (i) to initiate infill drilling on many of its properties, and (ii) to recomplete additional producing zones that have been assigned "behind pipe" proved reserves as of June 30, 1997. Some of the Company's more significant development and exploitation activities and opportunities are described below.

Oklahoma-Anadarko Basin

  Approximately 97.2 Bcfe (or 59%) of the Company's proved reserves are located in the Anadarko Basin which is a geographic area encompassing Western Oklahoma and the Texas Panhandle. This basin is considered a mature gas producing field that is characterized by multiple producing horizons and long-lived reserves. Producing wells often have additional reserves "behind pipe" or additional zones with producing capabilities that are not completed initially in the well bore. These zones are categorized as proved developed non-producing, and require recompletion or workover activities to be performed in order to convert to proved producing and thereby increasing the wells' cash flow. A significant number of the Company's properties are located on 640-acre producing units which in some cases may enable an additional well or wells, known as increased density or infill wells, to be drilled on the same acreage without adversely effecting the existing production.

  Springer Field, Carter County, Oklahoma. The Company has interests in 3,280 gross acres (1,048 net acres) with significant non-operating working interests in 13 gas wells in the Springer Field. Oneok Resources Company operates the Company's wells in this field. Current net production is 2.3 Mmcf of gas and 10 Bbls of oil per day predominately from the Sycamore Formation at approximately 6,000 feet. The field also has produced from the Woodford Shale at 6,500 feet, and to a limited extent the Viola Formation at 7,000 feet. The field has recently been approved for increased density development to 160 acres. There are currently plans to drill 19 development infill wells in the Sycamore and Woodford Formations and drilling has commenced on the first two wells.

  Northwest Okeene Field, Major and Blaine Counties, Oklahoma. The Company operates approximately 40 wells in this field. Additionally, the Company owns substantial royalty interests in approximately 50 wells in the field as well as numerous non-operated interests. The properties currently produce approximately 3.5 net Mmcf of gas and 10 net Bbls of oil per day from the Chester and Red Fork Formations from depths of 7,000 to 8,000 feet. Current well spacing in this area is on 160 acres. The Company's management believes there are numerous recompletion and infill drilling possibilities from various Pennsylvania sands at depths of 6,500 to 10,000 feet. The Company has not budgeted funds for development drilling in these fields at this time.

  Mocane Laverne and Hugoton Fields, Beaver and Texas Counties, Oklahoma. The Company operates approximately 92 wells in these fields located in Northwest Oklahoma and the Oklahoma Panhandle. The properties currently produce 3.7 net Mmcf of gas and 3.5 net Bbls of oil per day predominately from the Morrow and Chester Formations at depths of 6,000 to 7,000 feet. These wells are spaced on 160 acres. The Company has identified five infill development drilling locations in the fields and plans to drill four of the wells during 1997 and 1998 and has budgeted approximately $1.2 million for this purpose.

  Richland Field Flood, Canadian County, Oklahoma. The Richland Field is an Oswego Formation producing field that comprises parts of eight sections in Western Oklahoma. The geological feature of the formation appears to be "closed" or "contained" so that a waterflood operation might be successfully employed in order to recover secondary and tertiary reserves. Company engineers have estimated through the use of well logs, analogy and core samples, that one million barrels of oil might be recovered by waterflooding. Land leasing and property acquisition activities are continuing in order to increase the Company's interest in the field before any unitization and waterflooding activities take place.

Delaware/Permian Basin

  Approximately 66.3 Bcfe (or 41%) of the Company's proved reserves are located in the Delaware/Permian Basin, a geological area encompassing Southeast New Mexico and Southwest Texas. The basin is known for its production from the Delaware Formations and deep gas sands.

  Johnson Ranch, Loving County, Texas. The Company currently operates 64 producing oil wells and two gas wells and has interests in 8,960 gross acres in Loving County, Texas. The properties currently produce 350 net Bbls of oil and 1.2 net Mmcf of natural gas per day, predominately from the Delaware and Cherry Canyon Sands at depths of 6,000 to 7,000 feet. The Company owns approximately 2,000 undeveloped leasehold acres and has identified approximately 24 proven Delaware locations. The Company is currently drilling its first two development wells on the Johnson Ranch property and has budgeted $5.9 million for the drilling of an additional 11 development wells in 1997 and 1998. The Johnson Ranch also produces gas from the Atoka/Pennsylvanian sands at depths of 12,000 to 15,000 feet. Additionally, the Company has identified deep locations (depths of from 8,000 to 17,000 feet) on the acreage and has budgeted for drilling the first well in late 1998.

  Brushy Draw, Eddy County, New Mexico. The Company purchased five wells on 880 gross acres in Eddy County as part of the HS Acquisition with current net daily production of 120 Bbls of oil and 100 Mcf of natural gas primarily from the Delaware/Cherry Canyon Formations at depths of from 4,000 to 5,500 feet. The Company has identified approximately six development locations and four recompletion locations on the properties. The Company has budgeted $1.4 million to drill four development wells in this field in 1997 and 1998.

  Pecos Slope, Chaves County, New Mexico. The Company purchased as part of the HS Acquisition 73 wells in Chavez County with current net daily production of
2.5 Mmcf of natural gas from the Abo Formation at a depth of 4,500 feet. The property covers 12,000 gross acres, of which 4,600 acres are undeveloped. The Company estimates there are over 50 proved development drilling locations and intends to drill 13 development wells at a cost of $2.5 million during 1997 and 1998.

EXPLORATION

  The Company may devote a limited amount of capital in the future to pursue "controlled-risk" exploration opportunities by drilling on undeveloped acreage in areas in proximity to producing properties. Some of the Company's exploration opportunities are described below. At present, however, the Company has not budgeted funds for any exploratory drilling in 1997 and 1998.

  Wolfcamp Test, Johnson Ranch, Loving County, Texas. The Wolfcamp formation is a Permian age rock that produces in various parts of the Permian Basin. Successful completions in the formation have occurred to the north, east and south of the Johnson Ranch. According to drilling records of other wells on the Johnson Ranch property, this formation may contain commercial quantities of gas. It is the Company's intention to test the formation in an old well bore or "kickout" from an old well.

  Springer Field, Carter County, Oklahoma. The Springer Field currently produces from the Sycamore, Woodford and Viola Formations. The Company has identified a potential exploration project in the Arbuckle Formation at 10,000 feet below the Springer Field. The Company intends to employ modern technologies, including directional drilling to test the Arbuckle Formation.

SYCAMORE SYSTEM OPERATIONS

  The Company, through its partnership interest in the Sycamore Gas System, owns 55% of a gas gathering and transmission system in the Springer Field, Carter County, Oklahoma consisting of approximately 18.9 miles of two to eight inch pipelines. The system gathers and purchases gas from approximately 13 wells in the field and also transports gas for three other wells. The system will also gather and purchase gas from development wells which are planned for the Springer Field.

OIL AND NATURAL GAS PRODUCTION

  The following table shows the approximate net oil and natural gas production attributable to (i) the Company on a historical and pro forma basis reflecting the 1996 Acquisitions and the Springer Field and 1997 Horizon Acquisitions as if all such acquisitions occurred on January 1, 1996, (ii) properties acquired, or to be acquired, in the HS, Fina and Kerr Mc-Gee Acquisitions on a historical combined basis, and (iii) the Company on a pro forma combined basis as if the 1996 Acquisitions, the 1997 Acquisitions and the HS Acquisition all occurred on January 1, 1996, for the periods indicated, net of all royalties, overriding royalties, and other third party interests.

                                                   YEAR ENDED    SIX MONTHS
                                                  DECEMBER 31, ENDED JUNE 30,
                                                  ------------ --------------
                                                  1995   1996   1996    1997
                                                  ----- ------ ------- -------
Gothic (Historical):
  Oil (Mbbls)....................................    74    164      83      76
  Natural gas (Mmcf).............................   434  3,404   1,400   2,932
  Natural gas equivalent (Mmcfe).................   880  4,388   1,898   3,388
HS, Fina and Kerr-McGee Acquisitions Combined
 (Historical):
  Oil (Mbbls)....................................   103     89      42      38
  Natural gas (Mmcf)............................. 2,387  2,926   1,477   1,061
  Natural gas equivalent (Mmcfe)................. 3,005  3,460   1,729   1,289
Pro Forma Combined(1):
  Oil (Mbbls)....................................          264             114
  Natural gas (Mmcf).............................        9,205           3,993
  Natural gas equivalent (Mmcfe).................       10,789           4,677

--------
(1) Excludes production from certain divested properties.

PRODUCTIVE WELL SUMMARY

  The following table sets forth by state the respective interests in productive wells owned by the Company as of June 30, 1997 (which includes the 1997 Acquisitions), and the productive wells on the HS Acquisition properties and the Company on a pro forma combined basis including the HS Acquisition properties.

                                                   OIL    NATURAL GAS    TOTAL
                                                --------- ------------ ---------
                                                GROSS NET GROSS  NET   GROSS NET
                                                ----- --- ------ ----- ----- ---
Gothic:
  Oklahoma.....................................   85   29    593   152  678  181
  Texas........................................   68   68     19    15   87   83
  Kansas.......................................  --   --       7     6    7    6
HS Acquisition:
  Oklahoma.....................................   44   16    109    38  153   54
  New Mexico...................................   20   11     81    63  101   74
Pro Forma Combined:
  Oklahoma.....................................  129   45    702   190  831  235
  Texas........................................   68   68     19    15   87   83
  New Mexico...................................   20   11     81    63  101   74
  Kansas.......................................  --   --       7     6    7    6

ACREAGE

  The following table shows the approximate gross and net acres of leasehold interests of the Company (including the Fina and Kerr-McGee Acquisitions) and the HS Acquisition properties as of June 30, 1997 and the Company on a pro forma combined basis reflecting the HS Acquisition.

                                           DEVELOPED ACREAGE UNDEVELOPED ACREAGE
                                           ----------------- -------------------
                                            GROSS     NET      GROSS      NET
                                           ----------------- -------------------
Gothic:
  Kansas..................................    5,120    3,824       --        --
  Oklahoma................................  220,400  102,113     2,077       733
  Texas...................................   21,120   20,379     2,000     2,000
HS Acquisition:
  New Mexico..............................   48,480   40,702     4,640     1,381
  Oklahoma................................   34,240    9,137       --        --
Pro Forma Combined:
  Kansas..................................    5,120    3,824       --        --
  New Mexico..............................   48,480   40,702     4,640     1,381
  Oklahoma................................  254,640  111,250     2,077       733
  Texas...................................   21,120   20,379     2,000     2,000

  Undeveloped acres are those on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas, regardless of whether or not such acreage contains proved reserves. The amount of acreage held by the Company increases or decreases in the normal course of business as interests in new acreage are acquired (including acreage by pooling), as interests are sold or contributed to others, as wells are drilled, as properties are abandoned (if determined not to warrant exploration or development) or as leases expire. It is the Company's policy to formulate drilling plans or the orderly development of undeveloped acreage within the primary terms of the leases involved.

DRILLING ACTIVITY

  The Company did not engage in any drilling activity prior to 1996. The Company completed the drilling of two development wells in the Arkoma Basin of Southwestern Arkansas during the year ended December 31,

1996 in each of which it owned a 25% working interest. Both wells are now productive wells. These interests were sold in the second quarter of 1997. At December 31, 1996 and March 31, 1997, the Company was not engaged in any material drilling activities. At June 30, 1997, the Company was engaged in drilling one development well (1.0 net well) and was a participant in drilling four additional wells (1.3 net wells) on properties where it was not the operator.

OPERATING CONTROL OVER PRODUCTION ACTIVITIES

  The Company operates 452 of the 1,026 wells in which it owns an interest, representing approximately 69% of its PV-10 as of June 30, 1997 pro forma for the HS Acquisition. The non-operated properties are being operated by unrelated third parties pursuant to operating agreements which are, for the most part, standard to the industry. Decisions about operations regarding non-operated properties may be determined by the outside operator rather than the Company. If the Company declines to participate in additional activities proposed by the outside operator, under certain operating agreements, the Company will not receive revenues from, and/or will lose its interest in, the activity in which it declined to participate.

TITLE TO OIL AND NATURAL GAS PROPERTIES

  The Company has acquired interests in producing and non-producing acreage in the form of working interests, royalty interests and overriding royalty interests. Substantially all of the Company's property interests are held pursuant to leases from third parties. The leases grant the lessee the right to explore for and extract oil and natural gas from specified areas. Rentals usually consist of either a lump sum payment (i.e. paid-up lease) or a fixed annual charge (i.e. delay rental) prior to production and, once production has been established, a royalty based upon the gross proceeds from the sale of oil and natural gas. Once wells are drilled, a lease generally continues so long as production of oil and natural gas continues. In some cases, leases may be acquired in exchange for a commitment to drill or finance the drilling of a specified number of wells to predetermined depths. All of the Company's non-producing acreage is held under leases from mineral owners or a government entity which expire at varying dates. The Company is obligated to pay annual delay rentals to the lessors of certain properties in order to prevent the leases from terminating. Because substantially all of the Company's undeveloped acreage is held by production, annual delay rentals are generally nominal.

  Title to leasehold properties is subject to royalty, overriding royalty, carried, net profits, and other similar interests and contractual arrangements customary in the oil and natural gas industry, and to liens incident to operating agreements, liens relating to amounts owed to the operator, liens for current taxes not yet due and other encumbrances. In addition, in certain areas the Company's interests in producing properties are subject to certain agreements and other instruments that have not been recorded in real property records. The effect of these unrecorded instruments has been confirmed based upon a review of historic cost and revenue information, including joint interest billings, division orders, check stubs and other production accounting information reflecting such unrecorded interests. The Company believes that such burdens and unrecorded instruments neither materially detract from the value of its interest in the properties, nor materially interfere with their use in the operation of its business.

  While updated title opinions may not always be received prior to the acquisition of a producing oil and natural gas property, title opinions on significant producing properties have historically been obtained in connection with pledging the Company's producing properties under the Credit Agreement. On non-productive leases, title opinions are usually not obtained until immediately prior to the drilling of a well on a property. Accordingly, the Company's proved undeveloped reserves may be the subject of significantly less title investigation. It is contemplated, however, that investigations will be made in accordance with standard practices in the industry before the acquisition of producing properties and before exploratory drilling.

PRODUCTION AND SALES PRICES

  The Company's production of oil and natural gas is derived solely from the United States. The Company is not obligated to provide a fixed and determinable quantity of oil and/or natural gas in the future under existing contracts or agreements. The Company does not refine or process the oil and natural gas it produces, but sells the production to unaffiliated oil and natural gas purchasing companies in the area in which it is produced. The Company sells crude oil on a market price basis and sells natural gas under contracts to both interstate and intrastate natural gas pipeline companies. The Company currently sells a significant portion of its oil pursuant to a contract with Sun Refining and Marketing ("Sun"). See "-- Marketing of Production" below.

MARKETING OF PRODUCTION

  The Company's production of oil and gas is marketed to third parties consistent with industry practices. Typically, oil is sold at the wellhead at field posted prices, and gas is sold under contract at negotiated prices based upon factors normally considered in the industry, such as distance from the well to the pipeline, well pressure, estimated reserves, quality of gas and prevailing supply/demand conditions.

  Typically gas production is sold to various pipeline companies. The basic terms of all the contracts are essentially the same in that the Company makes gas production available to the pipeline companies at certain given points of delivery on their pipelines and the pipeline company accepts such gas and delivers it to the end user. The pipeline company then has the obligation to pay the Company a price for the gas which is based on published indices of average pipeline prices or upon a percentage of the pipeline resale value.

  The Company's revenues, earnings and cash flows are highly dependent upon current prices for oil and gas. In general, prices of oil and gas are dependent upon numerous factors beyond the control of the Company, including supply and demand, competition, imports and various economic, political, environmental and regulatory developments, and accordingly, future prices of oil and gas may be different from prices in effect at December 31, 1996 and June 30, 1997.

  During the six months ended June 30, 1997, the Company sold approximately 31% of its gas production to Aurora Natural Gas, LLC, 17% of its gas production to Warren NGL, Inc., 14% of its gas production to Phillips Gas Marketing Co. and 68% of its oil production to Sun.

  The ability of the Company to market oil and gas from its wells is dependent upon numerous factors beyond its control, including the extent of domestic production and imports of oil and gas, the proximity of the Company's gas production to gas pipelines, the availability of capacity in such pipelines, the demand for oil and gas by utilities and other end users, the effects of inclement weather, state and federal regulation of oil and gas production and federal regulation of gas sold or transported in interstate commerce. There is no assurance that the Company will be able to market all of the oil or gas produced by it or that favorable prices can be obtained for the oil and gas it produces. Other than under existing contractual commitments, the Company is not contractually restricted from selling its gas production to alternative pipelines. While alternative pipelines are available in Oklahoma where the Company has gas production, the Company believes that alternative pipelines may not be readily available for marketing its Texas gas production.

  In view of the many uncertainties affecting the supply and demand for crude oil, natural gas and refined petroleum products, the Company is unable to accurately predict future oil and gas prices and demand or the overall effect they will have on the Company.

COMPETITION

  The oil and gas industry is highly competitive in all of its phases. The Company encounters competition from other oil and gas companies in all areas of its operations, including the acquisition of producing properties and the marketing of oil and gas. Many of these companies possess greater financial and other resources than the Company. Competition for acquisition of producing properties is affected by the amount of funds available to the Company, information about producing properties available to the Company and any standards established from time to time by the Company for the minimum projected return on investment. Because gathering systems are the only practical method for the intermediate transportation of natural gas, competition is presented by other pipelines and gas gathering systems. Competition may also be presented by alternative fuel sources, including heating oil and other fossil fuels. Because the primary markets for natural gas liquids are refineries, petrochemical plants and fuel distributors, prices are generally set by or in competition with the prices for refined products in the petrochemical, fuel and motor gasoline markets.

REGULATION

  The oil and gas business is regulated extensively by federal, state and local authorities. Various governmental agencies, both federal and state, have promulgated rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for the failure to comply. The regulatory burdens on the oil and gas industry increase its cost of doing business and, consequently, affect its profitability. Because such laws and regulations are frequently amended or reinterpreted, the Company is unable to predict the future cost of complying with such regulations. The Company believes that it is in material compliance with its regulatory obligations.

  On October 24, 1992 extensive national energy legislation became law which focuses on electric power, renewable energy sources and conservation. The legislation guarantees equal treatment of domestic and imported natural gas supplies, mandates expanded use of natural gas and other alternative fuel vehicles, provides funding for natural gas development, permits continued offshore drilling and use of natural gas for electric generation and adopts various conservation measures to reduce consumption of imported oil.

  Production and Development. The Company's oil and gas well development operations are subject to numerous types of regulation at federal, state and local levels. Such regulation includes requiring permits for the drilling of wells; maintaining bonding requirements to drill or operate wells; and imposing operational requirements on properties upon which wells are drilled and the plugging and abandoning of wells. The Company's operations are also subject to various conservation rules to protect the correlative rights of subsurface owners. These include the regulation of the size and shape of drilling and spacing units or proration units, the density and location of wells which may be drilled and the unitization or pooling of oil and gas properties.

  In May 1992, Oklahoma enacted legislation which limits the daily allowable amount of natural gas production during periods of low demand for natural gas. In Oklahoma, production of natural gas from a well is currently limited by statute to (i) during March through October of each year, the greater of 750 Mcf per day or 25% of total daily production capacity of the well, and (ii) during November through February of each year, the greater of 1,000 Mcf per day or 40% of the total daily production capacity of the well, unless the Oklahoma Corporation Commission ("OCC") sets different rules. The OCC sets market demands quarterly and could change the production quotas for any upcoming quarter. Effective July 1, 1992, the Texas Railroad Commission, which is the state agency that regulates oil and gas production in Texas (the "TRC"), enacted new regulations that may limit the rate at which oil and gas may be produced from Texas properties. The TRC relies upon certain information filed monthly by well operators, in addition to using historical production data for each well during comparable past periods, to arrive at a production allowable. This is in contrast to the TRC's previous historic reliance on forecasts of upcoming months' "takes" filed by purchasers of natural gas in formulating allowables, a procedure which had resulted in substantial excess allowables over volumes actually produced. The Company cannot predict what effect, if any, the Texas and Oklahoma regulations and legislation will have on its operations. However, the effect of such legislation and regulations may be to decrease the allowable daily production and the revenues from gas properties, including properties that produce both oil and gas. It is also possible that such legislation and regulations may result in a decrease in natural gas production in such states, which could exert upward pressure on the price of natural gas.

  Environmental Matters. The Company's operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities; limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and impose substantial liabilities for pollution resulting from the Company's operations. The permits required for various of the Company's operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines or injunction, or both. In the opinion of management, the Company is in substantial compliance with current applicable environmental laws and regulations, and the Company has no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on the Company, as well as the oil and gas industry in general. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of "hazardous substances" found at such sites. It is not uncommon for the neighboring land owners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of "hazardous substance," state laws affecting the Company's operations impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as "non-hazardous," such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

  Federal regulations require certain owners or operators of facilities that store or otherwise handle oil, such as the Company, to prepare and implement spill prevention, control countermeasure and response plans relating to the possible discharge of oil into surface waters. The Oil Pollution Act of 1990 contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States. For onshore facilities that may affect waters of the United States, the Environmental Protection Agency ("EPA") requires an operator to demonstrate $10 million in financial responsibility, and for offshore facilities the financial responsibility requirement is at least $35 million. Regulations are currently being developed under federal and state laws concerning oil pollution prevention and other matters that may impose additional regulatory burdens on the Company. In addition, the Clean Water Act and analogous state laws require permits to be obtained to authorize discharge into surface waters or to construct facilities in wetland areas. With respect to certain of its operations, the Company is required to maintain such permits or meet general permit requirements. The EPA recently adopted regulations concerning discharges of storm water runoff. This program requires covered facilities to obtain individual permits, participate in a group or seek coverage under an EPA general permit. The Company believes that it will be able to obtain, or be included under, such permits, where necessary, and to make minor modifications to existing facilities and operations that would not have a material effect on the Company.

  The Company has acquired leasehold interests in numerous properties that for many years have produced natural gas and oil. Although the previous owners of these interests may have used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties. In addition, some of the Company's properties are or have been operated by third parties over whom the Company has or had no control. Notwithstanding the Company's lack of control over properties operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, adversely impact the Company.

  Occupational Health and Safety Regulations. The Company is subject to laws and regulations concerning occupational safety and health. While it is not anticipated that the Company will be required in the near future to expend material amounts by reason of occupational safety and health laws and regulations, the Company is unable to predict the ultimate cost of compliance.

  Marketing and Transportation. In the past, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 (the

"NGPA"), and the regulations promulgated thereunder by the Federal Energy Regulatory Commission (the "FERC"). Since 1978, maximum selling prices of certain categories of natural gas sold in the "first sales," whether sold in interstate or intrastate commerce, have been regulated pursuant to the NGPA. The term "first sales" means the first time gas is sold as a severed hydrocarbon after it is produced from the ground. The NGPA established various categories of natural gas and provided for graduated deregulation of price controls of several categories of natural gas. There is currently no price regulation for "first sales" of gas. On July 26, 1989, the Natural Gas Wellhead Decontrol Act was enacted. This act amended the NGPA to remove both price and non-price controls from natural gas sold in "first sales" as of January 1, 1993. Under current market conditions, deregulated gas prices under new contracts tend to be substantially lower than most regulated price ceilings prescribed by the NGPA. The effect of termination of these price controls cannot be determined.

  Several major regulatory changes have been implemented by the FERC from 1985 to the present that affect the economics of natural gas production, transportation and sales. In addition, the FERC continues to promulgate revisions to various aspects of the rules and regulations affecting those segments of the natural gas industry, most notably interstate natural gas transmission companies, which remain subject to the FERC's jurisdiction. These initiatives may also affect the intrastate transportation of gas under certain circumstances. The stated purposes of many of these regulatory changes is to promote competition among the various sectors of the industry. The ultimate impact of these complex and overlapping rules and regulations, many of which are repeatedly subject to judicial challenge and interpretation, cannot be predicted.

  In April 1992, the FERC issued its restricting rule, known as Order No. 636 ("Order No. 636"), the significant provisions of which (a) require that interstate pipelines provide firm and interruptible transportation solely on an "unbundled" basis, separate from, their sales service, and convert each pipeline's bundled firm sales service into unbundled firm transportation service; (b) provide for the issuance of blanket certificates to pipelines to provide unbundled sales service, giving all utility customers a chance to purchase their firm supplies from non-pipeline merchants; (c) require that pipelines provide firm and interruptible transportation service on a basis that is equal in quality for all gas supplied, whether purchased from the pipeline or elsewhere; (d) require that pipelines provide a new, non-discriminatory "no-price" transportation service; (e) establish two new general programs for the reallocation of firm pipeline capacity; (f) require that all pipelines offer access to their storage facilities on a firm and interruptible basis; (g) provide for pre-granted abandonment of pipeline sales agreements, interruptible and short-term (defined as one year or less) transportation agreements and condition pre-granted abandonment of long-term transportation service; (h) modify transportation rate design by requiring that all fixed costs related to transportation be recovered through the reservation charge; and (i) provide mechanisms for the recovery by pipelines of certain types of costs likely to occur from implementation of Order No.
636. The term "firm transportation" means the obligation of a pipeline company to transport gas except in a case of force majeure and the term "interruptible transportation" means the obligation of a pipeline company to transport gas which obligation may be interrupted if there is inadequate pipeline capacity.

  The rules contained in Order No. 636, as amended by Order No. 636-A (issued in August 1992) and Order No. 636-B (issued in November 1992), are far reaching and complex. In addition, several provisions of Order No. 636 are currently subject to court challenges. Although the ultimate outcome of these challenges under Order No. 636 cannot be predicted with certainty, the Company does not believe that these Orders will have a material adverse effect on its operations. Nevertheless, the Orders have resulted in a degree of uncertainty with respect to interstate natural gas sales and transportation.

  No Price Controls on Liquid Hydrocarbons. Although in the past there have been regulations on the sales price of liquid hydrocarbons, there are currently no price controls on crude oil, condensate or natural gas liquids and sales thereof can be made at uncontrolled prices.

OPERATIONS HAZARDS AND INSURANCE

  The Company maintains various types of insurance to cover its operations, including $2 million of general liability insurance and an additional $5 million of excess liability insurance. The Company's insurance does not cover every potential risk associated with the drilling and production of oil and gas. Coverage is not obtainable for certain types of environmental hazards. The occurrence of a significant adverse event, the risks of which are not fully covered by the Company's insurance, could have a material adverse effect on the Company's financial condition and results of operations. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at reasonable rates.

EMPLOYEES

  As of June 30, 1997, the Company had a total of 22 employees consisting of 13 production and land personnel, one of whom is an executive officer, and nine financial, accounting and administrative personnel, one of whom is an executive officer.

EXECUTIVE OFFICE

  The Company maintains its corporate headquarters at 5727 South Lewis Avenue, Suite 700, Tulsa, Oklahoma 74105 and its telephone number is (918) 749-5666. It leases approximately 8,164 square feet of space at that location. The annual rental is approximately $95,060, and the lease expires December 31, 1999. The Company believes this facility is adequate for its present requirements.

LITIGATION

  No legal proceedings are pending against the Company other than ordinary litigation incidental to the Company's business, the outcome of which management believes will not have a material adverse effect on the Company.

                                  MANAGEMENT

  The following table lists the names, ages and positions with the Company of the Company's Directors and executive officers and other significant employees and consultants:

   EXECUTIVE OFFICERS AND
   DIRECTORS                AGE PRESENT POSITION WITH THE COMPANY
   ----------------------   --- ---------------------------------
   John J. Fleming......... 56  Chairman of the Board
   Michael K. Paulk........ 48  President, Chief Executive Officer and Director
   John L. Rainwater....... 49  Vice President and Director
   Morton A. Cohen......... 61  Director
   Brian E. Bayley......... 44  Director


   OTHER SIGNIFICANT
   EMPLOYEES AND
   CONSULTANTS
   -----------------
   R. Andrew McGuire....... 31  Controller
   Bennett G. Shelton...... 40  Land Contracts Manager
   Richard O. Mulford...... 44  Operations Manager
   Robert G. Snead......... 59  Geologist
   R.L. Hilbun............. 49  Full time consultant -- drilling and completion engineer

  John J. Fleming. Mr. Fleming was elected a Director of the Company in October 1994. Mr. Fleming is currently Chairman, President and Chief Executive Officer of Profco Resources, Ltd., which engages in oil and gas exploration. From 1992 through December 1995, Mr. Fleming was Chairman and Chief Executive Officer of Excel Energy, Inc., engaged in oil and gas exploration. Prior thereto, commencing in 1989 he was Chairman and Chief Executive Officer of Trical Resources, Inc. and its successor Voyager Energy, Inc. Mr. Fleming was Chairman of the Board of American Natural Energy Corporation ("ANEC") from August 1993 to July 1994. He has been involved in the oil and gas industry as president, Chairman or Chief Executive Officer of a number of corporations for more than the past fifteen years. Mr. Fleming is also a Director of Imco Recycling Inc., Newfoundland Capital Corporation and Canadian Helicopters Limited.

  Michael K. Paulk. Mr. Paulk was elected as President, Chief Executive Officer and Director of the Company in October 1994. Mr. Paulk has been engaged in the oil and gas industry in many and various capacities for the past 23 years. He was President, Chief Executive Officer and Director of ANEC from its inception in 1985 until his resignation in September 1994 after its acquisition by Alexander Energy Corporation ("AEOK") in July 1994, and was highly instrumental in negotiating and completing the merger of ANEC into AEOK. From 1983 through 1985 Mr. Paulk was a self-employed financial consultant to various oil and gas companies specializing in asset management, liquidation, debt restructure and reorganization and crisis management. He served as Executive Vice President, Corporate Secretary/Treasurer, Chief Operating Officer and Chief Financial Officer of Excalibur Oil, Inc. from 1980 through 1982, and as its President from 1982 through 1983. Early in his career Mr. Paulk was a staff accountant with Hurdman-Cranston, CPA, an oil and gas accounting manager with Sullivan & Associates, Inc., CPA, and Comptroller and Chief Financial Officer with Midwest Energy Corporation.

  John L. Rainwater. Mr. Rainwater was elected Vice President of Corporate Development in October 1994 and a Director of the Company in April 1995. From June 1992 until he joined the Company in October 1994, Mr. Rainwater was an independent petroleum consultant. From January 1990 through June 1992, Mr. Rainwater was the President of Eberle, Rainwater & Associates, a financial management corporation specializing in mergers and acquisitions and funding activities.

  Morton A. Cohen. Mr. Cohen was elected a Director of the Company in October 1995. Mr. Cohen has been, for more than ten years, the President and Chairman of Clarion Capital Corporation, a small business investment company. Mr. Cohen is a Director of Zemec Corporation, Abaxis, Inc., Montek Technologies, Inc., and Cohesant Technologies, Inc.

  Brian E. Bayley. Mr. Bayley was elected a Director of the Company in February 1996. He has been President of Quest Management Corp., a private management company, and its predecessors since October 1990 and for the four years prior thereto was its Vice-President of Corporate Administration. Mr. Bayley is a Director of a number of other corporations, none of which are reporting companies under the Securities Exchange Act of 1934, as amended.

  R. Andrew McGuire. Mr. McGuire has been employed by the Company as Controller since November 1994. From February 1991 to October 1994, he was employed as Accounting Manager of ANEC. From May 1988 to February 1991, he was employed by OXY-USA, Inc., a subsidiary of Occidental Petroleum Corp., as an accountant. Mr. McGuire is a certified public accountant.

  Bennett G. Shelton. Mr. Shelton has been employed by the Company as Land Contracts Manager since May 1995. From August 1994 to May 1995 he was a Senior Landman with Alexander Energy Corporation and prior thereto he was a Land and Acquisition Manager with ANEC. Prior to April 1991, he was for approximately ten years, a staff landman with Santa Fe Minerals, Inc.

  Richard O. Mulford. Mr. Mulford has been employed as Operations Manager with the Company since April 1995. From April 1985 to April 1995, he was a Production Superintendent with ANEC and has been employed in the oil and gas industry since 1978.

  Robert G. Snead. Mr. Snead who has served as a geologist for the Company on a full-time consulting basis since April 1997 was hired as a full time employee effective September 1, 1997. Between early 1994 and April 1997, he was employed as an independent geologist and from 1985 to 1994 was the Senior Vice President/Exploration Manager of LOGO, Inc., an oil and gas well operating company.

  R. L. Hilbun. Mr. Hilbun is a full time consultant to the Company serving as a drilling and completion engineer. He has served in this capacity since March 1997. Prior thereto, commencing in 1982, he was Vice President, Operations of PSEC, Inc., an oil and gas well operating company. He has been employed in the oil and gas industry since 1970.

EXECUTIVE COMPENSATION

  The following table sets forth the annual and long-term compensation paid during the Company's three fiscal years ended December 31, 1996 to the Company's Chief Executive Officer and all other executive officers who received compensation exceeding $100,000 and who served in such capacities at December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION
                             ----------------------------------------------------------
                                                                      COMPENSATION
                                                                 ----------------------
                                                                 LONG-TERM
                                                                  AWARD'S
                                                    OTHER ANNUAL  OPTION    ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY     BONUS COMPENSATION    (#)    COMPENSATION
---------------------------  ---- --------    ----- ------------ --------- ------------
Michael K. Paulk........     1996 $107,458(1)  -0-      -0-       125,000      -0-
                             1995   96,000     -0-      -0-           -0-      -0-
                             1994   16,000(2)  -0-      -0-       250,000      -0-
John Rainwater..........     1996 $107,458(1)  -0-      -0-       125,000      -0-
                             1995   96,000     -0-      -0-           -0-      -0-
                             1994   16,000(2)  -0-      -0-       250,000      -0-

--------
(1) Excludes bonuses aggregating $100,000 proposed to be paid to Messrs. Paulk and Rainwater as compensation for 1996, the amount of which is to be determined by the Compensation Committee of the Board of Directors subsequent to the date hereof.
(2) Messrs. Paulk and Rainwater were elected executive officers of the Company on October 31, 1994.

OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1996

  The following table provides information with respect to the above named executive officers regarding options granted to such persons during the Company's year ended December 31, 1996.

                             NUMBER OF      % OF TOTAL OPTIONS/
                             SECURITIES       SARS GRANTED TO   EXERCISE OR
                          UNDERLYING SARS/     EMPLOYEES IN     BASE PRICE                    MARKET PRICE
NAME                     OPTIONS GRANTED(#)     FISCAL YEAR      ($/SHARE)  EXPIRATION DATE ON DATE OF GRANT
----                     ------------------ ------------------- ----------- --------------- ----------------
Michael K. Paulk........      125,000(1)           29.8%           $2.56       7/16/2001         $2.56
John Rainwater..........      125,000(1)           29.8%            2.56       7/16/2001          2.56

--------
(1) Of which, options to purchase 62,500 shares become exercisable on July 16, 1997 and options to purchase 62,500 shares become exercisable on July 16, 1998, provided, however, such options become immediately fully exercisable in the event of a "change of control," as defined, of the Company.

STOCK OPTION HOLDINGS AT DECEMBER 31, 1996

  The following table provides information with respect to the above named executive officers regarding Company options held at the end of the Company's year ended December 31, 1996 (such officers did not exercise any options during the most recent fiscal year).

                                                                    VALUE OF UNEXERCISED
                         NUMBER OF UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                             AT DECEMBER 31, 1996                  AT DECEMBER 31, 1996(1)
                         -----------------------------------      -------------------------
NAME                      EXERCISABLE         UNEXERCISABLE       EXERCISABLE UNEXERCISABLE
----                     --------------      ---------------      ----------- -------------
Michael K. Paulk........          250,000(2)               --         -0-          -0-
                                      --               125,000(3)     -0-          -0-
John Rainwater..........          250,000(2)               --         -0-          -0-
                                      --               125,000(3)     -0-          -0-

--------
(1) Based on the closing sales price on December 31, 1996 of $2.37.
(2) Exercisable at $2.50 per share.
(3) Exercisable at $2.56 per share.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements expiring December 31, 1999, with each of Michael Paulk and John Rainwater pursuant to which they are employed as the President and Vice-President, respectively, of the Company. Messrs. Paulk and Rainwater receive base salaries of $121,000 and $121,000 per year, respectively, plus such additional amounts as may be determined from time to time by the Company's Board of Directors. In addition, such persons are to receive a cash bonus as may be determined by the Company's Board of Directors. Messrs. Paulk and Rainwater are also entitled to participate in such incentive compensation and benefit programs as the Company makes available. The Company has the right to terminate the employment agreements at any time upon forty-five (45) days notice and, unless the agreement has been terminated for cause, as defined, the Company is obligated to pay such persons the sum of $200,000 together with any sums unpaid under the terms of the employment agreements and continue such persons' medical insurance in effect for a period of one year after such termination. In the event of a change in control, as defined, of the Company, Messrs. Paulk and Rainwater each have the right to terminate their employment agreements with the Company within sixty days thereafter and the Company is obligated to pay to each of such persons the same sums and other benefits described above as if such agreements had been terminated by the Company without cause. The agreements also contain certain provisions restricting such persons from engaging in business activities in competition with the Company.

DIRECTORS COMPENSATION

  Directors of the Company do not receive any compensation for serving in that capacity; however, they are reimbursed for their out-of-pocket expenses in attending meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On March 21, 1995, Quest Oil & Gas, Inc. ("Quest"), of which Mr. Bayley, a Director of the Company, is an officer, Director and shareholder, loaned to the Company the sum of $1.8 million to fund payment of the purchase price for an option entered into by the Company in March 1995 to purchase Buttonwood Energy Corporation. The loan of Quest to the Company bore interest at 1% per month and was secured by a mortgage on the properties acquired from The Egolf Company and certain affiliated entities on January 19, 1995 (the "Egolf Acquisition"). The Loan Agreement provided that if the indebtedness was not repaid in full on or before June 30, 1995, on the first day of each of the months of July 1 through October 1, 1995, the Company was to issue to Quest an additional 25,000 shares of Common Stock and, so long thereafter as the loan remained unpaid, on the first day of each month thereafter the Company was to issue to Quest 40,000 shares of Common Stock. The loan was repaid on January 30, 1996 and from March 21, 1995 through January 1, 1996 the Company issued to Quest pursuant to this agreement an aggregate of 320,000 shares of its Common Stock.

  On January 30, 1996, Quest exchanged $1.3 million principal amount of the loan from Quest for 1,290 shares of the Company's 7 1/2% Cumulative Convertible Preferred Stock. After reflecting the exchange of $1,290,000 principal amount for 1,290 shares of 7 1/2% Cumulative Convertible Preferred Stock, the remaining $560,000 of principal and accrued interest of $173,000 on the loan and other obligations aggregating $92,000 owing to Quest under its agreement to receive 10% of the net profits from revenues generated from the sale of minerals on the properties acquired in the Egolf Acquisition and for reimbursement of legal fees was replaced with a Subordinated Note in the principal amount of $825,000 bearing interest at 7 1/2% per annum, due, together with all accrued interest thereon, ten years from its date of issuance. The $825,000 note was prepaid on March 13, 1996.

  On November 14, 1995, each of Quest and Epoch Capital Corporation purchased the Company's secured notes in the principal amount of $333,333 and common stock purchase warrants to purchase 83,333 shares of the Company's Common Stock at an exercise price of $2.40 per share. A third person not otherwise affiliated with the Company also purchased $333,333 principal amount of such notes and warrants to purchase 83,333 shares of Common Stock. The proceeds were used by the Company to fund the payment of $1 million of the purchase price for a second option entered into in September 1995 to acquire Buttonwood Energy Corporation concurrently with the termination of the option entered into in March 1995. The notes were repaid on January 30, 1996 and bore interest at 1% per month, compounded monthly.

  In connection with the acquisition on May 31, 1995 from Johnson Ranch Partners and an affiliated entity of certain oil and gas assets (the "Johnson Ranch Acquisition"), the Company entered into a Loan Agreement with Stratum Group, L.L.C. ("Stratum") pursuant to which the Company was able to borrow up to $8.1 million. This loan, outstanding in the amount of $6.6 million at the time, was repaid in full on January 30, 1996. As partial consideration for making the loan, the Company issued to Stratum five year common stock purchase warrants to purchase an aggregate of 1,000,000 shares of the Company's Common Stock exercisable, with respect to 500,000 shares, at $3.50 per share and, as to the remaining 500,000 shares, at $4.00 per share. Effective February 7, 1996, the Company and Stratum agreed to amend the terms of such warrants to grant to Stratum the right, commencing June 2, 1996, to demand registration under the Securities Act of 1933, as amended, of the warrants and shares of Common Stock issuable on exercise thereof. The right was granted to Stratum in consideration of it agreeing not to exercise its right to have its warrants and shares of Common Stock included in a registration statement filed by the Company which became effective on January 26, 1996. As additional consideration for making the loan in May 1995, the Company conveyed to Stratum an overriding royalty interest of 7% in the properties acquired in the Johnson Ranch Acquisition. Through May 15, 1996, Stratum was paid $122,109 pursuant to this royalty interest. On May 15, 1996 the Company completed the acquisition of Stratum's 7% overriding royalty interest for a purchase price of $800,000 and a reduction of the exercise price on Stratum's 1,000,000 Common Stock Purchase Warrants to $3.25 per share.

  Concurrently with entering into the Stratum Loan Agreement, the Company entered into an Oil Purchase and Sale Agreement with Stratum whereby Stratum was obligated to purchase and the Company was obligated to sell, over the five years ending June 30, 2000, certain minimum monthly quantities of crude oil produced from the properties acquired. The purchase price for the minimum amounts of crude oil purchased was fixed at $17.16 per barrel, based on the market price at the time with adjustments for a location differential and transaction cost. The Company also entered into an agreement with Stratum pursuant to which the Company was obligated to pay to Stratum monthly during the five years ending June 30, 2000, the amount by which the market price prevailing on the date of computation for specified quantities of natural gas ranging from 22,167 MmBtu to 32,614 MmBtu per month exceeds $1.875 per MmBtu, and Stratum was obligated to pay to the Company the amount by which such price specified for the quantities of natural gas is less than $1.875 per MmBtu. Effective January 30, 1996, the Oil Purchase and Sale Agreement with Stratum was amended to delete the obligations of Stratum and the Company to purchase and sell oil and the agreement relating to natural gas was canceled.

  The Company has agreed with Bank One under the terms of its Credit Facility that in the event certain promissory notes owing to the bank by Messrs. Michael Paulk and John Rainwater in the aggregate amount of $316,000 are not paid when due on December 31, 1997, such amounts will be drawn against the Company's Credit Facility and Messrs. Paulk and Rainwater will be obligated to the Company for such sums.

  Management of the Company believes, based on negotiations that occurred at the time, that the foregoing transactions were no less favorable to the Company than could have been obtained at the time and under the circumstances from non-affiliated persons. All future and on-going transactions between the Company and its officers, Directors and principal stockholders or affiliates will be on terms no less favorable to the Company than may be obtained from unaffiliated third parties, and any such transactions will be approved by a majority of the disinterested Directors of the Company.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Set forth below is information concerning the Common Stock ownership of all persons known by the Company to own beneficially 5% or more of the Company's Common Stock, and the Common Stock ownership of each Director of the Company and all Directors and officers of the Company as a group, as of September 30, 1997. As of September 30, 1997, the Company had 16,235,640 shares of Common Stock outstanding and entitled to be voted.

NAME AND ADDRESS OF BENEFICIAL
HOLDER, IDENTITY OF GROUP(1)(2)                       AMOUNT      PERCENT OF CLASS
-------------------------------                      ---------    ----------------
Michael Paulk.......................................   486,976(3)        2.9%
John Rainwater......................................   483,916(3)        2.9
John Fleming........................................   150,000(4)        1.0
Morton A. Cohen.....................................   538,224(5)        3.3
Brian E. Bayley.....................................   150,000(6)        1.0
Stratum Group, L.L.C.(7)............................ 1,000,000(8)        5.8
 650 Fifth Avenue
 New York, New York 10019
Cambridge Investments, Ltd.(7)...................... 1,161,800           7.2
 600 Montgomery Street -- 27th Floor
 San Francisco, California 94111
All Officers and Directors as a Group (5 persons)....1,809,116..        11.1%

--------
(1) This tabular information is intended to conform with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 relating to the determination of beneficial ownership of securities. The tabular information gives effect to the exercise of warrants or options exercisable within 60 days of the date of this table owned in each case by the person or group whose percentage ownership is set forth opposite the respective percentage and is based on the assumption that no other person or group exercise their warrant or option.
(2) The address of Messrs. Paulk and Rainwater is c/o the Company, 5727 South Lewis Avenue, Suite 700, Tulsa, Oklahoma 74105. The address of Mr. Fleming is 1500, 340 12th Avenue SW, Calgary, Alberta T2R 1L5. The address of Mr. Cohen is c/o Clarion Capital Corporation, Ohio Savings Plaza, Suite 510, 1801 East Ninth Street, Cleveland, Ohio 44114. The address of Mr. Bayley is c/o Quest Oil & Gas, Inc., 1095 West Pender Street -- Suite 850, Vancouver, British Columbia, Canada V6E 2M6.
(3) Includes 250,000 shares issuable upon exercise of options at an exercise price of $2.50 per share. Also includes 125,000 shares issuable upon exercise of options at an exercise price of $2.56 per share of which options to purchase 62,500 shares became exercisable on July 16, 1997 and options to purchase the remaining 62,500 shares become exercisable on July 16, 1998. In the event of a "change of control" of the Company, as defined in the option agreement, such remaining options become immediately exercisable.
(4) Includes 100,000 shares issuable on exercise of options at an exercise price of $1.50 per share which are exercisable during the five-year period beginning July 11, 1996 and 50,000 shares issuable on exercise of options at an exercise price of $2.56 per share which are exercisable during the five-year period beginning July 16, 1997.
(5) Includes shares held by Clarion Capital Corp., of which Mr. Cohen is an officer, director and principal shareholder. Such amount includes 150,000 shares issuable on exercise of options held by Mr. Cohen at an exercise price of $2.56 per share which are exercisable during the five-year period beginning July 11, 1996.
(6) Includes 150,000 shares issuable on exercise of options at an exercise price of $2.56 per share which are exercisable during the five-year period beginning July 11, 1996.
(7) Based on information contained in Schedule 13D provided by such person.
(8) Issuable on exercise of common stock purchase warrants at $3.19 per share. The general partner of Stratum Group, L.P. is Stratum Finance, L.L.C. and the members of Stratum Finance, L.L.C. are Energy Investment Partners, a New York general partnership, Joseph M. Rinaldi, Michael W. Walker, Richard E. Bani, John

   C. Alvardo, Curt S. Taylor, and Betsy D. Cotton. Stratum Finance, L.L.C. is managed by Energy Investment Partners, which has four votes, Joseph M. Rinaldi, who has one vote, and Michael W. Walker, appointed by the natural person members of Stratum Finance, L.L.C., who has one vote. Energy Investment Partners has three general partners, SGLLC Partners, L.P. ("SGLLC"), SGLLC Partners Offshore, L.P. ("Offshore") and The Beacon Group Energy Investment Fund, L.P. ("Fund"). The sole general partner of each of SGLLC and Offshore is SG-GP, L.P. whose sole general partner is Energy Fund GPI, Inc. ("GPI"). The sole general partner of Fund is Beacon Energy Investors, L.P. ("Investors"). The sole general partner of Investors is BEIGP, Inc. ("BEIGP"). The names of the officers and Directors of both GPI and BEIGP are Geoffrey Boisi, John McWilliams, Preston Miller, Harold Pote, Faith Rosenfeld, Robert Semmens, David Remmington, Thomas Mendell and Frank Murray.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors has a Compensation Committee consisting of Messrs. Fleming, Paulk and Cohen and an Audit Committee consisting of Messrs. Fleming and Bayley. The Compensation Committee makes determinations on behalf of the Board of Directors concerning salaries and incentive compensation for officers and employees of and consultants to the Company. The Audit Committee considers the retention of the Company's independent accountants, reviews the Company's annual financial statements and discusses the financial statements with the Company's independent accountants, reviews the independence of accountants conducting the audit, reviews the services of independent accountants, discusses with management and the independent accountants the Company's accounting system and related systems of internal control and consults as necessary with the independent accountants and the Company's financial staff. The Board of Directors does not have a nominating committee.

                    DESCRIPTION OF AMENDED CREDIT FACILITY

  On September 9, 1997, the Company entered into an agreement with Bank One to amend the Credit Facility (the "Amended Credit Facility"). The following summary of the Amended Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, the applicable agreements. The Amended Credit Facility consists of a revolving line of credit, with an initial Borrowing Base of $30 million. Borrowings under the Amended Credit Facility initially will be limited to being available for the acquisition, development and exploitation of producing oil and gas properties. The Borrowing Base will be redetermined at least semi-annually and the initial redetermination is scheduled for April 1, 1998. The principal is due at maturity, January 30, 1999. Interest is payable monthly calculated at the Bank One Base Rate, as determined from time to time by Bank One. The Company may elect to calculate interest under a London Interbank Offered Rate ("LIBOR") plus 2.0% (or up to 2.5% in the event the loan balance is greater than 75% of the Borrowing Base). The Company is required to pay an unused commitment fee on the unused portion of the Borrowing Base equal to 1/2 of 1% per annum.


  Under the Amended Credit Facility, Bank One holds liens on substantially all of the Company's oil and natural gas properties, whether currently owned or hereafter acquired. The Amended Credit Facility requires, among other things, semi-annual engineering reports covering oil and natural gas properties. The Company continues to be subject to the financial and other covenants of the Credit Facility described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources--Credit Facility," except that (i) the debt service coverage ratio was amended to require maintenance of a Consolidated Interest Coverage Ratio (as defined substantially similar to the Indenture definition) of 1.5 to 1.0 through September 1998 and 2.0 to 1.0 thereafter, (ii) the Company will not be required to incur or maintain any hedging positions and (iii) the covenant regarding the ratio of general and administrative expenses to consolidated net revenues has been eliminated.

  The amount of borrowings available to the Company under the Amended Credit Facility depend upon the determination of the Company's Borrowing Base by the Bank. The Borrowing Base is subject to periodic redetermination, at the discretion of the Bank, based on a review of Company reserve and other information. A reduction in the Borrowing Base could require the Company to repay outstanding indebtedness under the Amended Credit Facility in excess of the redetermined Borrowing Base, and would limit available borrowings thereunder.

  The Amended Credit Facility includes other covenants prohibiting cash dividends, distributions, loans or advances to third parties, except that cash dividends on Preferred Stock will be allowed so long as no event of default exists or would exist as a result of the payment thereof. In addition, if the Company is required to purchase or redeem any portion of the Notes, or if any portion of the Notes become due, the Borrowing Base is subject to reduction.

                       DESCRIPTION OF THE EXCHANGE NOTES

  The Exchange Notes will be issued pursuant to the Indenture to be dated as of September 9, 1997 among the Company and The Bank of New York, as trustee (the "Trustee"). The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Notes and the Indenture, including the definitions therein of certain capitalized terms used but not defined herein.

GENERAL

  The aggregate principal amount of the Notes will be limited to $100 million. Each Note will mature on September 1, 2004 and will bear interest at an annual rate of 12 1/4% per annum from the date of original issuance, payable semiannually in arrears on March 1 and September 1 of each year, commencing March 1, 1998, to the Person in whose name the Note is registered at the close of business on February 15 or August 15 preceding such interest payment date. Interest will be computed on the basis of a 360-day year, or twelve 30-day months. Additional interest also will be payable on the Notes if the Company fails to satisfy certain requirements set forth in the Registration Rights Agreement. See "Exchange Offer; Registration Rights." Principal, premium, if any, and interest will be payable at the offices of the Trustee and the Paying Agent, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the register of the Notes maintained by the Registrar.

RANKING

  The Indebtedness evidenced by the Notes will be general senior unsecured obligations of the Company. The Notes rank pari passu with all existing and future unsecured Senior Indebtedness of the Company and senior in right of payment to all future subordinated indebtedness of the Company. Holders of secured indebtedness of the Company and its subsidiaries, including the Amended Credit Facility, will have claims with respect to assets constituting collateral for such indebtedness that are prior to the claims of the Holders of the Notes. Substantially all of the oil and gas properties of the Company and its subsidiaries will be pledged under the Amended Credit Facility. To the extent of pledged collateral, such indebtedness will have priority over the Notes. As of June 30, 1997, on a pro forma basis after giving effect to the HS Acquisition and the Offering and the application of the estimated net proceeds therefrom, the Company would have had no outstanding secured indebtedness, that effectively would rank senior to the Notes, and no other indebtedness other than the Notes. There is currently no indebtedness of the Company which would constitute subordinated indebtedness.

GUARANTEES

  All of the present Subsidiaries of the Company will fully and unconditionally guarantee, jointly and severally, on a senior unsecured basis, the Company's obligations to pay principal of, premium, if any, and interest on the Notes. The Indenture provides that each Person that becomes a Subsidiary after the Issue Date will guarantee the payment of the Notes.

  The obligations of each Guarantor are limited to the amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

  The Indenture provides that, subject to the next succeeding paragraph, no Guarantor may consolidate or merge with or into (whether or not such Guarantor is the surviving entity or Person) another corporation, entity or Person unless, (i) the entity or Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture, in a form reasonably satisfactory to the Trustee, under the Notes to which such Indenture relates and such Indenture, and (ii) immediately after such transaction, no Default or Event of Default exists. The foregoing will not prohibit a merger between Guarantors or a merger between the Company and a Guarantor.

  The Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock or other ownership interests of such Guarantor, or a Subsidiary ceases to be a Guarantor, then such Subsidiary (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock or other ownership interests of such Subsidiary) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary) will be released and relieved of any obligations under its Guarantees.

OPTIONAL REDEMPTION WITH EQUITY OFFERING PROCEEDS

  In the event the Company consummates one or more Equity Offerings on or prior to September 1, 1998, the Company, at its option, may redeem up to $25 million of the aggregate principal amount of the Notes with all or a portion of the aggregate net proceeds received by the Company from such Equity Offering or Equity Offerings at a redemption price of 112.25% of the aggregate principal amount of the Notes so redeemed, plus accrued and unpaid interest thereon to the redemption date; provided, however, that following such redemption, at least $75 million of the aggregate principal amount of the Notes remains outstanding.

  Except as set forth under "-- Change of Control" and "-- Sale of Assets," the Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by any other method that the Trustee considers fair and appropriate and that complies with the requirements of any securities exchange on which the Notes may be listed, provided that no Notes with a principal amount of $1,000 or less will be redeemed in part. Notice of redemption will be mailed by first class mail at least thirty (30) but not more than sixty (60) days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

CHANGE OF CONTROL

  The Indenture will provide that, following the occurrence of any Change of Control, the Company will offer (a "Change of Control Offer") to repurchase all outstanding Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase. The Change of Control Offer will be deemed to have commenced upon mailing of a notice pursuant to the Indenture and will terminate twenty (20) Business Days after its commencement, unless a longer offering period is required by law. Promptly after the termination of the Change of Control Offer, the Company will repurchase and mail or deliver payment for all Notes tendered in response to the Change of Control Offer.

  On the Change of Control payment date, the Company will, to the extent lawful, (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control payment in respect of all Notes or portions thereof so tendered and (iii) deliver to the Trustee the Notes so accepted together with an officers' certificate stating the amount of the Notes or portions thereof tendered to the Company. The Paying Agent will promptly mail to each Holder of Notes so accepted payment in an amount equal to the repurchase price for such Notes, and the Trustee will promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

  Change of Control means the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company's assets to any Person or group (as such term is used in Section 13 (d) (3) of the Exchange Act); (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13 (d) (3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the Voting Stock of the Company (for the purposes of this definition, such other Person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person is the beneficial owner (as defined above), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation); or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

  The Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations which may then be applicable to any Change of Control Offer.

  The Borrowing Base under the Amended Credit Facility may be subject to reduction if the Company becomes obligated to repurchase the Notes except upon the scheduled maturity date, including if the Company becomes obligated to extend a Change of Control Offer or any other offer to repurchase, including a Net Proceeds Offer. See "Description of Amended Credit Facility." Even if the Company's banks consented to an offer to repurchase without a reduction in the Borrowing Base, the Company's ability to pay cash to the Holders of the Notes upon a repurchase may be limited by the Company's then existing financial resources.

CERTAIN COVENANTS

  Limitation on Incurrence of Additional Indebtedness. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, issue, incur, assume, guarantee, become liable, contingently or otherwise, with respect to or otherwise become responsible for the payment of (collectively, incur) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, the Company or its Subsidiaries that are Guarantors may incur Indebtedness if, on a pro forma basis, after giving effect to such incurrence and the application of the proceeds therefrom, both of the following tests shall have been satisfied: (i) the Consolidated Interest Coverage Ratio for the last four fiscal quarter Reference Period immediately preceding the incurrence of such Indebtedness is at least (a) 2.5-to-1.0 with respect to any date of incurrence of additional Indebtedness occurring on or before the first anniversary date of the Issue Date or (b) 3.0-to-1.0 with respect to any date of incurrence of additional Indebtedness occurring after the first anniversary date of the Issue Date and
(ii) Adjusted Consolidated Net Tangible Assets would have been equal to or greater than (A) 125% of Indebtedness of the Company and its Subsidiaries on or before September 1, 1998, (B) 150% of Indebtedness of the Company and its Subsidiaries after September 1, 1998 and on or before September 1, 2001 and
(C) 175% of Indebtedness of the Company and its Subsidiaries after September 1, 2001.

  Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, the Company and its Subsidiaries that are Guarantors may incur Permitted Indebtedness.

  Any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary.

  Limitation on Restricted Payments. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment, unless: (i) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment; (ii) at the time of and immediately after giving effect to such Restricted Payment, the Company would be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the covenant captioned "-- Limitation on Incurrence of Additional Indebtedness;" and (iii) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum of (A) 50% of the Consolidated Net Income of the Company and its Subsidiaries (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) during the period (treated as one accounting period) subsequent to June 30, 1997 and ending on the last day of the fiscal quarter for which financial information is available immediately preceding the date of such Restricted Payment (less the aggregate amount of dividends described in clauses (i) and (ii) of the following paragraph that are either
(x) paid after the last day of the fiscal quarter for which financial information is available immediately preceding the date of such Restricted Payment or (y) declared but not yet paid as of such date); (B) the aggregate Net Cash Proceeds received by the Company during such period from any Person other than a Subsidiary of the Company as a result of the issuance or sale of Capital Stock of the Company (other than any Disqualified Stock), other than in connection with the conversion of Indebtedness or Disqualified Stock; and
(C) the aggregate Net Cash Proceeds received by the Company during such period from any Person other than a Subsidiary of the Company as a result of the issuance or sale of any Indebtedness or Disqualified Stock to the extent that at the time the determination is made such Indebtedness or Disqualified Stock, as the case may be, has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock).

  Notwithstanding the foregoing, the above limitations will not prevent (i) the payment of any dividend within sixty (60) days after the date of declaration thereof, if at such date of declaration such payment complied with the provisions hereof; (ii) the payment of any dividend on any shares of Preferred Stock of the Company issued and outstanding as of the Issue Date in accordance with the terms of such Preferred Stock in effect at the Issue Date;
(iii) any dividend on shares of Capital Stock of the Company or any Subsidiary payable solely in shares of Capital Stock (other than Disqualified Stock);
(iv) any dividend or other distribution payable from a Subsidiary to the Company or any Subsidiary that is wholly-owned directly or indirectly by the Company; and (v) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Subsidiary, in exchange for, or out of the aggregate net proceeds of a substantially concurrent

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issue and sale (other than to a Subsidiary) of shares of Capital Stock of the
Company (other than Disqualified Stock).

  Limitation on Sale of Assets. The Indenture will provide that the Company will not, and will not permit any Subsidiary to, make any Asset Sale unless:
(i) the Company (or its Subsidiary as the case may be) receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Company, which determination, with respect to Asset Sales or series of related Asset Sales with proceeds valued at greater than $5.0 million, shall be evidenced by a resolution duly adopted by the Company's Board of Directors, including a majority of the Company's Disinterested Directors); (ii) at least 75% of the proceeds from such Asset Sale consist of cash or U.S. dollar denominated Cash Equivalents; and (iii) the Net Cash Proceeds received by the Company (or its Subsidiary, as the case may be) from such Asset Sale are applied in accordance with the following two paragraphs.

  The Company may apply such Net Cash Proceeds, within three hundred sixty-five (365) days from the date of the receipt of Net Cash Proceeds from any Asset Sale, to: (a) the repayment of Indebtedness of the Company under a Bank Credit Facility or other Senior Indebtedness of the Company or Senior Indebtedness of a Guarantor, that results in a permanent reduction in any revolving credit or other commitment relating thereto or the maximum principal amount that may be borrowed thereunder in an amount equal to the principal amount so repaid, (b) make an Investment in assets used in the Oil and Gas Business in replacement of the assets that were the subject of the Asset Sale giving rise to such Net Cash Proceeds or (c) develop by drilling, completing and producing reserves from the oil and gas properties of the Company and the Subsidiaries.

  If, upon completion of the 365-day period, the Net Cash Proceeds of any Asset Sale less the aggregate amount applied by the Company during such period as described in clauses (a), (b) or (c) in the immediately preceding paragraph, together with any Net Cash Proceeds in excess of amounts similarly applied by the Company from any prior Asset Sale after the date of receipt of such Net Cash Proceeds (such aggregate constituting "Excess Proceeds"), exceeds $5.0 million, then the Company will be obligated to make an offer (the "Net Proceeds Offer") to repurchase the Notes (and any other Senior Indebtedness in respect of which such an offer to repurchase is also required to be made concurrently with the Net Proceeds Offer) having an aggregate principal amount equal to the Excess Proceeds (such repurchase to be made on a pro rata basis if the amount available for such repurchase is less than the principal amount of the Notes and other Senior Indebtedness tendered in such Net Proceeds Offer) at a repurchase price of 100% of the principal amount thereof plus accrued interest, if any, to the date of repurchase. Upon the completion of the Net Proceeds Offer, the amount of Excess Proceeds will be reset to zero, subject to further increase resulting from subsequent Asset Sales.

  Any Net Proceeds Offer will be conducted in substantially the same manner as a Change of Control Offer. The Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations which may then be applicable to any Net Proceeds Offer.

  During the period between any Asset Sale and the application of the Net Cash Proceeds therefrom in accordance with this covenant, all Net Cash Proceeds shall be either (i) maintained in a segregated account and shall be invested in Permitted Financial Investments or (ii) applied to temporarily reduce borrowings under any revolving credit facility constituting Senior Indebtedness of the Company or Senior Indebtedness of a Guarantor.

  Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, directly or indirectly, make any Asset Sale of any of the Capital Stock of a Subsidiary except pursuant to an Asset Sale of all of the Capital Stock of such Subsidiary.

  Limitation on Liens Securing Indebtedness. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) upon any of their respective properties securing (i) any Indebtedness of the Company, unless the Notes are equally and ratably secured or (ii) any Indebtedness of any Guarantor, unless the Guarantees are equally and ratably secured; provided, that if such Indebtedness is expressly subordinated to the Notes or the Guarantees, the Lien securing such Indebtedness will be subordinated and junior to any Lien securing the Notes or the Guarantees, with the same relative priority as such Subordinated Indebtedness of the Company or Subordinated Indebtedness of a Subsidiary that is a Guarantor will have with respect to the Notes or the Guarantees, as the case may be.

  Limitation on Mergers and Consolidations. The Indenture will provide that the Company will not consolidate with or merge with any Person or convey, transfer or lease all or substantially all of its assets to any Person, unless: (i) the Company survives such merger or the Person formed by such consolidation or into which the Company is merged or that acquires by conveyance or transfer, or which leases, all or substantially all of the assets of the Company is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on, all the Notes and the performance of every other covenant and obligation of the Company under the Indenture; (ii) immediately before and after giving effect to such transaction, no Default or Event of Default exists; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or the surviving or transferee entity) is equal to or greater than the Consolidated Net Worth of the Company immediately before such transaction; and (iv) immediately after giving effect to such transaction on a pro forma basis, the Company (or the surviving or transferee entity) would be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the covenant captioned "--
 Certain Covenants --Limitation on Incurrence of Additional Indebtedness." Upon any such consolidation, merger, lease, conveyance or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such lease, conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company herein and thereafter the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

  Limitation on Sale/Leaseback Transactions. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction unless (i) the Company or such Subsidiary, as the case may be, would be able to incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction or
(ii) the Company or such Subsidiary receives proceeds from such Sale/Leaseback Transaction at least equal to the fair market value thereof (as determined in good faith by the Company's Board of Directors, whose determination in good faith, evidenced by a resolution of such Board shall be conclusive) and such proceeds are applied in the same manner and to the same extent as Net Cash Proceeds and Excess Proceeds from an Asset Sale.

  Limitation on Payment Restrictions Affecting Subsidiaries. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary of the Company to (i) pay dividends or make any other distributions on its Capital Stock or on any other interest or participation in the Company or a Subsidiary; (ii) pay any Indebtedness owed to the Company or a Subsidiary of the Company; (iii) make loans or advances to the Company or a Subsidiary of the Company; or (iv) transfer any of its properties or assets to the Company or a Subsidiary of the Company (each, a "Payment Restriction"), except for (a) encumbrances or restrictions under a Bank Credit Facility; provided, that no encumbrance or restriction shall limit the ability of any Subsidiary to transfer cash to the Company except upon the occurrence of an event of default under the Bank Credit Facility, (b) consensual encumbrances or consensual restrictions binding upon any Person at the time such Person becomes a Subsidiary of the Company (unless the agreement creating such consensual encumbrances or consensual restrictions was entered into in connection with, or in contemplation of, such entity becoming a Subsidiary); (c) consensual encumbrances or consensual restrictions under any agreement that refinances or replaces any agreement described in clauses (a) and (b) above, provided that the terms and conditions of any such restrictions are in the aggregate no less favorable to the Holders of the Notes than those under the agreement so refinanced or replaced; and (d) customary non-

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

assignment provisions in leases, purchase money financings and any encumbrance or restriction due to applicable law.

  Limitation on Issuances and Sales of Subsidiary Stock. The Indenture will provide that the Company (i) will not permit any Subsidiary to issue any Preferred Stock (other than to the Company or a Subsidiary) and (ii) will not permit any Person (other than the Company and/or one or more Subsidiaries) to own any Capital Stock of any Subsidiary; provided, however, that this covenant shall not prohibit (a) the issuance or sale of all, but not less than all, of the issued and outstanding Capital Stock of any Subsidiary owned by the Company or any of its Subsidiaries in compliance with the other provisions of the Indenture, (b) the issuance or sale of (A) not more than 5% in the aggregate of the issued and outstanding Capital Stock of any Subsidiary (calculated on a fully diluted basis) by the Company or any Subsidiary or (B) more than 5% of the issued and outstanding Capital Stock of any Subsidiary if immediately following such issuance and sale (calculated on a fully diluted basis) the Company and all Subsidiaries will collectively own 95% or more of the Consolidated Total Assets of the Company, and in the case of either (A) or
(B), immediately following such issuance and sale, the Company or one or more Subsidiaries will collectively hold the voting power to elect a majority of the directors of the Subsidiary and such power is not subject to dilution or limitation, by the terms of such Capital Stock, by agreement, by passage of time or the occurrence of any future event, (c) the ownership by directors of directors' qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law or (d) customary non-assignment provisions in leases or purchase money financings and any customary encumbrance or restriction relating to same.

  Limitation on Transactions with Affiliates. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction or series of transactions (including, without limitation, the sale, purchase or lease of any assets or properties or the rendering of any services) with any Affiliate or beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 10% or more of the Company's common stock (other than with a Wholly Owned Subsidiary of the Company) (an "Affiliate Transaction"), on terms that are less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction with an unrelated Person. In addition, the Company will not, and will not permit any Subsidiary of the Company to, enter into an Affiliate Transaction, or any series of related Affiliate Transactions having a value of (a) more than $1.0 million, unless a majority of the Board of Directors of the Company (including a majority of the Company's Disinterested Directors) determines in good faith, as evidenced by a resolution of such Board, that such Affiliate Transaction or series of related Affiliate Transactions is fair to the Company and in compliance with the first sentence of this paragraph; or (b) more than $10.0 million, unless the Company receives a written opinion from a nationally recognized investment banking firm that such transaction or series of transactions is fair to the Company from a financial point of view.

  Limitation on Line of Business. The Indenture provides that the Company and the Subsidiaries will be operated in a manner such that their business activities will be the Oil and Gas Business, or an Investment in a business or Person engaged in the Oil and Gas Business.

  SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (if the SEC will so accept) and provide the Trustee and Holders with annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

CERTAIN DEFINITIONS

  The following is a summary of certain defined terms to be used in the Indenture. Reference is made to the Indenture for the full definition of all such terms and for the definitions of capitalized terms used herein and not defined below.

  "Adjusted Consolidated Net Tangible Assets" or "ACNTA" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenue from proved oil and gas reserves of the Company and its consolidated Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by independent petroleum engineers in a reserve report prepared as of the end of the Company's most recently completed fiscal year (or for the initial periods prior to the availability of such reserve report for December 31, 1997, the summary reserve report of Lee Keeling and Associates, Inc. included as Annex A hereto), as increased by, as of the date of determination, the discounted future net revenue of (A) estimated proved oil and gas reserves of the Company and its consolidated Subsidiaries attributable to any acquisition consummated since the effective date of such initial or year-end reserve reports and (B) estimated oil and gas reserves of the Company and its consolidated Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the effective date of such initial or year-end reserve reports which, in the case of sub-clauses (A) and (B), would, in accordance with standard industry practice, result in such increases, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such initial or yearend reserve reports), and decreased by, as of the date of determination, the discounted future net revenue of (C) estimated proved oil and gas reserves of the Company and its consolidated Subsidiaries produced or disposed of since the effective date of such initial or year-end reserve report and (D) reductions in the estimated oil and gas reserves of the Company and its consolidated Subsidiaries since the effective date of such initial or year-end reserve reports attributable to downward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the effective date of such initial or year-end reserve reports which would, in accordance with standard industry practice, result in such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such initial or year-end reserve reports); provided that, in the case of each of the determinations made pursuant to sub-clauses (A) through (D) above, such increases and decreases shall be as estimated by the Company's engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change and in connection with the incurrence of Indebtedness under the covenant captioned "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness," all or any part of an increase in discounted future net revenue resulting from the matters described in sub-clauses (A) and (B) above are needed to permit the incurrence of such Indebtedness, then the discounted future net revenue utilized for purposes of this clause (a) (i) shall be confirmed in writing by independent petroleum engineers, provided that, in the event that the determinations made pursuant to subclauses (C) and
(D) above, when taken alone, would not cause a Material Change, then such written confirmation need only cover the incremental additions to discounted future net revenues resulting from the determinations made pursuant to sub-clauses (A) and (B) above to the extent needed to permit the incurrence of such Indebtedness, (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its consolidated Subsidiaries to which no proved oil and gas reserves are attributed, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (iv) the greater of (I) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers, of other tangible assets (including Investments in unconsolidated Subsidiaries) of the Company and its consolidated Subsidiaries, as of a date no earlier than the date of the Company's latest audited financial statements, minus (b) the sum of (i) minority interests, (ii) any net non-current portion of gas balancing liabilities of the Company and its consolidated Subsidiaries reflected in the Company's latest annual or quarterly financial statements, (iii) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company's initial or year-end reserve reports), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its consolidated Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto, (iv) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production included in determining the discounted future net revenue specified in (a) (i) above (utilizing the same prices utilized in the Company's initial or year-end reserve reports), would be necessary to fully satisfy the payment obligations of the Company and its consolidated Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto and (v) the discounted future net revenue, calculated in accordance with SEC

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

guidelines (utilizing the same prices utilized in the Company's initial or year-end reserve reports), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties. If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, Adjusted Consolidated Net Tangible Assets will continue to be calculated as if the Company was still using the full cost method of accounting.

  Discounted future net revenue attributable to reserves subject to Production Payments or other third party interests are excluded from the definition of Adjusted Consolidated Net Tangible Assets to the extent indicated, thereby limiting the amount of Indebtedness that may be incurred pursuant to the test set forth in clause (ii) of the first paragraph of the covenant captioned "--
 Certain Covenants -- Limitation on Incurrence of Additional Indebtedness." However, certain estimated volumes of reserves in excess of the delivery requirements under such Production Payments or with respect to commitments to third party interests that are available for sale by the Company are included in the definition of Adjusted Consolidated Net Tangible Assets, thereby increasing the amount of Indebtedness that may be incurred under such test.

  "Adjusted Net Assets" of a Guarantor at any date shall mean the lesser of
(i) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee of such Guarantor at such date and (ii) the amount by which the present fair saleable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding debt in respect of the Guarantee, as they become absolute and matured.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, control when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms controlling and controlled have meanings correlative to the foregoing; provided that a corporation shall not be deemed an Affiliate of the Company solely by reason of having a single common director with the Company who constitutes less than a majority of the directors of either the Company and the other corporation.

  "Asset Sale" means any sale, lease, transfer, exchange or other disposition having a fair market value of $1.0 million or more (or series of sales, leases, transfers, exchanges or dispositions during any fiscal year having an aggregate fair market value of such amount) of shares of Capital Stock of a Subsidiary (other than directors' Qualifying Shares), or of property or assets (including the creation of Dollar-Denominated Production Payments and Volumetric Production Payments, other than Dollar-Denominated Production Payments and Volumetric Production Payments created or sold in connection with the financing of, and within thirty (30) days after, the acquisition of the properties subject thereto) or any interests therein (each referred to for purposes of this definition as a disposition) by the Company or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (other than (a) by the Company to a Wholly Owned Subsidiary or by a Subsidiary to the Company or a Wholly Owned Subsidiary, (b) a sale of oil, gas or other hydrocarbons or other mineral products in the ordinary course of business of the Company's oil and gas production operations, (c) any abandonment, farm-in, farm-out, lease and sub-lease of developed and/or undeveloped properties made or entered into in the ordinary course of business (but excluding (x) any sale of a net profits or overriding royalty interest, in each case conveyed from or burdening proved developed or proved undeveloped reserves and (y) any sale of hydrocarbons or other mineral products as a result of the creation of Dollar-Denominated Production Payments or Volumetric Production Payments, other than Dollar-Denominated Production Payments and Volumetric Production Payments created or sold in connection with the financing of, and within thirty (30) days after, the acquisition of the properties subject thereto), (d) the disposition of all or substantially all of the assets of the Company in compliance with the covenant captioned "-- Certain Covenants-- Limitation on Mergers and Consolidations" and "-- Limitations on Sale/Leaseback Transactions," (e) the provision of services and equipment for the operation and development of the Company's oil and gas wells, in the ordinary course of the Company's oil and gas service businesses, notwithstanding that such transactions may be recorded as asset sales in accordance with full cost accounting guidelines, (f) the issuance by the Company of shares of its Capital Stock, (g) any trade or exchange by the Company or any Wholly Owned Subsidiary of oil and gas properties for other oil and gas properties owned or held by another Person provided that (x) the fair market value of the properties traded or exchanged by the Company or such Wholly Owned Subsidiary (including any cash or Cash Equivalents, not to exceed 15% of such fair market value, to be delivered by the Company or such Wholly Owned Subsidiary) is reasonably equivalent to the fair market value of the properties (together with any cash or Cash Equivalents, not to exceed 15% of such fair market value) to be received by the Company or such Wholly Owned Subsidiary as determined in good faith by the Board of Directors of the Company, which determination shall be certified by a resolution of the Board of Directors delivered to the Trustee if such fair market value is in excess of $5.0 million, provided that if such resolution indicates that such fair market value is in excess of $10.0 million such resolution shall be accompanied by a written appraisal by a nationally recognized investment banking firm or appraisal firm, in each case specializing or having a specialty in oil and gas properties, and (y) such exchange is approved by a majority of Disinterested Directors of the Company and (b) the sale, transfer or other disposition in the ordinary course of business of oil and natural gas properties, or interests therein, provided that such properties either (i) do not have proved reserves attributed to them or (ii) were purchased for the purpose of offering such properties for resale or participations by other Persons).

  "Attributable Indebtedness" means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the net amount of rent under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

  "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the product of (x) the number of years from such date to the date of each successive scheduled principal payment of such Indebtedness multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

  "Bank Credit Facility" means a revolving credit, term credit and/or letter of credit facility, the proceeds of which are used for working capital and other general corporate purposes to be entered into by one or more of the Company and/or its Subsidiaries and certain financial institutions, as amended, extended or refinanced from time to time. The Amended Credit Facility will constitute a Bank Credit Facility.

  "Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors of such Person duly authorized to act on behalf of the Board of Directors of such Person.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or partnership interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.

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

  "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

  "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (iii) commercial paper with a maturity of ninety (90) days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Services or at least P-1 by Moody's Investors Service, Inc.; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; and (v) overnight bank deposits and bankers' acceptances at any commercial bank meeting the qualifications specified in clause (ii) above.

  "Consolidated Interest Coverage Ratio" means, for any Reference Period, the ratio on a pro forma basis of (a) the sum of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) Consolidated Tax Expense, (iv) depreciation and depletion of the Company and its Subsidiaries, as determined in accordance with GAAP on a consolidated basis plus (v) amortization of the Company and its Subsidiaries including, without limitation, amortization of capitalized debt issuance costs, as determined in accordance with GAAP on a consolidated basis, in each case as determined for the Reference Period to (b) Consolidated Interest Expense for such Reference Period; provided, that, in calculating each of the items set forth in the foregoing (i) acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date") shall be assumed to have occurred on the first day of the Reference Period,
(ii) the incurrence of any Indebtedness (including the issuance of the Notes) or issuance of any Disqualified Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of such Reference Period,
(iii) any Indebtedness that had been outstanding during the Reference Period that has been repaid on or prior to the Transaction Date shall be assumed to have been repaid as of the first day of such Reference Period, (iv) the Consolidated Interest Expense attributable to interest on any Indebtedness or dividends on any Disqualified Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the rate in effect on the Transaction Date was the average rate in effect during the entire Reference Period and (v) in determining the amount of Indebtedness pursuant to the covenant captioned "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness," the incurrence of Indebtedness or issuance of Disqualified Stock giving rise to the need to calculate the Consolidated Interest Coverage Ratio and, to the extent the net proceeds from the incurrence or issuance thereof are used to retire Indebtedness, the application of the proceeds therefrom shall be assumed to have occurred on the first day of the Reference Period.

  "Consolidated Interest Expense" means, with respect to the Company and its Subsidiaries, for the Reference Period, the aggregate amount (without duplication) of (a) interest expensed in accordance with GAAP (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations, but excluding interest attributable to Dollar-Denominated Production Payments and amortization of deferred debt expense) during such period in respect of all Indebtedness of the Company and its Subsidiaries (including (i) amortization of original issue discount on any Indebtedness (other than with respect to the Notes), (ii) the interest portion of all deferred payment obligations, calculated in accordance with GAAP and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptance financings and currency and interest rate swap arrangements, in each case to the extent attributable to such period), and (b) dividend requirements of the Company and its Subsidiaries with respect to any Preferred Stock or Disqualified Stock dividends (whether in cash or otherwise (except dividends paid solely in shares of Capital Stock other than Disqualified Stock)) paid (other than to the Company or any of its Subsidiaries), declared, accrued or accumulated during such period, divided by one minus the applicable actual (effective) combined federal, state, local and foreign income tax rate of the Company and its Subsidiaries (expressed as a decimal), on a consolidated basis, for the Reference Period preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense, in each case to the extent attributable to such period and excluding items eliminated in consolidation. For purposes of this definition, (a) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (b) interest expense attributable to any Indebtedness represented by the guarantee by the Company or a Subsidiary of the Company of an obligation of another Person (other than the Company or any other Subsidiary) shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

  "Consolidated Net Income" of the Company means, for any period, the aggregate net income (or loss) of the Company and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (a) any net income of any Person if such Person is not the Company or a consolidated Subsidiary, except that (i) subject to the limitations contained in clause (d) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Wholly Owned Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Wholly Owned Subsidiary, to the limitations contained in clause (c) below) and (ii) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (b) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (c) the net income of any Subsidiary to the extent that the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company, is prohibited; (d) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or any Subsidiary (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person; (e) any gain (but not loss) from currency exchange transactions not in the ordinary course of business consistent with past practice; (f) the cumulative effect of a change in accounting principles; (g) to the extent deducted in the calculation of net income, the non-cash charges associated with the repayment of Indebtedness with the proceeds from the sale of the Notes and the prepayment of any of the Notes; (h) any write-downs of non-current assets; provided, however, that any ceiling limitation write-downs under SEC guidelines shall be treated as capitalized costs, as if such write-downs had not occurred; and (i) any gain (but not loss) attributable to extraordinary items.

  "Consolidated Net Worth" means, with respect to the Company and its Subsidiaries, as at any date of determination, the sum of Capital Stock (other than Disqualified Stock) and additional paid-in capital plus retained earnings (or minus accumulated deficit) minus all intangible assets, including, without limitation, organization costs, patents, trademarks, copyrights, franchises, research and development costs, and any amount reflected in treasury stock, of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

  "Consolidated Tax Expense" means, for any Reference Period, the provisions for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of the Company and its Subsidiaries for such Reference Period as determined on a consolidated basis in accordance with GAAP; provided, that if for any Reference Period the Company and its Subsidiaries has a federal, state, local and foreign income tax benefit reported in accordance with GAAP, such benefit shall be subtracted from the numerator of the Consolidated Interest Coverage Ratio.

  "Disinterested Director" means, with respect to an Affiliate Transaction or series of related Affiliate Transactions, a member of the Board of Directors of the Company who has no financial interest, and whose employer has no financial interest, in such Affiliate Transaction or series of related Affiliate Transactions.

  "Disqualified Stock" means any Capital Stock of the Company or any Subsidiary of the Company which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or with the passage of time, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date or which is exchangeable or convertible into debt securities of the Company or any Subsidiary of the Company, except to the extent that such exchange or conversion rights cannot be exercised prior to the Maturity Date.

  "Dollar-Denominated Production Payments" mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

  "Equity Offering" means any underwritten public offering of common stock of the Company pursuant to a registration statement (other than Form S-8) filed pursuant to the Securities Act or any private placement of Capital Stock (other than Disqualified Stock) of the Company (other than to any Person who, prior to such private placement, was a Subsidiary of the Company or any other Person controlled by the Company) which offering or placement is consummated after the Issue Date.

  "Exchange Act" means the Securities and Exchange Act of 1934. as amended, and the rules and regulations of the SEC thereunder.

  "GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

  "Guarantee" or "Guarantees" means (i) initially, the Guarantee given by Gothic Energy of Texas, Inc., an Oklahoma corporation, and Gothic Gas Corporation, an Oklahoma corporation, in the Indenture and (ii) thereafter, any Guarantee issued by existing or future Subsidiaries pursuant to Article X of the Indenture.

  "Guarantor" means (i) initially, each of Gothic Energy of Texas, Inc., an Oklahoma corporation, and Gothic Gas Corporation, an Oklahoma corporation,
(ii) each of the Subsidiaries that becomes a guarantor of the Notes in compliance with the provisions of Article X of the Indenture and (iii) each of the Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture; in each case until such time, if any, as such Subsidiary is released from the Guarantee pursuant to
Section 10.04 of the Indenture.

  "Holder" means a Person in whose name a Note is registered on the Registrar's books.

  "Indebtedness" means, without duplication, with respect to any Person, (a) all obligations of such Person (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or other obligations arising in the ordinary course of business), (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks,
(v) for the payment of money relating to a Capitalized Lease Obligation, or
(vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all net obligations of such Person under interest rate swap obligations, commodity swap obligations and foreign currency hedges, except to the extent such net obligations are taken into account in the determination of future net revenues from proved oil and gas reserves for purposes of the calculation of Adjusted Consolidated Net Tangible Assets; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such Person has guaranteed or that are otherwise its legal liability (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment); (d) Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of (1) the full amount of such obligations so secured and (2) the fair market value of such asset, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a resolution of such Board; (e) with respect to such Person, the liquidation preference or any mandatory redemption payment obligations in respect of Disqualified Stock; (f) the aggregate preference in respect of amounts payable on the issued and outstanding shares of Preferred Stock of any of the Company's Subsidiaries in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of Preferred Stock that are owned by such Person or any of its Subsidiaries; provided, that if such Person is the Company, such exclusion shall be for such preference attributable to such shares of Preferred Stock that are owned by the Company or any of its Subsidiaries); and
(g) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a),
(b), (c), (d), (e), (f) or this clause (g), whether or not between or among the same parties. Subject to clause (c) of the preceding sentence, neither Dollar Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

  "Investment" of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) all guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) all purchases (or other acquisitions for consideration) by such Person of assets, Indebtedness, Capital Stock or other securities of any other Person and (iv) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) or advances on a balance sheet of such Person prepared in accordance with GAAP.

  "Issue Date" means the date on which the Notes are originally issued under the Indenture.

  "Lien" means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction).

  "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices) of more than either (i) 10% from the end of the immediately preceding fiscal quarter in the estimated discounted future net revenue from proved oil and gas reserves of the Company and its consolidated Subsidiaries, or (ii) 20% from the end of the immediately preceding year (or from June 30, 1997 on a pro forma basis, in the case of a date prior to the availability of the reserve report for December 31, 1997) in the estimated discounted future net revenue from proved oil and gas reserves of the Company and its consolidated Subsidiaries, in each case calculated in accordance with clause (a)(i) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (a) any acquisitions of oil and gas reserves made after the end of the immediately preceding year for which the discounted future net revenues have been estimated by independent petroleum engineers since the end of the preceding year and on which a report or reports exist and (b) any disposition of properties existing at the beginning of the current year, as the case may be, for purposes of clause (i) or clause (ii) above, that have been disposed of as provided in the covenant captioned "--
 Certain Covenants -- Limitation on Sale of Assets."

  "Maturity Date" means September 1, 2004.

  "Net Cash Proceeds" means (a) with respect to any Asset Sale or Sale/Leaseback Transaction of any Person, an amount equal to aggregate cash proceeds received (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration until such time as such consideration is converted into cash) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state or local taxes required to be accrued as a liability as a consequence of such Asset Sale or Sale/Leaseback Transaction, and in each case net of all Indebtedness which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets, or which must, by its terms or in order to obtain a necessary consent to such Asset Sale or Sale/Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Sale or Sale/Leaseback Transaction and which is actually so repaid and (b) in the case of any sale by the Company of securities pursuant to clauses (B) or (C) of section (iii) of the covenant captioned "-- Certain Covenants -- Limitation on Restricted Payments," the amount of aggregate net cash proceeds received by the Company, after payment of expenses, commissions, discounts and any other transaction costs incurred in connection therewith.

  "Net Working Capital" means (i) all current assets of the Company and its consolidated Subsidiaries, minus (ii) all current liabilities of the Company and its consolidated Subsidiaries (including the net current portion of gas balancing liabilities), except current liabilities included in Indebtedness.

  "Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness of a Person as to which (a) neither the Company nor any Restricted Subsidiary (i) provides credit support including any undertaking, agreement or instrument which would constitute Indebtedness or (ii) is directly or indirectly liable for such Indebtedness and (b) no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against such Person) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than Non-Recourse Indebtedness) of the Company or its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Oil and Gas Business" means the business of the exploration for, and exploitation, development, production, processing (but not refining), marketing, storage and transportation of, hydrocarbons, and other related energy and natural resources businesses (including oil and gas services businesses related to the foregoing).

  "Oil and Gas Securities" means the Voting Stock of a Person primarily engaged in the Oil and Gas Business, provided that such Voting Stock shall constitute a majority of the Voting Stock of such Person in the event that such Voting Stock is not registered under Section 12 of the Exchange Act.

  "Permitted Business Investments" means (i) Investments in assets used in the Oil and Gas Business; (ii) the acquisition of Oil and Gas Securities; (iii) the entry into operating agreements, joint ventures, processing agreements, farm-out agreements, development agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited) or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding solely for purposes of this clause (iii), however, Investments in corporations; (iv) the acquisition of working interests, royalty interests or mineral leases relating to oil and gas properties; (v) Investments by the Company or any Wholly Owned Subsidiary in any Person which, immediately prior to the making of such Investment, is a Wholly Owned Subsidiary; (vi) Investments in the Company by any Wholly Owned Subsidiary; (vii) Investments permitted under the covenant captioned
"-- Certain Covenants -- Limitation on Sales of Assets" and "-- Limitations on Sale/Leaseback Transactions;" (viii) Investments in any Person the consideration for which consists of Capital Stock (other than Disqualified Stock); and (ix) Investments constituting obligations under hedging arrangements described in clause (viii) of the definition of "Permitted Indebtedness."

  "Permitted Company Refinancing Indebtedness" means Indebtedness of the Company, the net proceeds of which are used to renew, extend, refinance, refund or repurchase outstanding Indebtedness of the Company,

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

provided that (i) if the Indebtedness (including the Notes) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to the Notes, then such Indebtedness is pari passu or subordinated in right of payment to, as the case may be, the Notes at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (ii) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and (iii) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased; provided, further, that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Company Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP).

  "Permitted Financial Investments" means the following kinds of instruments if, in the case of instruments referred to in clauses (i) through (iv) below, on the date of purchase or other acquisition of any such instrument by the Company or any Subsidiary, the remaining term to maturity is not more than one year: (i) readily marketable obligations issued or unconditionally guaranteed as to principal of and interest on by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America; (ii) repurchase obligations for instruments of the type described in clause (i) for which delivery of the instrument is made against payment; (iii) obligations (including, but not limited to, demand or time deposits, bankers' acceptances and certificates of deposit) issued by a depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia or a branch or subsidiary of any such depository institution or trust company operating outside the United States, provided, that such depository institution or trust company has, at the time of the Company's or such Subsidiary's investment therein or contractual commitment providing for such investment, capital surplus or undivided profits (as of the date of such institution's most recently published financial statements) in excess of $500 million; (iv) commercial paper issued by any corporation, if such commercial paper has, at the time of the Company's or any Subsidiary's investment therein or contractual commitment providing for such investment, credit ratings of A-1 (or higher) by Standard & Poor's Ratings Services and P-1 (or higher) by Moody's Investors Services, Inc.; and (v) money market mutual or similar funds having assets in excess of $500 million.

  "Permitted Indebtedness" means (i) Indebtedness of the Company and its Subsidiaries outstanding as of the Issue Date; (ii) Indebtedness of the Company and its Subsidiaries that are, or will become, guarantors under a Bank Credit Facility as the same may be amended, refinanced or replaced, in a principal amount outstanding at any time not to exceed a principal amount equal to $30.0 million plus related accrued interest and costs, less any Net Cash Proceeds applied pursuant to the covenant "-- Limitation on Sale of Assets" to repay or prepay such Indebtedness that results in a permanent reduction in any revolving credit or other commitment relating thereto or the maximum amount that may be borrowed thereunder; (iii) other Indebtedness of the Company and its Subsidiaries in a principal amount not to exceed $10.0 million at any one time outstanding plus accrued interest thereon; (iv) Non-Recourse Indebtedness; (v) Indebtedness of the Company to any Wholly Owned Subsidiary of the Company and Indebtedness of any Subsidiary of the Company to the Company or another Wholly Owned Subsidiary of the Company; (vi) Permitted Company Refinancing Indebtedness; (vii) Permitted Subsidiary Refinancing Indebtedness; (viii) obligations under hedging arrangements that the Company and its Subsidiaries enter into in the ordinary course of business for the purpose of protecting their production against fluctuations in oil and natural gas prices; (ix) Indebtedness under the Notes; and (x) Indebtedness of a Subsidiary pursuant to a Guarantee of the Notes pursuant to Article X of the Indenture.

  "Permitted Investments" means Permitted Business Investments and Permitted Financial Investments.

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

  "Permitted Liens" means (i) Liens outstanding as of the Issue Date; (ii) Liens now or hereafter securing a Bank Credit Facility; (iii) Liens now or hereafter securing any interest rate hedging obligations so long as the related Indebtedness (a) constitutes Senior Indebtedness or (b) is, or is permitted to be under the Indenture, secured by a Lien on the same property securing such interest rate obligations; (iv) Liens now or hereafter securing any interest rate hedging obligations so long as the related Indebtedness (a) constitutes the Notes (or any Refinancing Indebtedness of the Company in respect thereof) or (b) is, or is permitted to be under the Indenture, secured by a Lien on the same property securing such interest rate hedging obligations; (v) Liens securing Indebtedness, the proceeds of which are used to refinance secured Indebtedness of the Company or its Subsidiaries; provided, that such Liens extend to or cover only the property or assets currently securing the Indebtedness being refinanced; (vi) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP; (vii) mechanics', workmen's, materialmen's, operators' or similar Liens arising in the ordinary course of business; (viii) Liens in connection with workers' compensation, unemployment insurance or other social security, old age pension or public liability obligations; (ix) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business; (x) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of real properties, and minor defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of property or services, and in the aggregate do not materially adversely affect the value of such properties or materially impair use for the purposes of which such properties are held by the Company or any Subsidiaries; (xi) Liens on, or related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof, (xii) Liens on pipeline or pipeline facilities which arise out of operation of law; (xiii) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been made; (xiv) (a) Liens upon any property of any Person existing at the time of acquisition thereof by the Company or a Subsidiary, (b) Liens upon any property of a Person existing at the time such Person is merged or consolidated with the Company or any Subsidiary or existing at the time of the sale or transfer of any such property of such Person to the Company or any Subsidiary, or (c) Liens upon any property of a Person existing at the time such Person becomes a Subsidiary; provided, that in each case such Lien has not been created in contemplation of such sale, merger, consolidation, transfer or acquisition, and provided that in each such case no such Lien shall extend to or cover any property of the Company or any Subsidiary other than the property being acquired and improvements thereon;
(xv) Liens on deposits to secure public or statutory obligations or in lieu of surety or appeal bonds entered into in the ordinary course of business; (xvi) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;
(xvii) purchase money security interests granted in connection with the acquisition of assets in the ordinary course of business and consistent with past practices, provided, that (A) such Liens attach only to the property so acquired with the purchase money indebtedness secured thereby and (B) such Liens secure only Indebtedness that is not in excess of 100% of the purchase price of such assets; (xviii) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;
(xix) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing (but not refining) of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other similar agreements which are customary in the Oil and Gas Business; (xx) Liens securing obligations under hedging arrangements that the Company or any Subsidiary enters into in the ordinary course of business for the purpose of protecting its production against fluctuations in oil and natural gas prices; and (xxi) Liens to secure Dollar-Denominated Production Payments and Volumetric Production Payments.

  "Permitted Subsidiary Refinancing Indebtedness" means Indebtedness of any Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase outstanding Indebtedness of such Subsidiary, provided that (i) if the Indebtedness (including any guarantee) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to the Guarantee, then such Indebtedness is pari passu with or subordinated in right of payment to, as the case may be, the Guarantee at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (ii) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and (iii) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased, provided, further, that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Subsidiary Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP); provided, however, that a Subsidiary shall not incur refinancing Indebtedness to renew, extend, refinance, refund or repurchase outstanding Indebtedness of another Subsidiary unless such other Subsidiary is a Guarantor.

  "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated), which is preferred as to the payment of dividends, or upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

  "Reference Period" means, with respect to any Person, the four full consecutive fiscal quarters ended with the last full fiscal quarter for which financial information is available immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

  "Restricted Payment" means, with respect to any Person, any of the following: (i) any dividend or other distribution in respect of such Person's Capital Stock (other than (a) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) and (b) in the case of Subsidiaries of the Company, dividends or distributions payable to the Company or to a Subsidiary of the Company); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock, or any option, warrant, or other right to acquire shares of Capital Stock, of the Company or any of its Subsidiaries (but excluding (a) any cashless exercise of warrants or options or (b) payments in respect of cash elections or phantom stock or similar awards under any director or employee benefit plan or arrangement provided such payment is recorded as a compensation expense); (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the Notes; and
(iv) the making by such Person of any Investment other than a Permitted Investment.

  "Sale Leaseback Transaction" means with respect to the Company or any of its Subsidiaries, any arrangement with any Person providing for the leasing by the Company or any of its Subsidiaries of any principal property, acquired or placed into service more than one hundred eighty (180) days prior to such arrangement, whereby such property has been or is to be sold or transferred by the Company or any of its Subsidiaries to such Person.

  "Senior Indebtedness" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred), unless such Indebtedness is contractually subordinate or junior in right of payment of principal, premium and interest to the Notes.

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

  "Senior Indebtedness of a Guarantor" means any Indebtedness of such Guarantor (whether outstanding on the date hereof or hereafter incurred), unless such Indebtedness is contractually subordinate or junior in right of payment of principal, premium and interest to the Guarantees.

  "Subordinated Indebtedness of a Guarantor" means any Indebtedness of such Guarantor (whether outstanding on the date hereof or hereafter incurred) which is contractually subordinate or junior in right of payment of principal, premium and interest to the Guarantees.

  "Subordinated Indebtedness of the Company" means any Indebtedness of the Company (whether outstanding on the date hereof or hereafter incurred) which is contractually subordinate or junior in right of payment of principal, premium and interest to the Notes.

  "Subsidiary" means any subsidiary of the Company. A subsidiary of any Person means (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person,
(ii) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its subsidiary is entitled to receive more than 50% of the assets of such partnership upon its dissolution, or (iii) any other Person (other than a corporation or partnership) in which such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

  "U.S. Government Securities" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof.

  "U.S. Legal Tender" means such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

  "Volumetric Production Payments" mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

  "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of contingency) to vote in the election of members of the Board of Directors or other governing body of such person.

  "Wholly Owned Subsidiary" means a Subsidiary all of the Capital Stock (other than directors' qualifying shares if applicable) of which is owned by the Company or another Wholly Owned Subsidiary.

EVENTS OF DEFAULT

  The following will be "Events of Default" under the Indenture:

    (i) default by the Company or any Guarantor in the payment of principal of or premium, if any, on the Notes when due and payable at maturity, upon repurchase pursuant to a Change of Control Offer or a Net Proceeds Offer, upon acceleration or otherwise; or

    (ii) default by the Company or any Guarantor for 30 days in payment of any interest on the Notes; or

    (iii) default by the Company or any Guarantor in the deposit of any optional redemption payment; or

    (iv) default by the Company or any Guarantor in the performance of the covenants discussed under "-- Certain Covenants -- Limitation on Mergers and Consolidations;" or

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

    (v) default by the Company or any Subsidiary in the performance of any other covenant or agreement in the Indenture (other than those described in clauses (i) through (iv) above) which shall not have been remedied within thirty (30) days after written notice by the Trustee or by the Holders of at least 25% in principal amount of the Notes then outstanding; or

    (vi) the occurrence and continuation beyond any grace period of any default in the payment when due, whether by acceleration or otherwise, of the principal of (premium, if any, on) and interest on any other Indebtedness of the Company or any Subsidiary of the Company, or any other default causing Acceleration of any Indebtedness of the Company or any Subsidiary having an outstanding principal amount of $5.0 million or more, individually or in the aggregate; or

    (vii) the commencement of proceedings, or the taking of any enforcement action (including by way of set-off), by any holder of at least $5.0 million in aggregate principal amount of Indebtedness (including any amounts owed pursuant to a judgment or order) of the Company or any Subsidiary, after a default under such Indebtedness, to retain in satisfaction of such Indebtedness or to collect or seize, dispose of or apply in satisfaction of such Indebtedness, property or assets of the Company or its Subsidiaries having a fair market value in excess of $5.0 million individually or in the aggregate; provided that if any such proceedings or actions are terminated or rescinded, or such Indebtedness is repaid or settled, such Event of Default under the Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as (a) such rescission does not conflict with any judgment or decree and (b) the holder of such Indebtedness shall not have applied any such property or assets in satisfaction of such Indebtedness; or

    (viii) the entry by a court of one or more judgments or orders for the payment in cash or other assets of $5.0 million or more individually or in the aggregate (net of applicable insurance coverage acknowledged in writing by the insurance carrier) having been rendered against the Company or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of sixty (60) days; or

    (ix) the occurrence of certain events giving rise to ERISA liability; or

    (x) the failure of a Guarantee by a Guarantor to be in full force and effect (other than a release of a Guarantee in accordance with the Indenture), or the denial or disaffirmance by such entity thereof; or

    (xi) certain events involving bankruptcy, insolvency or reorganization of the Company or any Subsidiary of the Company.

  The Indenture provides that the Trustee may withhold notice to the Holders of the Notes of any default (except in payment of principal of, or premium, if any, or interest on the Notes) if the Trustee considers it in the interest of the Holders of the Notes to do so.

  The Indenture provides that if an Event of Default occurs and is continuing with respect to the Indenture, the Trustee or the Holders of not less than 25% in principal amount of the Notes outstanding may declare the principal of and premium, if any, and accrued but unpaid interest on all Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary of the Company occurs and is continuing, the principal of, and premium, if any, and interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. The amount due and payable on the acceleration of any Note will be equal to 100% of the principal amount of such Note, plus accrued interest to the date of payment. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

  The Indenture provides that no Holder of a Note may pursue any remedy under the Indenture unless (i) the Trustee shall have received written notice of a continuing Event of Default, (ii) the Trustee shall have received a request from Holders of at least 25% in principal amount of the Notes to pursue such remedy, (iii) the Trustee shall have been offered indemnity reasonably satisfactory to it, (iv) the Trustee shall have failed to act for a period of sixty (60) days after receipt of such notice, request and offer of indemnity and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Notes; provided, however, such provision does not affect the right of a Holder of a Note to sue for enforcement of any overdue payment thereon.

  The Holders of a majority in principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture, subject to certain limitations specified in the Indenture. The Indenture will require the annual filing by the Company with the Trustee of a written statement as to compliance with the covenants contained in the Indenture.

MODIFICATION AND WAIVER

  The Indenture provides that modifications and amendments to the Indenture or the Notes may be made by the Company, the Guarantors and the Trustee with the consent of the Holders of two-thirds of the aggregate principal amount of the Notes then outstanding; provided that no such modification or amendment may, without the consent of the Holder of each Note then outstanding affected thereby, (i) reduce the percentage of principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the rate or change the time for payment of interest, including defaulted interest, on any Note; (iii) reduce the principal amount of any Note or change the Maturity Date of the Notes; (iv) reduce the redemption price, including premium, if any, payable upon redemption of any Note or change the time at which any Note may or shall be redeemed; (v) reduce the repurchase price, including premium, if any, payable upon the repurchase of any Note or change the time at which any Note may or shall be repurchased; (vi) make any Note payable in money other than that stated in the Note; (vii) impair the right to institute suit for the enforcement of any payment of principal of, or premium, if any, or interest on, any Note; (viii) make any change in the percentage of principal amount of Notes necessary to waive compliance with certain provisions of the Indenture; or (ix) waive a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes. The Indenture provides that modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any holders of Notes in certain limited circumstances, including (a) to cure any ambiguity, omission, defect or inconsistency, (b) to provide for the assumption of the obligations of the Company or any Guarantor under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or such Guarantor, (c) to reflect the release of any Guarantor from its Guarantee, or the addition of any Subsidiary of the Company as a Guarantor, in the manner provided in the Indenture, (d) to comply with any requirement of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939 or (e) to make any change that would provide any additional benefit to the Holders or that does not adversely affect the rights of any Holder of Notes in any material respect.

  The Indenture provides that neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Notes or the Indenture unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time period set forth in any solicitation documents relating to such consent.

  The Indenture provides that the Holders of two-thirds of the aggregate principal amount of the Notes then outstanding may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of Holders of such Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations with respect to such Notes concerning the issuance of temporary Notes, transfers and exchanges of Notes, replacement of mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency where Notes may be surrendered for transfer or exchange or presented for payment, and duties of paying agents, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants described under "-- Certain Covenants" ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee or other qualifying Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. Legal Tender, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Maturity Date or on the applicable mandatory redemption date, as the case may be, of such principal or installment of principal, premium, if any, or interest; (ii) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (A) the Company has received from or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;
(v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument to which the Company is a party or by which the Company is bound;
(vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

GOVERNING LAW

  The Indenture provides that it is governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

  The Bank of New York is the Trustee under the Indenture. Its address is 101 Barclay Street, Floor 21 West, New York, New York 10286 (Attention: Corporate Trust Trustee Administration). The Company has also appointed the Trustee as the initial Registrar, Transfer Agent and Paying Agent under the Indenture.

  The Trustee is permitted to become an owner or pledgee of Notes and may otherwise deal with the Company or its Subsidiaries or Affiliates with the same rights it would have if it were not Trustee. If, however, the Trustee acquires any conflicting interest (as defined in the Trust Indenture Act of 1939), it must eliminate such conflict or resign. The Indenture will provide that in case an Event of Default shall occur (and be continuing), the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of such person's own affairs. The Trustee will be under no obligation to exercise any of its powers under the Indenture at the request of any of the Holders of the Notes, unless such Holders have offered the Trustee indemnity reasonably satisfactory to it.

GLOBAL NOTE; BOOK-ENTRY FORM

  The Exchange Notes initially exchanged by Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) or to non-U.S. Persons in offshore transactions as provided in Regulation S under the Securities Act will be represented by a Global Exchange Note. The Global Exchange Note will be deposited upon issuance with DTC and registered in the name of DTC or its nominee (the "Global Exchange Note Registered Owner"). Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

  DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  Pursuant to procedures established by DTC, (i) upon deposit of the Global Exchange Note, DTC will credit the accounts of Participants designated by an Initial Purchaser with portions of the principal amount of the Global Exchange Note and (ii) ownership of such interests in the Global Exchange Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Exchange Note). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes will be limited to that extent.

  Except as described below, owners of interests in the Global Exchange Note will not have Exchange Notes registered in their names, will not receive physical delivery of Exchange Notes in definitive form and will not be considered the registered owners thereof under the Indenture for any purpose.

  None of the Company, the Trustee, nor any agent of the Company or the Trustee will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Note, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Exchange Note or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

  Payments in respect of the principal of, premium, if any, and interest on any Exchange Notes registered in the name of the Global Exchange Note Registered Owner on any relevant record date will be payable by the Trustee to the Global Exchange Note Registered Owner in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Exchange Notes, including the Global Exchange Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee, nor any agent of the Company or the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the Exchange Notes or for any other matter relating to actions or practices of DTC or any of its Participants or Indirect Participants. The Company understands that DTC's current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC (unless DTC has reason to believe it will not receive payment on such payment date). Payments by the Participants and the Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants or Indirect Participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Global Exchange Note Registered Owner for all purposes.

  The Global Exchange Note is exchangeable for definitive certificated Notes if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Exchange Note or if the Company determines that DTC is unable to continue as depositary and the Company thereupon fails to appoint a successor depositary, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Exchange Notes in definitive certificated form, (iii) there shall have occurred and be continuing an Event of Default or an event which after notice or lapse of time would be an Event of Default with respect to the Exchange Notes, or (iv) as provided in the last paragraph hereunder. Such definitive certificated Exchange Notes shall be registered in the names of the owners of the beneficial interests in the Global Exchange Note as provided by the Participants. Exchange Notes in definitive certificated form will be fully registered, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 above the amount. Upon issuance of Exchange Notes in definitive certificated form, the Trustee is required to register the Exchange Notes in the name of, and cause the Notes to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owner as DTC shall direct.

  Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the Global Exchange Note among Participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  Subject to the restrictions on the transferability of the Outstanding Notes, an outstanding Note in definitive form will be issued upon the resale, pledge or other transfer of any Outstanding Note or interest therein to any person or entity that is not a Qualified Institutional Buyer or that does not participate in DTC. Outstanding Notes sold to Accredited Investors within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act will be issued in registered, certified form without interest coupons. Such Outstanding Notes will be subject to certain restrictions on transfer.

                              TAX CONSIDERATIONS

  The following is a general discussion of the principal United States federal income tax consequences of the acquisition, ownership and disposition of the Notes and the Exchange Notes to initial beneficial owners of the Notes who are U.S. Holders (as defined below) and the principal U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of the Notes and Exchange Notes to initial beneficial owners of the Notes and Exchange Notes to initial beneficial owners of the Notes who are Non-U.S. Holders (as defined below). This discussion is based on currently existing provisions of the Code, existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. It does not include any description of the tax laws of any state, local or foreign government that may be applicable to the Notes or Exchange Notes or beneficial owners thereof. This discussion does not address the tax consequences to subsequent beneficial owners of the Notes and Exchange Notes, and is limited to beneficial owners who hold the Notes or Exchange Notes as capital assets within the meaning of section 1221 of the Code. This discussion also does not address the tax consequences to Non-U.S. Holders that are subject to U.S. federal income or estate tax on a net basis on income realized with respect to a Note or Exchange Note because such income is effectively connected with the conduct of a U.S. trade or business. Such holders are generally taxed in a similar manner to U.S. Holders; however, certain special rules apply. Moreover, this discussion is for general information only, and does not address all of the U.S. federal income tax consequences that may be relevant to particular initial beneficial owners in light of their personal circumstances, or to certain types of initial beneficial owners (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons who have hedged the risk of owning a Note or Exchange Note or U.S. Holders that have a functional currency other than the U.S. dollar).

  PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES AND EXCHANGE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

PAYMENTS OF INTEREST

  In general, interest on a Note or Exchange Note will be taxable to a beneficial owner who or which is (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia) or (iii) a person otherwise subject to U.S. federal income taxation on its worldwide income (a "U.S. Holder") as ordinary income at the time it is (actually or constructively) received or accrued, depending on the beneficial owner's method of accounting for U.S. federal income tax purposes.

ORIGINAL ISSUE DISCOUNT

  If the Notes are not issued at a discount or are deemed to be issued with no discount because such discount is de minimis, a U.S. Holder will include in income as ordinary interest income the gross amount of interest paid or payable in respect of the Notes as provided above in "Payments of Interest." Each Note will be treated by the IRS as having been issued as part of an "investment unit" consisting of the Note and the associated Warrants. The $1,000 issue price of the Unit (the "Unit Issue Price") will be allocated by the Company between the Note (the "Note Issue Price") and the associated Warrants (the "Warrant Issue Price") on the basis of their relative fair market values. A holder may make a different allocation, provided it explicitly discloses to the IRS that the holder's allocation is different from the one made by the Company. Such disclosure must be made on a form prescribed by the IRS and must be attached to the holder's timely filed federal income tax return for the taxable year which includes the acquisition date of the Unit. In all other instances, the allocation to be made by the Company will be binding on the Company and all holders of Notes. The allocation is not, however, binding on the IRS and it is possible the IRS will assert that a different allocation is appropriate. If such an assertion were made successfully, the amount of OID associated with the Notes would be increased or decreased accordingly.

  If the Note Issue Price is not less than the principal amount of the Note by more than a "de minimis" amount, the Note will not be treated as having OID. A discount on original issue will be considered de minimis and, thus, will be treated as zero discount if the original issue discount is less than one-fourth ( 1/4) of one percent of the stated redemption price at maturity, multiplied by the number of complete years to maturity. The Company expects that the Notes will be deemed to be issued without original issue discount.

REQUIRED EXCHANGE OFFER

  The exchange of Notes for the Exchange Notes pursuant to the Registered Exchange Offer will not be treated as an "exchange" for U.S. federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Notes. As a result, there will be no U.S. federal income tax consequences to beneficial owners exchanging the Notes for the Exchange Notes pursuant to the Registered Exchange Offer. The Company is obligated to pay additional interest to the beneficial owners of Notes under certain circumstances described under "Exchange Offer; Registration Rights." The Company believes that any such payments should be treated as an "incidental contingency" for purposes of the original issue discount rules because the potential amount of any such payments, if required to be made, is expected to be insignificant relative to the total expected amount of remaining payments on the Notes, and accordingly should be taxable to the beneficial owners in the manner described in the preceding paragraph but should not otherwise impact the federal income tax consequences to beneficial owners of the Notes.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES OR EXCHANGE NOTES

  Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note or Exchange Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such beneficial owner's adjusted tax basis in the Note or Exchange Note. A U.S. Holder's adjusted tax basis in a Note or Exchange Note generally will equal the cost of the Note or Exchange Note to such holder, less any principal payments received by such holder.

  Gain or loss recognized on the disposition of a Note or Exchange Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the Note or Exchange Note is more than one year. The Taxpayer Relief Act of 1997 reduced the maximum capital gains tax rate for investments held for at least one year to 20% from 28% effective May 7, 1997. Effective July 29, 1997, the holding period necessary to qualify for the new capital gains rates increased from one year to 18 months.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  For each calendar year in which the Notes or Exchange Notes are outstanding, the Company is required to provide the IRS with certain information, including the beneficial owner's name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain payments to U.S. Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts, provided that they establish entitlement to an exemption.

  In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, the Company, its agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest and principal (and premium, if any) on the Notes or Exchange Notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

  Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof (in its capacity as such) to a Non-U.S. Holder of a Note or

Exchange Note if such holder has provided the required certification that it is not a U.S. person or has otherwise established an exemption (provided that neither the Company nor its agent has actual knowledge that the holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

  Payment of the proceeds from the sale of a Note or Exchange Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes or a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, information reporting may apply to such payments. Payment of the proceeds from a sale of a Note or Exchange Note to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

PROPOSED REGULATIONS

  The IRS has issued proposed regulations relating to withholding, backup withholding and information reporting that, if adopted in their current form, would, among other things, unify current certification procedures and forms and clarify certain reliance standards. The regulations are proposed to be effective for payments made after December 31, 1997 but provide that certificates issued on or before the date that is 60 days after the proposed regulations are made final will continue to be valid until they expire. The proposed regulations, however, may be subject to change prior to their adoption in final form.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. The Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of one year after the date the registration statement, of which this Prospectus forms a part, is declared effective, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Company will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal for the Exchange Offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay certain expenses incident to the

Exchange Offer, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

  By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which request the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemental Prospectus to such broker-dealer. If the Company shall give any such notice to suspend the use of the Prospectus, it shall extend the 90-day period referred to above by the number of days during the period from and including the date of the giving of such notice to and including when broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes.

                                 LEGAL MATTERS

  Certain legal matters will be passed upon for the Company by William S. Clarke, P.A., Princeton, New Jersey.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The consolidated balance sheet of the Company as of December 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996, appearing elsewhere in this Prospectus, and incorporated by reference in this Prospectus and in this Registration Statement of which this Prospectus forms a part, have been included/incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

  With respect to the unaudited interim financial information as of and for the six month period ended June 30, 1997, included in this Prospectus, and as of and for the periods ended March 31, 1997 and June 30, 1997, incorporated by reference in this Prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report appearing elsewhere in this Prospectus, and included in the Company's quarterly reports on Form 10-QSB for the quarters ended March 31, 1997 and June 30, 1997, and incorporated by reference herein, states that they did not audit and that they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

  The historical schedule of gross revenues and direct lease operating expenses of the Comstock Properties for the year ended December 31, 1995, appearing elsewhere in this Prospectus, and incorporated by reference in this Prospectus and in this Registration Statement of which this Prospectus forms a part, have been included/incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

  The historical schedule of gross revenues and direct operating expenses of the Norse and Horizon Properties for the year ended December 31, 1996, appearing elsewhere in this Prospectus, and incorporated by reference in this Prospectus and in this Registration Statement of which this Prospectus forms a part, have been included/incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

  The historical schedule of gross revenues and direct lease operating expenses of the HS Properties for the years ended December 31, 1996 and 1995, appearing elsewhere in this Offering Memorandum, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                   ENGINEERS

  The historical reserve information prepared by Lee Keeling and Associates, Inc. included in this Offering Memorandum has been included herein in reliance upon the authority of such firm as experts with respect to matters contained in such reserve report.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, Northwest, Washington, DC 20549; and at the following regional offices of the SEC: Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, Northwest, Judiciary Plaza, Washington, DC 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding the Company at (http://www.sec.gov). The Company's Common Stock is traded on the Nasdaq National Market under the symbol GOTH. The Company's reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the Nasdaq National Market, 1735 "K" Street Northwest, Washington, DC 20006.

  The Company will provide without charge to each person to whom a copy of this Offering Memorandum is delivered, upon written or oral request of such person, a copy of any and all of the information that has been filed by the Company with the SEC pursuant to the Exchange Act. Written or telephone requests for copies of such material should be directed to Gothic Energy Corporation, 5727 South Lewis Avenue, Suite 700, Tulsa, Oklahoma 74105,
Attention: Secretary (telephone (918) 749-5666).

                                   GLOSSARY

  Wherever used herein, the following terms shall have the meanings specified.

  Bbl -- One stock tank barrel, or 42 US gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

  Bcf -- One billion cubic feet.

  Bcfe -- One billion cubic feet of natural gas equivalent.

  Behind Pipe -- Hydrocarbons in a potentially producing horizon penetrated by a well bore the production of which has been postponed pending the production of hydrocarbons from another formation penetrated by the well bore. These hydrocarbons are classified as proved but non-producing reserves.

  Boe -- Barrels of oil equivalent (converting six Mcf of natural gas to one Bbl of oil).

  Developed Acreage -- Acres which are allocated or assignable to producing wells or wells capable of production.

  Development Well -- A well drilled within the proved area of an oil and natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

  Dry Well -- A well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas well.

  EBITDA -- Earnings (excluding discontinued operations, extraordinary items, charges resulting from changes in accounting and significant non-recurring revenues and expenses) before interest expense, provision for (or benefit for) income taxes, depletion, depreciation and amortization expenses, and the provision for impairment of oil and natural gas properties. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. EBITDA information has been included in this Offering Memorandum because EBITDA is a measure used by certain investors in determining historical ability to service indebtedness. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles as an indicator of operating performance or liquidity.

  Exploratory Well -- A well drilled to find and produce oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir, or to extend a known reservoir.

  Gross Acres or Gross Wells -- The total acres or wells, as the case may be, in which a working interest is owned.

  Infill Well -- A well drilled between known producing wells to better exploit the reservoir

  Mbbl -- One thousand Bbl.

  Mmbbl -- One million Bbl.

  Mboe -- One thousand barrels of oil equivalent.

  Mcf -- One thousand cubic feet.

  Mcfe -- One thousand cubic feet of natural gas equivalent, using the ratio of one Bbl of crude oil to six Mcf of natural gas.

  Mmcf -- One million cubic feet.

  Mmcfe -- One million cubic feet of natural gas equivalent.

  Net Acres or Net Wells -- The sum of the fractional working interests owned in gross acres or gross wells.

  NYMEX -- New York Mercantile Exchange.

  Oil and Natural Gas Lease -- An instrument by which a mineral fee owner grants to a lessee the right for a specific period of time to explore for oil and natural gas underlying the lands covered by the lease and the right to produce any oil and natural gas so discovered generally for so long as there is production in economic quantities from such lands.

  Overriding Royalty Interest -- A fractional undivided interest in an oil and natural gas property entitling the owner to a share of oil and natural gas production, in addition to the usual royalty paid to the owner, free of costs of production.

  PDNP -- Proved developed, non-producing or behind the pipe reserves.

  Productive Well -- A well that is producing oil or natural gas or that is capable of production.

  Proved Developed Reserves -- Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

  Proved Reserves -- The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

  Proved Undeveloped Reserves or PUD -- Reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for completion.

  PV-10 -- The discounted future net cash flows for proved oil and natural gas reserves computed on the same basis as the Standardized Measure, but without deducting income taxes, which is not in accordance with generally accepted accounting principles. PV-10 is an important financial measure for evaluating the relative significance of oil and natural gas properties and acquisitions, but should not be construed as an alternative to the SEC PV-10 (as determined in accordance with generally accepted accounting principles).

  Reserve Life -- The estimated productive life of a proved reservoir based upon the economic limit of such reservoir producing hydrocarbons in paying quantities assuming certain price and cost parameters. For purposes of this Offering Memorandum, reserve life is calculated by dividing the Proved Reserves (on an Mcfe basis), as of June 30, 1997 by projected production volumes for the 12 months ending June 30, 1998.

  Royalty Interest -- An interest in an oil and natural gas property entitling the owner to a share of oil and natural gas production free of costs of production.

  SEC -- Securities and Exchange Commission.

  Secondary Recovery -- A method of oil and natural gas extraction in which energy sources extrinsic to the reservoir are utilized.

  Standardized Measure -- The estimated future net cash flows from proved oil and natural gas reserves computed using prices and costs. at the dates indicated, after income taxes and discounted at 10%.

  Undeveloped Acreage -- Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

  Working Interest -- The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS:
 GOTHIC ENERGY CORPORATION AND SUBSIDIARIES:
  Report of Independent Accountants.......................................  F-1
  Independent Accountants' Review Report..................................  F-2
  Consolidated Balance Sheets at December 31, 1996 and June 30, 1997
   (unaudited)............................................................  F-3
  Consolidated Statements of Operations for the years ended December 31,
   1996 and 1995, and the six months ended June 30, 1997 and 1996
   (unaudited)............................................................  F-4
  Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1996 and 1995.......................................  F-5
  Consolidated Statements of Cash Flows for the years ended December 31,
   1996 and 1995, and the six months ended June 30, 1997 and 1996
   (unaudited)............................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7

  All of the Company's subsidiaries are wholly-owned and guarantee the Exchange Notes of the Company on a full, unconditional, and joint and several basis; therefore, the financial statements of the guarantor subsidiaries have been omitted.

 COMSTOCK PROPERTIES:
  Report of Independent Accountants....................................... F-25
  Historical Schedule of Gross Revenues and Direct Lease Operating
   Expenses for the years ended December 31, 1995 and 1994, and for the three months ended March 31, 1996 and 1995............................. F-26
  Notes to the Historical Schedule of Gross Revenues and Direct Lease
   Operating Expenses..................................................... F-27
 NORSE AND HORIZON PROPERTIES:
  Report of Independent Accountants....................................... F-28
  Historical Schedule of Gross Revenues and Direct Operating Expenses for
   the years ended December 31, 1996 and 1995............................. F-29
  Notes to the Historical Schedule of Gross Revenues and Direct Operating
   Expenses............................................................... F-30
 HS PROPERTIES:
  Report of Independent Accountants....................................... F-32
  Historical Schedule of Gross Revenues and Direct Lease Operating
   Expenses for the years ended December 31, 1996 and 1995, and for the six months ended June 30, 1997 and 1996................................ F-33
  Notes to the Historical Schedule of Gross Revenues and Direct Lease
   Operating Expenses..................................................... F-34

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders Gothic Energy Corporation and
 Subsidiaries

  We have audited the accompanying consolidated balance sheet of Gothic Energy Corporation and subsidiaries as of December 31, 1996 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gothic Energy Corporation and subsidiaries as of December 31, 1996, and the consolidated results of their operations and their cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Tulsa, Oklahoma
February 24, 1997

                        INDEPENDENT ACCOUNTANT'S REPORT

To the Board of Directors and Stockholders:

  We have reviewed the accompanying consolidated balance sheet of Gothic Energy Corporation and Subsidiaries as of June 30, 1997 and the related consolidated statements of operations and cash flows for the six-month period ended June 30, 1997. These financial statements are the responsibility of the Company's management.

  We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

  Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand, L.L.P.

Tulsa, Oklahoma
August 12, 1997

                   GOTHIC ENERGY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                    DECEMBER 31,    JUNE 30,
                                                        1996          1997
                                                    ------------  ------------
                                                                  (UNAUDITED)
                      ASSETS
                      ------
Current assets:
  Cash and cash equivalents........................ $    206,648  $    303,657
  Oil and gas receivables..........................    2,802,140     2,829,350
  Receivable from officers and employees...........       51,932        84,697
  Assets held for sale.............................      209,740           --
  Other............................................       78,786       293,070
                                                    ------------  ------------
      Total current assets.........................    3,349,246     3,510,774
Property and equipment:
  Oil and gas properties on full cost method:
    Properties being amortized.....................   39,857,665    62,542,380
    Unproved properties not subject to amortiza-
     tion..........................................          --      1,768,000
  Gas gathering system.............................          --      5,045,500
  Equipment, furniture and fixtures................      328,492       359,225
  Accumulated depreciation and depletion...........   (3,636,414)   (6,309,614)
                                                    ------------  ------------
Property and equipment, net........................   36,549,743    63,405,491
Other assets, net..................................    1,566,894     5,332,942
                                                    ------------  ------------
Total assets....................................... $ 41,465,883  $ 72,249,207
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------
Current liabilities:
  Accounts payable trade........................... $  1,336,854  $  1,857,946
  Revenues payable.................................    1,978,221     1,899,308
  Accrued liabilities..............................      512,400       510,463
  Notes payable....................................          --     14,500,000
  Current portion long-term debt...................    5,927,660     4,760,209
                                                    ------------  ------------
      Total current liabilities....................    9,755,135    23,527,926
Long-term debt.....................................   15,854,000    29,835,312
Gas imbalance liability............................    1,025,266       882,927
Common stock subject to repurchase (1,500,000
 shares)(Note 11)..................................          --      2,700,000
Stockholders' equity:
  Preferred stock, par value $.05, authorized
   500,000 shares; issued and outstanding 5,540 and
   4,490 shares....................................          277           224
  Common stock, par value $.01, authorized
   100,000,000 shares; issued and outstanding
   12,381,857 and 13,606,511 shares................      123,819       136,065
  Additional paid in capital.......................   33,321,990    34,726,132
  Accumulated deficit..............................  (18,614,604)  (19,559,379)
                                                    ------------  ------------
      Total stockholders' equity...................   14,831,482    15,303,042
                                                    ------------  ------------
Total liabilities and stockholders' equity......... $ 41,465,883    72,249,207
                                                    ============  ============

          See accompanying notes to consolidated financial statements

                  GOTHIC ENERGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 YEAR ENDED              SIX MONTHS ENDED
                                DECEMBER 31,                 JUNE 30,
                          -------------------------  -------------------------
                              1996         1995         1997          1996
                          ------------  -----------  -----------  ------------
                                                           (UNAUDITED)
Revenue:
  Oil and gas sales.....  $ 10,385,382  $ 1,893,717  $ 8,024,836  $  4,343,126
  Gas system revenue....           --           --     2,178,844           --
  Well operations.......     1,061,804       62,937      631,232       483,865
  Interest and other
   income...............        68,284       81,296       20,080        31,642
                          ------------  -----------  -----------  ------------
    Total Revenue.......    11,515,470    2,037,950   10,854,992     4,858,633
Costs and expenses:
  Lease operating
   expense..............     4,806,741    1,202,535    3,221,523     2,059,735
  Gas system expense....           --           --     1,742,334           --
  Depreciation,
   depletion and
   amortization.........     2,856,000      882,450    2,673,200     1,586,782
  General and
   administrative
   expense..............     1,781,739    1,009,539    1,040,788       818,324
  Provision for
   impairment of oil and
   gas properties.......     5,050,000    2,247,083          --      5,050,000
  Provision for
   impairment of
   investment...........           --       802,287          --            --
  Loss on termination of
   option...............           --     1,850,000          --            --
                          ------------  -----------  -----------  ------------
Operating income
 (loss).................    (2,979,010)  (5,955,944)   2,177,147    (4,656,208)
Interest expense........     1,528,598    1,627,402    2,926,137       648,261
                          ------------  -----------  -----------  ------------
Loss before income taxes
 and extraordinary
 item...................  $ (4,507,608) $(7,583,346) $  (748,990) $ (5,304,469)
Income tax benefit......     2,992,547          --           --      2,992,547
                          ------------  -----------  -----------  ------------
Loss before
 extraordinary item.....    (1,515,061)  (7,583,346)    (748,990)   (2,311,922)
Loss on early
 extinguishment of debt
 (Note 3)...............     1,432,973          --           --      1,432,973
                          ------------  -----------  -----------  ------------
Net loss................  $ (2,948,034) $(7,583,346) $  (748,990) $ (3,744,895)
Preferred dividend
 ($68.75 per preferred
 share).................       380,875          --       195,785       173,125
Preferred dividend--
 amortization of
 preferred discount.....       791,429          --           --        359,740
                          ------------  -----------  -----------  ------------
Net loss available for
 common shares..........  $ (4,120,338) $(7,583,346) $  (944,775) $ (4,277,760)
                          ============  ===========  ===========  ============
Loss per common share
 before extraordinary
 item (a)...............  $       (.23) $     (1.73) $      (.07) $       (.26)
                          ============  ===========  ===========  ============
Loss per common share,
 primary and fully
 diluted................  $       (.35) $     (1.73) $      (.07) $       (.39)
                          ============  ===========  ===========  ============
Weighted average common
 shares outstanding.....    11,663,117    4,375,417   12,820,079    10,954,947
                          ============  ===========  ===========  ============

--------
(a) Loss per common share before extraordinary item is computed after giving effect to the preferred dividends, both actual and imputed.

          See accompanying notes to consolidated financial statements

                   GOTHIC ENERGY CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                            COMMON      PREFERRED                      ADDITIONAL                                  TOTAL
                            SHARES       SHARES     COMMON   PREFERRED   PAID-IN    ACCUMULATED   SUBSCRIPTION STOCKHOLDERS'
                          OUTSTANDING  OUTSTANDING  STOCK      STOCK     CAPITAL      DEFICIT      RECEIVABLE     EQUITY
                          -----------  ----------- --------  --------- -----------  ------------  ------------ -------------
Balance, at December 31,
 1994...................   3,045,777        --     $ 30,458    $--     $10,034,078  $ (6,910,920)  $(270,000)   $ 2,883,616
 Issuance of common
  stock on conversion of
  debt..................      98,000        --          980     --         195,020           --          --         196,000
 Issuance of common
  stock in Private
  Placement.............     123,880        --        1,239     --         188,313           --      270,000        459,552
 Issuance of common
  stock with Quest
  financing.............     280,000        --        2,800     --         870,325           --          --         873,125
 Issuance of common
  stock with Stratum
  financing.............     954,128        --        9,541     --             --            --          --           9,541
 Issuance of common
  stock in connection
  with Johnson Ranch
  acquisition...........   1,000,000        --       10,000     --       2,677,500           --          --       2,687,500
 Net loss...............         --         --          --      --             --     (7,583,346)        --      (7,583,346)
                          ----------      -----    --------    ----    -----------  ------------   ---------    -----------
Balance, at December 31,
 1995...................   5,501,785        --     $ 55,018    $--     $13,965,236  $(14,494,266)  $     --     $  (474,012)
 Issuance of common
  stock in public
  offering..............   7,635,000        --       76,350     --      12,890,032           --          --      12,966,382
 Return of stock with
  Stratum repayment.....    (954,128)       --       (9,541)    --             --            --          --          (9,541)
 Issuance of preferred
  stock.................         --       5,540         --      277      5,287,153           --          --       5,287,430
 Preferred fee..........      28,667        --          287     --            (287)          --          --             --
 Issuance of common
  stock with Quest
  financing.............      40,000        --          400     --          62,100           --          --          62,500
 Issuance of common
  stock on conversion of
  debt..................      14,000        --          140     --          27,860           --          --          28,000
 Issuance of common
  stock in connection
  with property
  acquisition...........     116,533        --        1,165     --         298,467           --          --         299,632
 Preferred stock
  dividends.............         --         --          --      --             --       (380,875)        --        (380,875)
 Preferred dividend
  amortization of
  discount..............         --         --          --      --         791,429      (791,429)        --             --
 Net loss...............         --         --          --      --             --     (2,948,034)        --      (2,948,034)
                          ----------      -----    --------    ----    -----------  ------------   ---------    -----------
Balance, at December 31,
 1996...................  12,381,857      5,540    $123,819    $277    $33,321,990  $(18,614,604)  $     --     $14,831,482
                          ==========      =====    ========    ====    ===========  ============   =========    ===========

          See accompanying notes to consolidated financial statements

                   GOTHIC ENERGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                YEAR ENDED               SIX MONTHS ENDED
                               DECEMBER 31,                  JUNE 30,
                         --------------------------  --------------------------
                             1996          1995          1997          1996
                         ------------  ------------  ------------  ------------
                                                            (UNAUDITED)
Cash flows from
 operating activities:
  Net loss.............. $ (2,948,034) $ (7,583,346) $   (748,990) $ (3,744,895)
  Adjustments to
   reconcile net income
   (loss) to net cash
   provided by operating
   activities:
    Depreciation,
     depletion and
     amortization.......    2,856,000       882,450     2,673,200     1,586,782
    Amortization of
     discount and loan
     costs..............       69,314     1,033,125       953,592           --
    Provision for
     impairment of oil
     and gas
     properties.........    5,050,000     2,247,083           --      5,050,000
    Provision for
     impairment of
     investment.........          --        802,287           --            --
    Loss on termination
     of option..........          --      1,850,000           --            --
    Deferred income tax
     benefit............   (2,992,547)          --            --     (2,992,547)
    Loss on early
     extinguishment of
     debt...............    1,432,973           --            --      1,432,973
  Changes in assets and
   liabilities:
    Increase in accounts
     receivable.........   (1,552,481)      (82,272)      (59,975)   (1,258,503)
    (Increase) decrease
     in other current
     assets.............       12,971       (65,432)     (214,284)       13,823
    Increase in accounts
     and revenues
     payable............      894,098       812,716       442,179        53,129
    Decrease in gas
     imbalance payable..          --            --       (405,339)          --
    Increase (decrease)
     in accrued
     liabilities........     (565,562)      216,018      (197,722)     (753,874)
    Decrease in other
     assets.............      339,013           --        494,794       205,700
                         ------------  ------------  ------------  ------------
      Net cash (used in)
       provided by
       operating
       activities....... $  2,595,745  $    112,629  $  2,937,455  $   (407,412)
Net cash used by
 investing activities:
  Proceeds from sale of
   investment...........      200,000           --            --        200,000
  Proceeds from
   collection on note
   receivable...........      123,000           --            --        123,000
  Proceeds from sale of
   property and
   equipment............    3,111,298       627,459       304,812       191,239
  Purchase of property
   and equipment........  (17,454,852)  (11,605,326)  (27,963,733)   (7,962,335)
  Property development..   (1,177,327)     (402,662)   (1,406,287)     (347,423)
  Acquisition of
   business, net of cash
   acquired.............  (17,592,973)          --            --    (17,592,973)
                         ------------  ------------  ------------  ------------
      Net cash used by
       investing
       activities....... $(32,790,854) $(11,380,529) $(29,065,208) $(25,388,492)
Cash flows from
 financing activities:
  Proceeds from short-
   term debt............          --      3,000,000    14,500,000           --
  Payment of short-term
   debt.................   (1,560,000)     (150,000)          --     (1,560,000)
  Proceeds from long-
   term debt............   26,528,096     7,275,998    36,250,312    18,230,195
  Payment of long-term
   debt.................  (11,257,815)     (785,632)  (23,411,451)   (7,608,983)
  Proceeds from sale of
   common stock, net....   13,141,368     1,777,552           --     13,141,368
  Proceeds from sale of
   preferred stock,
   net..................    3,997,430           --            --      3,997,430
  Proceeds from exercise
   of common stock
   warrants.............          --            --        325,000           --
  Payment of loan fees..          --            --     (1,368,933)          --
  Payment of dividends..     (173,125)          --            --       (173,125)
  Other.................     (431,756)     (517,437)      (70,166)     (245,729)
                         ------------  ------------  ------------  ------------
      Net cash provided
       by financing
       activities....... $ 30,244,198  $ 10,600,481  $ 26,224,762   $25,781,156
Net change in cash and
 cash equivalents.......       49,089      (667,419)       97,009       (14,748)
Cash and cash
 equivalents, beginning
 of period..............      157,559       824,978       206,648       157,559
                         ------------  ------------  ------------  ------------
Cash and cash
 equivalents, end of
 period................. $    206,648  $    157,559  $    303,657  $    142,811
                         ============  ============  ============  ============
Supplemental disclosure
 of interest paid....... $  1,386,817  $    456,309  $  1,972,545  $    648,261
                         ============  ============  ============  ============

          See accompanying notes to consolidated financial statements

                  GOTHIC ENERGY CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. GENERAL AND ACCOUNTING POLICIES

  Organization and Nature of Operations--The consolidated financial statements include the accounts of Gothic Energy Corporation, (the "Company"), and its subsidiaries, Gothic Energy of Texas, Inc. ("Gothic Texas"), since its inception in 1995 and Buttonwood Energy Corporation and its subsidiaries, Buttonwood Petroleum, Inc. and Dakota Services, Inc. ("Buttonwood") since their acquisition on January 30, 1996. Since November 1994, the Company has been primarily engaged in the business of acquiring, developing and exploiting oil and gas reserves in Oklahoma, Texas, Arkansas and Kansas. Substantially all of the Company's oil and gas reserves are being sold regionally in the "spot market" or under short-term contracts, not extending beyond twelve months.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In addition, accrued and deferred lease operating expenses, gas imbalance liabilities, oil and gas reserves (see note 10) and the valuation of stock based compensation (see note 5) also include significant estimates which could materially differ from the amounts ultimately realized.

  Cash Equivalents--Cash and Cash Equivalents include cash on hand, amounts held in banks and highly liquid investments with a maturity of three months or less at date of purchase.

  Financial Instruments and Concentrations of Credit Risk--Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade receivables with a variety of national and international oil and natural gas companies. The Company does not generally require collateral related to receivables. Such credit risk is considered by management to be limited due to the large number of customers comprising the Company's customer base. In addition, at December 31, 1996, the Company had a concentration of cash of $713,000, with one bank.

  Oil and Gas Properties--The Company accounts for its oil and gas exploration and development activities using the full cost method of accounting prescribed by the Securities and Exchange Commission ("SEC"). Accordingly, all productive and non-productive costs incurred in connection with the acquisition, exploration and development of oil and gas reserves are capitalized and depleted using the units-of-production method based on proved oil and gas reserves. The Company capitalizes costs including: salaries and related fringe benefits of employees directly engaged in the acquisition, exploration and development of oil and gas properties, as well as other directly identifiable general and administrative costs associated with such activities. Such costs do not include any costs related to production, general corporate overhead, or similar activities.

  The Company's oil and gas reserves are estimated annually by petroleum engineers. The Company's calculation of depreciation, depletion and amortization ("DD&A") includes estimated future expenditures to be incurred in developing proved reserves and estimated dismantlement and abandonment costs, net of salvage values. The average composite rate used for DD&A on oil and gas properties was $.64 and $.80 per Mcfe in 1996 and 1995, respectively. DD&A on oil and gas properties amounted to $2,820,000 and $747,000 in 1996 and 1995, respectively.

  In the event the unamortized cost of oil and gas properties being amortized exceeds the full cost ceiling as defined by the SEC, the excess is charged to expense in the period during which such excess occurs. The full cost ceiling is based principally on the estimated future discounted net cash flows from the Company's oil and gas properties. The Company recorded a $5,050,000 provision for impairment of oil and gas properties at March 31, 1996. As a result of the $5,050,000 impairment provision and an aggregate of $2,850,000 of Buttonwood

                  GOTHIC ENERGY CORPORATION AND SUBSIDIARIES deposits written off, the Company recorded a tax benefit of $2,992,547 which offset the deferred tax liability related to the acquired Buttonwood oil and gas properties. A similar provision of $2,247,083 was recorded during the year ended December 31, 1995. As discussed in Note 10, estimates of oil and gas reserves are imprecise. Changes in the estimates or declines in oil and natural gas prices could cause the Company in the near-term to reduce the carrying value of its oil and natural gas properties further.

  Sales and abandonments of properties are accounted for as adjustments of capitalized costs with no gain or loss recognized unless a significant amount of reserves is involved. Since all of the Company's oil and gas properties are located in the United States, a single cost center is used.

  With respect to wells operated by the Company, but in which it has a working interest, the independent operators are, in some cases, privately-held companies who may have limited financial resources. If a third party operator experiences financial difficulty and fails to pay for material and services in a timely manner, the wells operated by the third party operator could be subject to material and workmen's liens. The Company has no reason to believe that its current operators are experiencing significant financial difficulties.

  Equipment, furniture and fixtures--Equipment, furniture and fixtures are stated at cost and are depreciated on the straight-line method over their estimated useful lives which range from three to seven years.

  Debt Issuance Costs--The unamortized portion of debt issuance costs included in other assets, which includes the estimated fair value of warrants, stock or other interests given to obtain financing, is amortized and included in interest expense using the straight-line method over the term of the related debt. Amortization of debt issuance costs for the years ended December 31, 1996 and 1995 amounted to $69,314 and $1,033,125, respectively.

  Natural Gas Balancing--The Company uses the sales method for recording natural gas sales. The Company's oil and condensate production is sold, title passed, and revenue recognized at or near its wells under short-term purchase contracts at prevailing prices in accordance with arrangements which are customary in the oil industry. Sales of gas applicable to the Company's interest in producing oil and gas leases are recorded as revenues when the gas is metered and title transferred pursuant to the gas sales contracts covering its interest in gas reserves. During such times as the Company's sales of gas exceed its pro rata ownership in a well, such sales are recorded as revenues unless total sales from the well have exceeded the Company's share of estimated total gas reserves underlying the property at which time such excess is recorded as a gas balancing liability. At December 31, 1996, total sales exceeded the Company's share of estimated total gas reserves on eleven wells by $381,755 (128,468 Mcf), based on the year end "spot market" price of natural gas. The gas balancing liability has been classified in the balance sheet as non-current, as the Company does not expect to settle the liability during the next twelve months.

  The Company has recorded deferred charges for estimated lease operating expenses incurred in connection with its underproduced gas imbalance position. At December 31, 1996, cumulative total gas sales volumes for underproduced wells were less than the Company's pro-rata share of total gas production from these wells by 1,214,208 Mcf, resulting in prepaid lease operating expenses of $1,250,634, which are included in other assets in the accompanying balance sheet.

  In addition, the Company has recorded accrued charges for estimated lease operating expenses incurred in connection with its overproduced gas imbalance position. At December 31, 1996, cumulative total gas sales volumes for overproduced wells exceeded the Company's pro-rata share of total gas production from these wells by 624,768 Mcf, resulting in accrued lease operating expenses of $643,511, which are included in the gas balancing liability in the accompanying balance sheet.

                  GOTHIC ENERGY CORPORATION AND SUBSIDIARIES

  Income Taxes--The Company applies the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, deferred tax liabilities or assets arise from the temporary differences between the tax basis of assets and liabilities, and their basis for financial reporting, and are subject to tests of realizability in the case of deferred tax assets.

  Loss Per Common Share--Loss per common share is computed on the basis of the weighted average shares of common stock outstanding, including the effect of dilutive common stock equivalents. Primary and fully diluted earnings per share are the same for all periods presented.

  Stock Based Compensation--The Company applies Accounting Principles Board Opinion No. 25 in accounting for its stock option plans. Under this standard, no compensation expense is recognized for grants of options which include an exercise price equal to or greater than the market price of the stock on the date of grant. Accordingly, based on the Company's grants in 1996 and 1995, no compensation expense has been recognized.

  Hedging Activities--During 1996, the Company entered into an agreement with a gas purchaser to hedge a portion of its monthly gas production. Under the agreement, the difference between the current value of the Company's gas, based upon the spot market price, and a fixed price was received or paid by the Company. The Company hedged 5,000 Mcf per day for the period of July 1, 1996 through December 31, 1996 at a price of $2.06 per Mcf. The Company recorded payments received or made under this agreement in its oil and gas sales. The Company has a new hedging agreement in place with the same gas purchaser to hedge 5,000 Mcf per day for the period January 1, 1997 through March 31, 1997 at a price of $2.65 per Mcf.

NOTE 2. OIL AND GAS PROPERTY ACQUISITIONS AND DISPOSITIONS

 Acquisitions Subsequent to Year-End 1996

  Norse Acquisition--On February 18, 1997, the Company acquired from Norse Exploration, Inc., and Norse Pipeline, Inc. (collectively, "Norse"), various working interests in 11 oil and gas producing properties and, through the acquisition of the outstanding capital stock of Norse Pipeline, Inc., its 40.09% general partnership interest in the Sycamore Gas System (the "Sycamore System"), an Oklahoma gathering system, processing plant and storage facility. The oil and gas wells and the gathering system are located in the Springer Field in Carter County, Oklahoma. The total purchase price was $10,750,000, plus two-year warrants to purchase 200,000 shares of the Company's Common Stock at a per share exercise price of $2.50 of which the Company paid a deposit of $1,075,000 toward the purchase price in December 1996. The estimated fair value of such warrants at the date of acquisition was approximately $254,000.

  Huffman Acquisition--The Company also on February 18, 1997, acquired from H. Huffman & Company ("Huffman"), an Oklahoma limited partnership, various working interests in 13 oil and gas producing properties and an additional 10.97% interest in the Sycamore System. The oil and gas wells are located in the same producing area as the properties acquired from Norse. The total purchase price for the assets acquired was $3,950,000 of which the Company paid a deposit of $287,500 toward the purchase price in December 1996.

  Horizon Acquisition--The Company also acquired, on February 18, 1997, from Horizon Gas Partners, L.P. and HSRTW, Inc. (collectively, "Horizon"), various working and royalty interests in approximately 100 oil and gas producing properties. The producing properties are located in Major and Blaine counties of Oklahoma. The purchase price was $10,000,000.

                  GOTHIC ENERGY CORPORATION AND SUBSIDIARIES

 Acquisitions During Year-End 1996

  Athena Acquisition--On December 27, 1996, the Company completed an acquisition from Athena Energy, Inc. of various working interest in 85 producing oil and gas properties (the "Athena Acquisition"). The Company operates approximately 30 of the wells. The purchase price for the properties acquired was approximately $4,200,000. Substantially all the properties acquired are located in western Oklahoma and the Texas Panhandle. Subsequent to year end, substantially all of the non-operated well interests acquired from Athena were sold for net proceeds of approximately $210,000.

  Various Working Interest Acquisitions--On August 5, 1996, the Company completed the acquisition, from various sellers, of working interests in approximately 120 wells in the Anadarko Basin of Western Oklahoma, and the Arkoma Basin of Eastern Oklahoma and Arkansas (the "Working Interest Acquisitions"). The Company operates 70 of the wells in which the interests were acquired. The aggregate purchase price for these wells was $3,270,000.

  Stratum Acquisition--On May 20, 1996, the Company acquired from Stratum Group Energy Capital, L.P. and Stratum Corp. (the "Stratum Acquisition"), the overriding royalty interest of 7% of the net revenues derived from the properties acquired in the Johnson Ranch financing provided by Stratum to the Company in May 1995 for the Johnson Ranch Acquisition. The purchase price was $800,000.

  Comstock Acquisition--On May 16, 1996, the Company completed the acquisition, from Comstock Oil and Gas, Inc. and Comstock Offshore Energy, Inc. (the "Comstock Acquisition"), of various working interest in 145 producing oil and gas properties. The Company operates 70 of the wells. The purchase price for the properties acquired was $6,430,195. Substantially all of the properties acquired are located in the Anadarko Basin of western Oklahoma and the Arkoma Basin of eastern Oklahoma and Arkansas.

  Buttonwood Acquisition--On January 30, 1996 the Company completed the acquisition of Buttonwood Energy Corporation ("Buttonwood"). Concurrently with entering into an option agreement with Buttonwood on September 27, 1995 for $1,000,000, the parties terminated without being exercised a similar option purchased by the Company in March 1995 for $1,850,000. The Company recorded a loss on termination of these options in 1995, with the $1,000,000 recorded as an impairment of oil and gas properties. The aggregate purchase price of $18,008,712 including acquisition costs of $389,212, was allocated to the assets acquired and liabilities assumed as follows:

   Current assets.................................................. $ 1,632,327
   Property and equipment..........................................  20,784,016
   Other assets....................................................   1,435,500
   Current liabilities.............................................  (1,660,628)
   Gas imbalance liability.........................................  (1,189,956)
   Deferred income taxes...........................................  (2,992,547)
                                                                    -----------
   Aggregate purchase price........................................  18,008,712
   Less: Cash acquired                                                 (415,739)
                                                                    -----------
   Net cash paid................................................... $17,592,973
                                                                    ===========

  The transaction was financed with proceeds from a public offering of the Company's common stock, the sale of preferred stock, a bridge financing and the establishment of a credit facility with Bank One, Texas. The public offering and the preferred financing (Note 4), generated net proceeds of $17,216,000. The remaining purchase price was paid out of the proceeds from the Bank One, Texas Credit Facility (Note 3).

                  GOTHIC ENERGY CORPORATION AND SUBSIDIARIES

 Acquisitions During Year-End 1995

  Johnson Ranch Acquisition--On June 2, 1995 the Company completed the acquisition of working interests in approximately 69 oil and gas wells in Loving County Texas, through its wholly owned subsidiary, Gothic Texas, from Johnson Ranch Partners ("Johnson Ranch"). The purchase price was $7,250,000, plus 1,000,000 shares of the Company's common stock valued at $2.69 per share, the closing market price on the date the acquisition was completed.

  The transaction was financed with proceeds of a loan from Stratum Group, L.L.C. ("Stratum"), to Gothic Texas in the maximum aggregate amount of $8,131,500, of which only $6,756,500 was drawn and used to finance the acquisition.

  As consideration for making the loan, Gothic Texas conveyed to Stratum an overriding royalty interest of 7% of Gothic's net interest in each of the properties acquired. As additional consideration for making the loan, Stratum was issued five-year common stock purchase warrants to purchase an aggregate of 1,000,000 shares of the Company's Common Stock, exercisable, at $3.25 per share. The shares issuable upon exercise of the warrants have certain demand and "piggyback" registration rights.

  Stratum also received a security interest in and the right to sell additional shares of the Company's Common Stock exercisable in the event of a default under the loan agreement. An aggregate of 954,128 shares were issued to Stratum, pursuant to this arrangement. On January 30, 1996, through its new credit facility, the Company paid Stratum all outstanding amounts due them and received back all common stock held by Stratum as collateral for the loan.

  Egolf Acquisition--On January 19, 1995, the Company completed the acquisition of working interests in approximately 208 oil and gas wells located primarily in western Oklahoma, for a total purchase price of $1,584,000 plus one-year common stock purchase warrants to purchase 100,000 shares of the Company's common stock at an exercise price of $2.50 per share. These warrants expired without being exercised.

  All of the above noted acquisitions were accounted for under the purchase method and, accordingly, results of operations of the acquired properties are included in the Company's results of operations since the respective dates of the acquisitions.

  The following reflects the unaudited proforma results of operations assuming the 1995 and 1996 acquisitions had all been consummated on January 1, 1995.

                                                                  1996    1995
                                                                 ------  ------
     Revenues................................................... 14,266  12,592
     Operating loss............................................. (1,906) (4,443)
     Net loss................................................... (2,800) (5,337)
     Loss per common share......................................   (.24)   (.46)

  Property Disposition--Management of the Company reviews the properties acquired and from time to time disposes of wells that are deemed to be unprofitable, fail to meet management's operating requirements or, under certain circumstances, are operated by other persons. From time to time, the Company disposes of wells operated by the Company where the well does not meet operating requirements. During the year ended December 31, 1996, the Company disposed of various interests in an aggregate of 514 properties for a total sales price of $3,111,298. Of such amount, $2,402,096 was applied to reduce outstanding indebtedness and $709,202 was used for working capital purposes.

                  GOTHIC ENERGY CORPORATION AND SUBSIDIARIES

NOTE 3. LONG-TERM DEBT AND NOTES PAYABLE

 Long-term Debt

  Long-term debt at December 31, 1996 consists of the following:

   Bank One Credit Facility........................................ $21,744,000
   Others..........................................................      37,660
   Less: Current Portion...........................................  (5,927,660)
                                                                    -----------
   Total Long-Term Debt............................................ $15,854,000
                                                                    ===========

  On January 19, 1996, the Company entered into a Loan Agreement with Bank One, Texas, N.A. (the "Credit Facility"), which reflecting subsequent amendments, enabled the Company to borrow, from time to time and, subject to meeting certain borrowing base requirements and other conditions, a maximum aggregate of $25,000,000, consisting of a $20,000,000 revolving loan and a $5,000,000 acquisition note. On January 30, 1996, $11,000,000 of the Credit Facility was used to finance a portion of the purchase price for the Buttonwood Acquisition and repay outstanding indebtedness. Additional proceeds of $7,230,195 were used on May 16, 1996 to finance the Comstock Acquisition and the Stratum Acquisition, and on July 31, 1996, proceeds of $2,792,200 were used to finance the acquisition of well interests from various sellers. In December 1996, additional proceeds of $5,505,701 were used to finance the $4,214,406 purchase price for the Athena Acquisition, and $1,291,295 of the down payments for the Norse and Huffman Acquisitions. The Company has repaid principal in the amount of $4,784,096 under the Credit Facility since January 30, 1996. The terms of the Credit Facility provided for amortization payments at the rate of $240,000 per month under the revolving loan commencing September 1, 1996, with all outstanding principal and interest due and payable on January 30, 1999. Of the $5,000,000 acquisition note, $3,010,000 was outstanding at year end and was due on March 31, 1997. Interest was payable, at the option of the Company, either at the rate of 1% over the lending bank's rate or up to 3.75% (based on the principal balance outstanding) over the rate for borrowed dollars by the lending bank in the London Interbank market. The indebtedness was collateralized by first liens on all of the Company's oil and gas properties. The Credit Facility included various affirmative and negative covenants, including, among others, the requirements that the Company (i), maintain a ratio of current assets to current liabilities, as defined, of no less than 1.0 to 1.0, (ii) maintain a debt service coverage ratio of net cash flow per quarter to required quarterly reduction of indebtedness of not less than 1.10 to 1.0, (iii) maintain minimum tangible net worth at the end of each fiscal quarter of $10,250,000, plus certain percentages of net income and proceeds received from the sale of securities, and (iv) maintain selling, general and administrative expenses per quarter not in excess of 25% of consolidated net revenues. Material breaches of these or other covenants which were not cured or waived could have resulted in a default under the Credit Facility resulting in the indebtedness becoming immediately due and payable and empowering the lender to foreclose against the collateral for the loan. During the year ended December 31, 1996, the Company requested and obtained a waiver of the provision requiring a 1:1 ratio of current assets to current liabilities for the year ended December 31, 1996 and for the quarter ended September 30, 1996, the restriction on general and administrative expenses for the quarter ended March 31, 1996, and a covenant violated as a result of the termination of a former officer of the Company.

  On February 17, 1997, the Company and Bank One, Texas, N.A., entered into a Restated Loan Agreement (the "Credit Facility") which currently enables the Company to borrow, from time to time and, subject to meeting certain borrowing base requirements and other conditions, a maximum aggregate of $75,000,000. As of February 17, 1997, the aggregate available to be borrowed under the Credit Facility is comprised of a $32,000,000 borrowing availability (the "borrowing base") based on the Company's oil and gas reserve reports, a $10,000,000 special advance facility (the "Special Advance Facility") and a $2,000,000 special drilling facility (the "Special Drilling Facility").

                  GOTHIC ENERGY CORPORATION AND SUBSIDIARIES

  On February 18, 1997, the Company drew down the borrowing base and the Special Advance Facility for a total of $41,668,000. These funds were used to repay all existing Bank One debt outstanding in the amount of $21,264,000, to partially finance the February 18, 1997 Huffman, Norse and Horizon acquisitions in the amount of $19,404,000 and to pay a $1,000,000 loan fee to Bank One. The terms of the Credit Facility currently provide for amortization payments at the rate of $240,000 on March 1, 1997 and increasing to $475,000 per month commencing April 1, 1997, with all outstanding principal and interest due and payable on January 30, 1999. The Special Advance Facility of $10,000,000 is due on September 1, 1997. Interest is payable, at the option of the Company, either at the rate of 1% over the lending bank's base rate (9.25% at December 31, 1996) or up to 3.75% (based on the principal balance outstanding) over the rate for borrowed dollars by the lending bank in the London Interbank market. The indebtedness is collateralized by first liens on all of the Company's oil and gas properties. The Credit Facility includes various affirmative and negative covenants, including, among others, the requirements that the Company (i), maintain a ratio of current assets to current liabilities, as defined, of no less than 1.0 to 1.0, (ii) maintain a debt service coverage ratio of net cash flow per quarter to required quarterly reduction of indebtedness of not less than 1.10 to 1.0, (iii) maintain minimum tangible net worth at the end of each fiscal quarter of $10,250,000, plus certain percentages of net income and proceeds received from the sale of securities, (iv) maintain selling, general and administrative expenses per quarter not in excess of 25% of consolidated net revenues for the quarter ended March 31, 1997 and 20% of consolidated net revenues for all subsequent quarters and (v) and to arrange for hedges covering not less than 75% of the Company's proved developed production of oil and natural gas for a period of not less than twelve months with minimum floor prices to be mutually agreed upon by the Company and Bank One. Material breaches of these or other covenants which are not cured or waived could result in a default under the Credit Facility resulting in the indebtedness becoming immediately due and payable and empowering the lender to foreclose against the collateral for the loan.

  In the event certain promissory notes owing to the bank by two officers of the Company in the aggregate amount of $316,000 are not paid when due on December 31, 1997, the Company has agreed that such amounts will be drawn against the Company's Credit Facility and the officers will be obligated to the Company for such sums.

  Future maturities of long-term debt, as of December 31, 1996, based on the terms of the original Bank One loan agreement, or the Bridge Financing described below are as follows:

      1997.......................................................... $ 5,927,660
      1998..........................................................   2,880,000
      1999..........................................................  12,974,000
                                                                     -----------
                                                                     $21,781,660
                                                                     ===========

  As noted above, on February 17, 1997, the Company and Bank One amended the Credit Facility to provide for additional borrowings and, accordingly, the monthly payments were increased from $240,000 per month to $475,000 per month under the revolving loan. Additionally, the $10,000,000 Special Advance Facility is due on September 1, 1997.

  On June 2, 1995, Gothic Texas entered into an agreement with Stratum Group, LLC ("Stratum") in which Stratum agreed to loan Gothic Texas a maximum aggregate of $8,131,500, of which only $6,756,500 was drawn and was used to complete the Johnson Ranch Acquisition. At December 31, 1995, the amount outstanding was $6,622,815. On January 30, 1996, the Company, with proceeds from its new credit facility, paid Stratum in full and terminated its loan agreement with them. The transaction resulted in a loss on extinquishment of debt of $1,432,973 and is shown as an extraordinary item in the statement of operations.

                  GOTHIC ENERGY CORPORATION AND SUBSIDIARIES

  Based on the borrowing rates currently available to the Company for debt with similar terms and maturities, long-term debt at December 31, 1996 approximates its fair value.

 Notes Payable

  In order to provide the funds necessary to complete the Norse, Huffman, and Horizon acquisitions, on February 18, 1997 two accredited investors, as defined by the Securities Act, loaned to the Company the aggregate sum of $4,500,000 represented by the Company's promissory notes ("Bridge Financing"). Of the aggregate amount, $2,500,000 bears interest at 5% per annum and matures on April 18, 1997, with the remaining $2,000,000 bearing interest at 12% per annum and maturing on October 31, 1997. In the event the principal and accrued interest is not paid when due, such amount is automatically converted into a number of shares of the Company's Common Stock determined by dividing such amount by a sum equal to 75% of the closing bid price for the Company's Common Stock on the five (5) days prior to the maturity date, with respect to the $2,500,000 obligation, and on the maturity date with respect to the $2,000,000 obligation. As additional consideration for making the loan, the investors also purchased at a price of $.01 per share a total of 250,000 shares of the Company's common stock. The fair market value of the Company's common stock was $2.63 per share on the date such shares were issued. Also, the Company paid a $250,000 fee for the $2,500,000 Note.

NOTE 4. STOCKHOLDERS' EQUITY

  Common Stock and Preferred Stock Offering--On January 30, 1996, the Company completed a public offering of 2,545,000 Units at a price of $6.00 per Unit. Each Unit consisted of three shares of the Company's common stock and three five year redeemable common stock purchase warrants, each redeemable for one share of common stock at $2.40 per share. The offering netted the Company approximately $12,970,000, all of which was applied to the purchase of Buttonwood Energy Corporation. In connection with the offering, the Underwriter was granted an option to acquire 230,000 Underwriter Units exercisable at a price of $9.90 per Unit.

  Also on January 30, 1996, the Company completed a preferred stock financing of 5,540 shares of the Company's 7 1/2% Cumulative Convertible Preferred Stock. Additionally, 28,667 shares of common stock were issued as a placement fee on the preferred stock offering. The financing included 1,290 shares issued to Quest Capital Corporation in exchange for $1,290,000 principal amount of the Quest Note, and the sale for cash of 4,250 shares, for an aggregate cash price of $4,250,000 (net of fees of $252,570). The 5,540 shares of 7 1/2% Cumulative Convertible Preferred Stock are convertible commencing December 31, 1996, into shares of the Company's Common Stock at a conversion price per share of Common Stock equal to the lessor of (i ) $2.00 or (ii) a price equal to the average of the closing prices of the Company's Common stock during the 30 business days prior to the day the shares are converted less a discount of 12 1/2%. On the basis of the above mentioned conversion price, an aggregate of 2,770,000 shares of Common Stock are issuable on conversion. The Company has the right to redeem the shares of Preferred Stock at their liquidation value of $1,000 per share, plus any accrued and unpaid dividends at any time after January 30, 1998, upon giving 30 days prior written notice. Due to the fact that the preferred stock is convertible into the Company's common stock at a discount from market, the Company has computed an imputed dividend of $791,429, which is based on the common stock market value of $2.00 per share at the date of issuance and a 12 1/2% discount. The discount was accreted as an imputed dividend through December 31, 1996 and, accordingly, affects income (loss) available for common shares.

  In June 1996, the Company issued 116,533 shares of its common stock to two separate parties as consideration for their interest in oil and gas properties located on the Johnson Ranch. The fair value assigned to these oil and gas properties was $299,600, based on the trading price of the Company's stock on the date of the acquisition.

                  GOTHIC ENERGY CORPORATION AND SUBSIDIARIES

  In June 1995, the Company issued 1,000,000 shares of its common stock to Merrill Lynch Capital Corporation as partial consideration for the Johnson Ranch Acquisition (Note 2). The stock was trading at a value of $2.69 per share on the date of issuance.

  Also in June 1995, the Company issued 650,000 shares of common stock to the Stratum Group as collateral for financing provided by Stratum to complete the Johnson Ranch Acquisition (Note 2). Through September 1995, an additional 304,128 shares of common stock were issued to Stratum as collateral pursuant to the financing agreement. On January 30, 1996 the Company repaid Stratum and the 954,128 shares of common stock held by Stratum as collateral were returned to the Company.

  In March 1995 the Company entered into an agreement with Quest Capital Corporation ("Quest"), at which time Quest loaned the Company $1,850,000. Pursuant to the agreement the Company issued 100,000 shares of common stock to Quest in March 1995. Additionally, the Company was obligated to issue an additional 25,000 shares of common stock for each of the four months of July through October and 40,000 shares of common stock each month from November forward, or until the debt was repaid. The Company issued 180,000 additional shares of common stock to Quest, bringing the total shares issued to Quest at December 31, 1995, to 280,000. An additional 40,000 shares of common stock were issued in January 1996, prior to the time the loan was repaid.

  During the period January 1995 through June 1995, Noteholders converted a total of $656,800 in principal and interest into 325,600 shares of the Company's common stock while retaining 52,500 of $1.00 common stock warrants.

  The following tables reflect the Company's outstanding warrants and options at December 31, 1996, 1995 and 1994.

                         EXERCISE
                           PRICE                                                         NUMBER
                            ($)    EXPIRATION OUTSTANDING                     EXPIRED/ OUTSTANDING EXERCISABLE
                         PER SHARE    DATE     12/31/94    GRANTED  EXERCISED CANCELED  12/31/95    12/31/95
                         --------- ---------- ----------- --------- --------- -------- ----------- -----------
Warrants
 1991 Public Offering...   5.50     06/30/96     800,000        --     --         --      800,000     800,000
 1991 Underwriter.......   6.00     11/08/96     160,000        --     --         --      160,000     160,000
 Private Placement......   3.00     02/28/95      48,013        --     --      48,013         --          --
 Quest..................   1.00     04/17/97         --     300,000    --         --      300,000     300,000
 Egolf..................   2.50     01/19/96         --     100,000    --         --      100,000     100,000
 Stratum................   3.25    06/02/2000        --   1,000,000    --         --    1,000,000   1,000,000
 Bridge.................   2.40    01/30/2001        --     250,000    --         --      250,000         --
 Note Extension.........   1.00     08/31/97      72,500        --     --      20,000      52,500      52,500
                                               ---------  ---------    ---     ------   ---------   ---------
Total Warrants..........                       1,080,513  1,650,000    --      68,013   2,662,500   2,412,500
Options (Note 5)
 Employees..............   1.50     11/01/99         --     125,000    --         --      125,000         --
                           3.38     02/28/95       1,109        --     --       1,109         --          --
 Officers & Directors...   1.50     11/01/99         --     250,000    --         --      250,000         --
                           2.50     10/04/99     500,000        --     --         --      500,000     250,000
 Former
  Director/Officer......   1.50     07/15/97      20,000        --     --         --       20,000      20,000
                           2.00    09/15/2004     30,000        --     --         --       30,000      30,000
                           2.65     08/14/95      10,000        --     --      10,000         --          --
                                               ---------  ---------    ---     ------   ---------   ---------
Total Options...........                         561,109    375,000    --      11,109     925,000     300,000
Total...................                       1,641,622  2,025,000    --      79,122   3,587,500   2,712,500

                  GOTHIC ENERGY CORPORATION AND SUBSIDIARIES

                         EXERCISE                                                          NUMBER
                         PRICE ($) EXPIRATION OUTSTANDING                      EXPIRED/  OUTSTANDING EXERCISABLE
                         PER SHARE    DATE     12/31/95    GRANTED   EXERCISED CANCELED   12/31/96    12/31/96
                         --------- ---------- ----------- ---------- --------- --------- ----------- -----------
Warrants
 1991 Public Offering...   5.50     06/30/96     800,000         --     --       800,000        --          --
 1991 Underwriter.......   6.00     11/08/96     160,000         --     --       160,000        --          --
 1996 Public
  Offering(1)...........   2.40    01/30/2001        --    7,635,000    --           --   7,635,000   7,635,000
 1996 Underwriter.......   2.40    01/30/2001        --      690,000    --           --     690,000     690,000
 Quest..................   1.00     04/17/97     300,000         --     --           --     300,000     300,000
 Egolf..................   2.50     01/19/96     100,000         --     --       100,000        --          --
 Stratum................   3.25    06/02/2000  1,000,000         --     --           --   1,000,000   1,000,000
 Bridge.................   2.40    01/30/2001    250,000         --     --           --     250,000     250,000
 Note Extension.........   1.00     08/31/97      52,500         --     --           --      52,500      52,500
 Underwriter............   2.25    08/19/2001        --      200,000    --           --     200,000     200,000
 Consultant.............   2.38    03/14/2001        --       29,531    --           --      29,531      29,531
                                               ---------  ----------    ---    --------- ----------  ----------
Total Warrants..........                       2,662,500   8,554,531    --     1,060,000 10,157,031  10,157,031
Options (Note 5)
 1996 Underwriter
  Share.................   3.30    01/30/2001        --      690,000    --           --     690,000     690,000
 Employee...............   1.50     11/01/99     125,000         --     --           --     125,000      62,500
                           1.75    02/01/2001        --       45,000    --           --      45,000         --
                           2.50    12/18/2001        --      135,000    --           --     135,000         --
 Officers & Directors...   1.50     11/01/99     250,000         --     --       150,000    100,000      50,000
                           2.50     10/04/99     500,000         --     --           --     500,000     500,000
                           2.56    07/16/2001        --      600,000    --           --     600,000         --
 Former
  Director/Officer......   1.50     07/15/97      20,000         --     --           --      20,000      20,000
                           2.00    09/15/2004     30,000         --     --           --      30,000      30,000
                                               ---------  ----------    ---    --------- ----------  ----------
Total Options...........                         925,000   1,470,000    --       150,000  2,245,000   1,352,500
Total...................                       3,587,500  10,024,531    --     1,210,000 12,402,031  11,509,531

--------
(1) Warrants are redeemable at the option of the Company at a per warrant price of $.01 per warrant at anytime after the Warrants become exercisable, upon not less than 15 business days prior written notice, if the last sale price of the Common Stock has been at least 200% of the then exercise price of the Warrants for the 20 consecutive trading days prior to date of notice. Warrant holders are entitled to exercise their warrants up to the date of redemption.

NOTE 5. STOCK OPTIONS

  Incentive Stock Option Plan--The Company has an incentive stock option and non-statutory option plan (the "Plan"), which provides for the issuance of options to purchase up to 2,500,000 shares of Common Stock to key employees and Directors. The incentive stock options granted under the Plan are generally exercisable for a period of ten years from the date of the grant, except that the term of an incentive stock option granted under the Plan to a stockholder owning more than 10% of the outstanding common stock must not exceed five years and the exercise price of an incentive stock option granted to such a stockholder must not be less than 110% of the fair market value of the common stock on the date of grant. The exercise price of a non-qualified option granted under the Plan may not be less than 40% of the fair market value of the common stock at the time the option is granted. No non-qualified options have been issued under the Plan.

  As of December 31, 1996 and 1995, options to purchase 1,005,000 and 376,109 (1,109 shares expired during 1995) shares of common stock had been granted under the plan, respectively. Options to employees to purchase an aggregate of 305,000 common shares are exercisable, with 125,000 shares exercisable at $1.50 per share through November 1, 1999, 45,000 shares exercisable at $1.75 per share, through February 1, 2001, and 135,000 shares exercisable at $2.50 per share, through December 18, 2001. Options to officers and directors to purchase an aggregate of 700,000 common shares are outstanding, with 100,000 shares exercisable at $1.50 per

                  GOTHIC ENERGY CORPORATION AND SUBSIDIARIES share, through November 1, 1999 and 600,000 shares exercisable at $2.56 per share, through July 16, 2001. Half of the options are exercisable after the completion of one year of future service as an employee or director with the remaining options being exercisable upon the completion of the second year of future service.

  Other Options--On October 4, 1994 the Company granted 250,000 options to each of two officers of the Company to purchase common stock of the Company at $2.50 per share. Half of the options are exercisable after the completion of one year of future service as an employee or director with the remaining options being exercisable upon the completion of the second year of future service.

  On September 15, 1994, the Company granted 10,000 options to each of two directors and a former consultant. The options are currently exercisable at $2.00 per share until September 15, 2004, at which time the options expire.

  On July 15, 1992, the Company granted an option to a director/officer to purchase 20,000 shares of common stock with an exercise price of $2.50 per share, exercisable through July 15, 1997. On September 15, 1994, the exercise price of these options was decreased to $1.50 per share.

  Omnibus Incentive Plan--On August 13, 1996 at the Annual Shareholders' Meeting, the shareholders approved the 1996 Omnibus Incentive Plan and the 1996 Non-Employees Stock Option Plan. The 1996 Omnibus Incentive Plan provides for compensatory awards representing or corresponding up to an aggregate of 1,000,000 shares of Common Stock of the Company to officers, directors and certain other key employees. Awards may be granted for no consideration and consist of stock options, stock awards, stock appreciation rights, dividend equivalents, other stock-based awards (such as phantom stock) and performance awards consisting of any combination of the foregoing. Generally, options will be granted at an exercise price equal to the lower of (i) 100% of fair market value of the shares of Common Stock on the date of grant or (ii) 85% of the fair market value of the shares of Common Stock on the date of exercise. Each option will be exercisable for the period or periods specified in the option agreement, which will generally not exceed 10 years from the date of grant. No options have been issued under the Omnibus Incentive Plan.

  Non-Employee Stock Option Plan--The 1996 Non-Employee Stock Option Plan provides a means by which non-employee Directors of the Company and consultants to the Company can be given an opportunity to purchase stock in the Company. The Plan provides that a total of 1,000,000 shares of the Company's Common Stock may be issued pursuant to options granted under the Non-Employee Plan, subject to certain adjustments. The exercise price for each option granted under the Non-Employee Plan will be not less than the fair market value of the Common Stock underlying the option on the date of grant. Each option granted under the Non-Employee Plan is exercisable 10 years after the date of grant. Options granted to Directors will terminate to the extent such options have not been previously exercised thirty (30) days after the date the Director is no longer a Director of the Company. No options have been issued under the Non-Employee Plan.

  The Company applies Accounting Principles Board Opinion No. 25 in accounting for its Incentive Stock Option Plan and other stock options issued. Accordingly, no compensation cost has been recognized in 1996 and 1995. Had compensation been determined on the basis of fair value pursuant to Statement of Financial Accounting Standards No. 123, net loss and loss per share would have been increased as follows:

                                                         1996         1995
                                                      -----------  -----------
   Net loss available for common shares:
     As reported..................................... $(3,328,909) $(7,583,346)
                                                      ===========  ===========
     Proforma........................................ $(3,772,571) $(7,646,628)
                                                      ===========  ===========
     Loss per Share:
       As reported................................... $      (.29) $     (1.73)
                                                      ===========  ===========
       Proforma...................................... $      (.32) $     (1.75)
                                                      ===========  ===========

                  GOTHIC ENERGY CORPORATION AND SUBSIDIARIES

  The fair value of each option granted is estimated using the Black Scholes model. The Company's volatility of stock was 0.90 based on previous stock performance. Dividend yield was estimated to remain at zero with a risk free interest rate of 6.0 percent in both 1996 and 1995. Expected life was 3 years based on prior experience, the vesting periods involved and the make up of participating employees within each grant. Fair value of options granted during 1996 and 1995 under the Stock Option Plan were $1,175,000 and $202,500, respectively.

NOTE 6. INCOME TAXES

  Deferred tax assets and liabilities are comprised of the following at December 31, 1996:

   Deferred tax assets:
     Gas balancing liability....................................... $   390,000
     Net operating loss carryforwards..............................   4,889,000
     Depletion carryforwards.......................................     257,000
                                                                    -----------
     Gross deferred tax assets.....................................   5,536,000
   Deferred tax liabilities:
     Prepaid lease operating expenses..............................    (475,000)
     Book over tax basis of oil and gas properties.................  (4,761,000)
                                                                    -----------
     Gross deferred tax liabilities................................  (5,236,000)
   Net deferred tax assets.........................................     300,000
   Valuation allowance.............................................    (300,000)
                                                                    -----------
                                                                    $         0
                                                                    ===========

  As a result of a change in control of the Company in 1994, approximately $4,901,000 of net operating loss carryforwards generated prior to the change in control are unavailable for future use. Net operating losses generated subsequent to the change in control of approximately $6,970,000 are available for future use against taxable income. These net operating loss carryforwards expire in the year 2010.

  In addition, the acquisition of Buttonwood Energy Corporation in January, 1996 made available approximately $5,900,000 of net operating loss carryforwards and $675,000 of depletion carryforwards generated prior to the acquisition. However, the loss carryforwards and depletion carryforwards are limited annually under Internal Revenue Code Section 382 due to a change in ownership. The net operating loss carryforwards expire in the year 2010 and the depletion carryforwards can be carried forward indefinitely.

  Due to the uncertainty of the Company's ability to utilize the net operating loss carryforwards and depletion carryforwards and the limitation under
Section 382, a 100% valuation allowance has been recorded.

NOTE 7. COMMITMENTS

  The Company has entered into five-year employment agreements with its President and Vice-President. Under the agreements, as amended in November 1996, each receives a base salary of $121,000 per year plus additional amounts as may be determined from time to time by the Company's Board of Directors. In addition, such persons are to receive a cash bonus as may be determined by the Company's Board of Directors. The Company has the right to terminate the employment agreements at any time upon 45 days notice. Unless the agreement has been terminated for cause, as defined, the Company is obligated to pay each of the officers the sum of $200,000, together with any sums unpaid under the terms of the employment agreement, and continue their medical insurance in effect for a period of one year after such termination. In the event of a change of control in the Company, as defined, each of the officers has the right to terminate their employment agreements

                  GOTHIC ENERGY CORPORATION AND SUBSIDIARIES with the Company within 60 days thereafter and the Company is obligated to pay the same sums and other benefits described above as if such agreements had been terminated by the Company without cause.

  In the event certain promissory notes owing to the bank by two officers of the Company in the aggregate amount of $316,000 are not paid when due on December 31, 1997, the Company has agreed that such amounts will be drawn against the Company's Credit Facility and the officers will be obligated to the Company for such sums.

  The Company leases its corporate offices and certain office equipment and automobiles under non-cancelable operating leases. Rental expense under non-cancelable operating leases was $110,347 and $95,846 for the years ended December 31, 1996 and 1995, respectively.

  Remaining minimum annual rentals under non-cancelable lease agreements subsequent to December 31, 1996 are as follows:

            1997................................ $131,013
            1998................................  120,022
            1999................................  114,476
            2000................................    9,000
            2001................................    8,250

NOTE 8. CONTINGENCIES

  A former officer and employee of the Company, on May 6, 1996, commenced an arbitration proceeding under the Rules of the American Arbitration Association against the Company seeking to recover damages for an alleged breach of contract and intentional interference with the contract. The damages sought are approximately $384,000. The Company believes that it has adequate basis to prove that the termination for cause was appropriate, and accordingly, no amount has been accrued in the financial statements.

NOTE 9. MAJOR CUSTOMERS

  During the year ended December 31, 1996, the Company was a party to contracts whereby its sold approximately 48% of its gas production to Aurora Natural Gas, LLC, 11% of its gas production to GPM Gas Corporation and 82% of its oil production to Sun Refining and Marketing. During the year ended December 31, 1995, the Company was a party to contracts whereby it sold approximately 53% of its gas production to GPM Gas Corporation and 24% to Enron Capital and Trade Resources, and 95% of its oil production to Stratum Group Energy Capital, L.P.

NOTE 10. SUPPLEMENTARY OIL AND GAS INFORMATION

 Financial Data

  The following supplemental historical and reserve information is presented in accordance with Financial Accounting Standards Board Statement No. 69, "Disclosures About Oil and Gas Producing Activities".

  Capitalized costs--The aggregate amounts of capitalized costs relating to oil and gas producing activities, net of valuation allowances, and the aggregate amounts of the related accumulated depreciation, depletion, and amortization at December 31, 1996 were as follows:

                                                                      1996
                                                                   -----------
   Proved properties.............................................. $39,858,000
   Less: Accumulated depreciation, depletion, and amortization....  (3,567,000)
                                                                   -----------
   Net oil and gas properties..................................... $36,291,000
                                                                   ===========

                  GOTHIC ENERGY CORPORATION AND SUBSIDIARIES

  Costs incurred--Costs, capitalized and expensed, incurred in oil and gas property acquisition, exploration and development activities for the year ended December 31, 1996 were as follows:

                                                                        1996
                                                                     -----------
    Property acquisition............................................ $35,347,425
    Development costs...............................................   1,177,327
                                                                     -----------
    Total costs incurred............................................ $36,524,752
                                                                     ===========

Oil and Gas Reserves Data (Unaudited)

  Estimated Quantities--Oil and natural gas reserves cannot be measured exactly. Estimates of oil and natural gas reserves require extensive judgments of reservoir engineering data and are generally less precise than other estimates made in connection with financial disclosures.

  Proved reserves are those quantities which, upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and natural gas reservoirs under existing economic and operating conditions. Proved developed reserves are those reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are those reserves which are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required.

  Estimates of oil and natural gas reserves require extensive judgments of reservoir engineering data as explained above. Assigning monetary values to such estimates does reduce the subjectivity and changing nature of such reserve estimates. Indeed, the uncertainties inherent in the disclosure are compounded by applying additional estimates of the rates and timing of production and the costs that will be incurred in developing and producing the reserves. The information set forth herein is therefore subjective and, since judgments are involved, may not be comparable to estimates submitted by other oil and natural gas producers. In addition, since prices and costs do not remain static and no price or cost escalations or de-escalations have been considered, the results are not necessarily indicative of the estimated fair market value of estimated proved reserves nor of estimated future cash flows. Accordingly, these estimates are expected to change as future information becomes available. All of the Company's reserves are located onshore in the states of Oklahoma, Texas, Arkansas and Kansas.

  The following unaudited table sets forth proved oil and gas reserves at December 31, 1996:

                                                                  1996
                                                          ---------------------
                                                            BBLS        MCF
                                                          ---------  ----------
   Proved Reserves:
     Beginning of year...................................   711,000  18,698,000
     Revisions of previous estimates.....................   222,000  10,276,000
     Purchases of reserves in place......................   639,000  42,633,000
     Production..........................................  (164,000) (3,404,000)
     Sales of reserves in place..........................  (250,000) (3,669,000)
                                                          ---------  ----------
       End of year....................................... 1,158,000  64,534,000
                                                          =========  ==========
   Proved Developed:
     Beginning of year...................................   642,000   5,093,000
     End of year......................................... 1,135,000  47,485,000

                  GOTHIC ENERGY CORPORATION AND SUBSIDIARIES

  Standardized measure of discounted future net cash flows-- Future net cash inflows are based on the future production of proved reserves of crude oil and natural gas as estimated by petroleum engineers by applying current prices of oil and gas to estimated future production of proved reserves. Prices used in determining future cash inflows for oil and natural gas as of December 31, 1996, were $24.20 per barrel and $2.65 per mcf, respectively. Future net cash flows are then calculated by reducing such estimated cash inflows by the estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves and by the estimated future income taxes. Subsequent to December 31, 1996, the "spot market" price of natural gas decreased to below $2.00 per mcf which would have a significant impact on the SMOG values. Estimated future income taxes are computed by applying the appropriate year-end tax rate to the future pretax net cash flows relating to the Company's estimated proved oil and gas reserves. The estimated future income taxes give effect to permanent differences and tax credits and allowances.

  The standardized measure of discounted future net cash flows is based on criteria established by Financial Accounting Standards Statement No. 69, "Accounting for Oil and Gas Producing Activities" and is not intended to be a "best estimate" of the fair value of the Company's oil and gas properties. For this to be the case, forecasts of future economic conditions, varying price and cost estimates, varying discount rates and consideration of other than proved reserves (i.e., probable reserves), would have to be incorporated into the valuations.

  Included in the estimated standardized measure of future cash flows are certain capital projects. The Company estimates the capital required to develop its undeveloped oil and gas reserves over the next three years to be approximately $9.65 million, including $6.10 million during the year ended December 31, 1997. Bank One established a special drilling advance fund of $2 million which the Company can draw upon during 1997 to fund its drilling costs. The Company does not have any present arrangements to raise additional funds and there can be no assurance that it will be able to do so on satisfactory terms. If such capital is not employed, the estimated future cash flows will be impacted.

  The following table sets forth the Company's unaudited estimated standardized measure of discounted future net cash flows, (in thousands). Proved reserves for the year ended December 31, 1996 were estimated by an independent petroleum engineering firm and for the year ended December 31, 1995 were estimated by petroleum engineers employed by the Company.

                                            DECEMBER 31, 1996 DECEMBER 31, 1995
                                            ----------------- -----------------
   Cash Flows Relating to Proved Reserves:
     Future cash inflows..................      $199,166          $ 43,824
     Future production costs..............       (73,976)          (16,646)
     Future development costs.............        (9,645)          (11,030)
     Future income tax expense............       (30,919)              (68)
                                                --------          --------
                                                  84,626            16,080
   Ten percent annual discount factor.....       (35,543)           (7,901)
                                                --------          --------
   Standardized Measure of Discounted Fu-
    ture Net Cash Flows...................      $ 49,083          $  8,179
                                                ========          ========

                  GOTHIC ENERGY CORPORATION AND SUBSIDIARIES

  The following table sets forth changes in the standardized measure of discounted future net cash flows (in thousands):

                                             DECEMBER 31, 1996 DECEMBER 31, 1995
                                             ----------------- -----------------
   Standardized measure of discounted
    future cash flows--beginning of
    period.................................       $ 8,179           $   --
   Sales of oil and gas produced, net of
    operating expenses.....................        (5,579)             (691)
   Purchases of reserves-in-place..........        30,930            16,007
   Sales of reserves-in-place..............        (3,598)             (496)
   Revisions of previous quantity estimates
    and changes in sales prices and produc-
    tion costs.............................        18,333            (7,381)
   Accretion of discount...................           818               740
                                                  -------           -------
   Standardized measure of discounted fu-
    ture cash flows--end of period.........       $49,083           $ 8,179
                                                  =======           =======

NOTE 11. UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

  Preparation of Financial Statements--In the opinion of management of the Company, the June 30, 1997 and 1996 financial statements contain all adjustments, none of which were other than normal recurring accruals, necessary to present fairly the financial position of the Company as of June 30, 1997, and the results of its operations and cash flows for the periods ended June 30, 1997 and 1996. The results of operations for the periods represented are not necessarily indicative of the results of operations to be expected for the full year.

  Impact of Financial Accounting Pronouncements--In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earning Per Share ("FAS 128"). FAS 128 will change the computation, presentation and disclosure requirements for earnings per share. FAS 128 requires the presentation of "basic" and "diluted" earnings per share, as defined, for all entities with complex capital structures. FAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and requires restatement of all prior period earning per share amounts. The Company has not yet determined the impact that FAS 128 will have on its earning per share when adopted.

  Oil and Gas Property Acquisitions--On May 15, 1997 the Company acquired from Fina Oil and Chemical Company various working interests in 20 producing oil and gas wells located in Beaver County, Oklahoma and Clarke County, Kansas. The purchase price was $3.3 million after reflecting closing adjustments. The Company operates all 20 producing wells. In addition to the Norse, Horizon and Huffman acquisitions described in Note 2, in March 1997 the Company acquired various working interests in three producing oil and gas properties, located in the same area as the Norse and Huffman properties, and an additional 4.17% interest in the Sycamore System for $733,316. As a result of this acquisition the Company now owns a 55% interest in the Sycamore System. A portion of the purchase price paid in connection with each of these acquisitions was allocated to the Sycamore System based on the relative discounted future cash flows of the Sycamore System to be derived from the gas system operations throughput, in relation to the discounted future cash flows of the oil and gas properties acquired in each of these acquisitions. The Sycamore System is accounted for in the Company's financial statements under the proportionate consolidation method of accounting because the minority owner has control over the management of the system. Under the proportionate consolidation method of accounting, the Company recognizes its proportionate share of the assets, liabilities, revenue and expense.

  Long-Term Debt--As discussed in Note 3, on February 17, 1997, the Company and Bank One, Texas, N.A., entered into a Restated Loan Agreement (the "Credit Facility") which currently enables the Company to borrow, from time to time and, subject to meeting certain borrowing base requirements and other conditions, a maximum

                  GOTHIC ENERGY CORPORATION AND SUBSIDIARIES aggregate of $75,000,000. As of June 30, 1997, the aggregate available to be borrowed under the Credit Facility is comprised of a $35,100,000 borrowing availability (the "borrowing base") based on the Company's oil and gas reserves, a $10,000,000 special advance facility (the "Special Advance Facility") and a $2,000,000 special drilling facility (the "Special Drilling Facility").

  On February 18, 1997, the Company drew down the borrowing base and the Special Advance Facility for a total of $41,668,000. These funds were used to repay all existing Bank One debt outstanding in the amount of $21,264,000, to partially finance the February 18, 1997 Huffman, Norse and Horizon acquisitions in the amount of $19,404,000 and to pay a $1,000,000 loan fee to Bank One. On May 15, 1997, the Company drew down an additional $3,100,000 to finance a portion of the Fina Acquisition. Also, on May 23, 1997 and on June 25, 1997, the Company drew down $585,563 and $896,749, respectively, under the Special Drilling Facility. These funds were used to finance drilling costs on four wells and completion costs on two of these wells. The terms of the Credit Facility at June 30, 1997 were consistent with the terms established at February 17, 1997, except that Bank One's base rate increased to 9.50% as of June 30, 1997. The Credit Facility includes various affirmative and negative covenants (refer to Note 3). The Company has asked for and received a waiver from Bank One for the 1.0 to 1.0 current ratio covenant and for the 1.1 to 1.0 debt coverage ratio as the Company was not in compliance with these covenants at June 30, 1997.

  Notes Payable--In order to provide the funds necessary to complete the Norse, Huffman, and Horizon acquisitions, on February 18, 1997 two accredited investors, as defined under the Securities Act of 1933, loaned to the Company the aggregate sum of $4,500,000 represented by the Company's promissory notes (refer to Note 3). This entire amount was outstanding at June 30, 1997. Of the aggregate amount, $2,500,000 matured on April 18, 1997, however, the Company has made an agreement with the lender to extend the maturity date to September 30, 1997 for additional consideration of 100,000 shares on May 13, 1997 and on July 31, 1997 (200,000 shares total) of the Company's common stock for $.01 per share when the fair value of the Company's common stock was $2.25 and $1.81 per share, respectively. The remaining $2,000,000 matures on October 31, 1997. It is the Company's intention to pay these notes prior to their maturity dates, using proceeds from the Credit Facility or other debt or equity financing, however, should the notes not be paid prior to maturity they would convert into approximately 3,294,000 shares of the Company's common stock based on the trading price of the stock on June 30, 1997. In addition, if the Company is unable to repay the Bridge Financing Notes, a premium attributable to the conversion discount will be recognized as additional interest expense of approximately $1,500,000 based on the June 30, 1997 market price. Management currently believes that funds will be obtained to repay the Bridge Financing Notes prior to conversion, and accordingly, the contingent loan discount has not been recorded in the June 30, 1997 financial statements.

  Stockholders' Equity--During the six months ending June 30, 1997, the Company issued 325,000 shares of its common stock upon conversion of outstanding warrants. The warrants entitled the holders to purchase an aggregate of 325,000 shares of the Company's common stock at a price of $1.00 per share.

  Also, during the six months ending June 30, 1997, the Company issued an aggregate of 535,654 shares of its common stock upon conversion of 1,050 shares of its 7 1/2% Cumulative Convertible Preferred Stock by four preferred shareholders. After conversion of these preferred shares, there remained 4,490 shares of preferred stock outstanding.

  Subsequent Events--On June 30, 1997, the Company entered into an agreement with two affiliates of HS Resources, Inc. ("HS") to acquire various working interests in 101 oil and gas wells located in Eddy and Chavez Counties, New Mexico and 150 wells in various counties throughout the Anadarko Basin of Western Oklahoma. The purchase price of the acquisition is $27.5 million. Additionally, the Company will assign to Horizon certain of its non-strategic properties located in the Arkoma Basin in Southeastern Oklahoma with a value of approximately $1.0 million. The Company will assume operations of 142 of these wells. In connection with the

                  GOTHIC ENERGY CORPORATION AND SUBSIDIARIES

HS acquisition, the Company issued 1,500,000 shares of common stock, with a market value of $1.80 per share, as a deposit toward the purchase price. The Company will re-acquire and retire the shares upon closing of the HS acquisition. Funding for the HS acquisition and repayment of all currently outstanding debt is expected to be available from a $100 million Senior Debt Offering which is expected to be consummated in late August, 1997.

  On August 11, 1997, the Company acquired from Kerr-McGee Corporation various working and royalty interests in 162 wells located in Canadian and Grady Counties, Oklahoma, for $3.6 million. The Company is the operator of 16 of these wells.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors
Gothic Energy Corporation

  We have audited the accompanying historical schedule of gross revenues and direct lease operating expenses of the Comstock Properties, as defined in Note 1, (the "Schedule") for the year ended December 31, 1995. The Schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the Schedule based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Schedule is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Schedule. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying historical schedule of gross revenues and direct lease operating expenses of the Comstock Properties was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form 8-K of Gothic Energy dated May 16, 1996) as described in Note 2 and is not intended to be a complete presentation of Comstock Properties' revenues and expenses.

  In our opinion, the Schedule referred to above presents fairly, in all material respects, the gross revenues and direct lease operating expenses described in Note 2 of the Comstock Properties for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Tulsa, Oklahoma
July 19, 1996

                           GOTHIC ENERGY CORPORATION

  HISTORICAL SCHEDULE OF GROSS REVENUES AND DIRECT LEASE OPERATING EXPENSES OF
                            THE COMSTOCK PROPERTIES

                                  FOR THE YEAR ENDED    FOR THE THREE MONTHS
                                     DECEMBER 31,          ENDED MARCH 31,
                                ---------------------- -----------------------
                                   1995       1994        1996        1995
                                ---------- ----------- ----------- -----------
                                           (UNAUDITED) (UNAUDITED) (UNAUDITED)
Gross revenues................. $1,664,000 $2,244,896   $412,573    $412,973
Direct lease operating ex-
 penses........................  1,020,000  1,139,853    251,297     265,370
                                ---------- ----------   --------    --------
Excess of gross revenues over
 direct lease operating ex-
 penses........................ $  644,000 $1,105,043   $161,276    $147,603
                                ========== ==========   ========    ========



         The accompanying notes are an integral part of this schedule.

                           GOTHIC ENERGY CORPORATION

 NOTES TO THE HISTORICAL SCHEDULE OFGROSS REVENUES AND DIRECT LEASE OPERATING
                      EXPENSES OF THE COMSTOCK PROPERTIES

1. THE PROPERTIES

  On May 16, 1996, Gothic Energy Corporation ("Registrant") acquired interests in 145 oil and natural gas wells (the "Comstock Properties") from Comstock Oil and Gas, Inc. and Comstock Offshore Energy, Inc. ("Comstock"). The properties were purchased for a price of $6.6 million, subject to certain post-closing purchase price adjustments. The wells are located primarily in the Anadarko Basin of western Oklahoma and the Arkoma Basin of eastern Oklahoma and Arkansas.

2. BASIS OF PRESENTATION

  The schedule presents the historical gross revenues and direct lease operating expenses related to the productive properties acquired. Expenses such as depreciation, depletion and amortization, general and administrative expenses and income taxes have not been included in the schedule.

3. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

  Estimated Proved Reserves--Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods.

  Estimated quantities of proved developed oil and natural gas reserves acquired from Comstock at January 1, 1996 (the date at which the most recent reserve report was available) were:

            Oil (Bbls)                            177,907
            Gas (Mcf)                           8,397,418


  STANDARD MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS OF PROVED OIL AND GAS RESERVES--The standardized measure of discounted future net cash flows ("SMOG") of the Comstock Properties was calculated using December 31, 1995 prices and costs, and year-end statutory tax rates, adjusted for permanent differences, that relate to existing proved oil and natural gas reserves. The SMOG for the acquired properties is as follows (in thousands):

   Future cash flows................................................ $ 17,608
   Future production costs and development costs....................   (8,159)
   Future income tax expense........................................   (1,147)
                                                                     --------
   Future net cash flows............................................    8,302
   10% annual discount for estimated timing of cash flows...........   (3,653)
                                                                     --------
   Standardizing measure of discounted future net cash flows
    relating to proved oil and natural gas reserves................. $  4,649
                                                                     ========

  The process of estimating oil and gas reserves is complex, requiring significant subjective decisions in the evaluation of available geological, engineering, and economic data for each reservoir. The data for a given reservoir may change substantially over time as a result of, among other things, additional development activity, production history, and viability of production under varying economic conditions; consequently, material revisions to existing reserve estimates may occur in the near future. Although every reasonable effort has been made to ensure that the reserve estimates reported herein represent the most accurate assessment possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of DirectorsGothic Energy Corporation

  We have audited the accompanying historical schedule of gross revenues and direct operating expenses of the Norse and Horizon Properties, as defined in
Note 1, (the "Schedule") for the year ended December 31, 1996. The Schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the Schedule based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Schedule is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Schedule. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying historical schedule of gross revenues and direct operating expenses of the Norse and Horizon Properties was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form 8-K of Gothic Energy Corporation dated February 18, 1997) as described in Note 2 and is not intended to be a complete presentation of the Norse and Horizon Properties' revenues and expenses.

  In our opinion, the Schedule referred to above presents fairly, in all material respects, the gross revenues and direct operating expenses described in Note 2 of the Norse and Horizon Properties for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Tulsa, Oklahoma
April 30, 1997

                           GOTHIC ENERGY CORPORATION

                HISTORICAL SCHEDULE OF GROSS REVENUES AND DIRECT
             OPERATING EXPENSES OF THE NORSE AND HORIZON PROPERTIES

                                    FOR THE YEAR ENDED    FOR THE YEAR ENDED
                                     DECEMBER 31, 1996     DECEMBER 31, 1995
                                   --------------------- ---------------------
                                     NORSE     HORIZON     NORSE     HORIZON
                                   ---------- ---------- ---------- ----------
                                                              (UNAUDITED)
Gross revenues.................... $3,392,000 $2,915,000 $2,094,000 $2,011,000
Direct lease operating expenses...    128,000    549,000    102,000    736,000
Direct gas system expenses........  2,166,000        --   1,368,000        --
                                   ---------- ---------- ---------- ----------
Excess of gross revenues over
 direct expenses.................. $1,098,000 $2,366,000 $ 624,000, $1,275,000
                                   ========== ========== ========== ==========



         The accompanying notes are an integral part of this schedule.

                           GOTHIC ENERGY CORPORATION

    NOTES TO THE HISTORICAL SCHEDULE OF GROSS REVENUES AND DIRECT OPERATING
                 EXPENSES OF THE NORSE AND HORIZON PROPERTIES

1. THE PROPERTIES

  On December 11, Gothic Energy Corporation ("Gothic") entered into a purchase and sale agreement with Norse Exploration, Inc., and Norse Pipeline, Inc. (collectively, "Norse"), to acquire various working interests in 11 oil and gas producing properties and a 40.09% interest in the related Sycamore Gas System (the "Sycamore System"), an Oklahoma gathering system, processing plant and storage facility. The oil and gas wells and the gathering system are located in the Springer Field in Carter County, Oklahoma. The total purchase price was $10,750,000, plus two-year warrants to purchase 200,000 shares of Gothic's Common Stock at a per share exercise price of $2.50. The estimated fair value of such warrants at the date of acquisition was approximately $254,000. Gothic paid a deposit of $1,075,000 toward the purchase price in December 1996.

  Gothic also entered into a purchase and sale agreement on January 22, 1997, with Horizon Gas Partners, L.P. and HSRTW, Inc. (collectively, "Horizon"), to acquire various working and royalty interests in approximately 100 oil and gas producing properties. The producing properties are located in Major and Blaine counties of Oklahoma. The purchase price was $10,000,000.

  The effective date of these acquisitions was January 1, 1997 with the formal closing of the transactions occurring on February 18, 1997.

2. BASIS OF PRESENTATION

  The schedule presents the historical gross revenues and direct operating expenses related to the properties acquired. Expenses such as depreciation, depletion and amortization, general and administrative expenses and income taxes have not been included in the schedule because such costs have historically not been directly attributed to nor allocated to the operations of these properties.

3. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

  Estimated Quantities--Oil and natural gas reserves cannot be measured exactly. Estimates of oil and natural gas reserves require extensive judgments of reservoir engineering data and are generally less precise than other estimates made in connection with financial disclosures.

  Proved reserves are those quantities which, upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and natural gas reservoirs under existing economic and operating conditions. Proved developed reserves are those reserves which can be expected to be recovered undeveloped reserves are those reserves which are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required.

  Estimated quantities of proved oil and natural gas reserves acquired from Norse and Horizon at January 1, 1997 (the date at which the most recent reserve report was available) were:

                                            NORSE     HORIZON
                                          ---------- ----------
   Proved Reserves:            Oil (Bbls)     82,197     29,999
                               Gas (Mcf)  12,281,263 12,467,010
   Proved Developed Reserves:  Oil (Bbls)     44,609     29,999
                               Gas (Mcf)   4,763,488 12,467,010

  Standardized measure of discounted future net cash flows of proved oil and gas reserves ("SMOG")-- Estimates of oil and natural gas reserves required extensive judgments of reservoir engineering data as explained

                           GOTHIC ENERGY CORPORATION

    NOTES TO THE HISTORICAL SCHEDULE OF GROSS REVENUES AND DIRECT OPERATING
           EXPENSES OF THE NORSE AND HORIZON PROPERTIES--(CONTINUED)

above. Assigning monetary values to such estimates does not reduce the subjectivity and changing nature of such reserve estimates. Indeed, the uncertainties inherent in the disclosure are compounded by applying additional estimates of the rates and timing of production and the costs that will be incurred in developing and producing the reserves. The information set forth herein is therefore subjective and, since judgments are involved, may not be comparable to estimates submitted by other oil and natural gas producers. In addition since prices and costs do not remain static and no price or cost escalations or de-escalations have been considered, the results are not necessarily indicative of the estimated fair market value of estimated proved reserves nor of estimated future cash flows. Accordingly, these estimates are expected to change as future information becomes available.

  Future net cash inflows are based on the future production of proved reserves of crude oil and natural gas as estimated by petroleum engineers by applying current prices of oil and gas to estimated future production of proved reserves. Prices used in determining future cash inflows for oil and natural gas as of December 31, 1996, were $24.20 per barrel and $2.65 per mcf, respectively. Subsequent to December 31, 1996, the "spot market" price of natural gas decreased to below $2.00 per mcf which would have a significant impact on the SMOG values.

  Future net cash flows are then calculated by reducing such estimated cash inflows by the estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves and by the estimated future income taxes. Estimated future income taxes are computed by applying the appropriate year-end tax rate to the future pretax net cash flows relating to the estimated proved oil and gas reserves. The estimated future income taxes give effect to permanent differences and tax credits and allowances.

  The SMOG is based on criteria established by Financial Accounting Standards Statement No. 69, "Accounting for Oil and Gas Producing Activities" and is not intended to be a "best estimate" of the fair value of the acquired oil and gas properties. For this to be the case, forecasts of future economic conditions, varying price and cost estimates, varying discount rates and consideration of other than proved reserves (i.e., probable reserves), would have to be incorporated into the valuations.

  Included in the estimated standardized measure of future cash flows are certain capital projects. Gothic estimates the capital required to develop undeveloped oil and gas reserves relating to the acquired Norse and Horizon properties over the next three years to be approximately $4.9 million, including $3.2 million during the year ending December 31, 1997. Bank One established a special drilling advance fund of $2 million which Gothic can draw upon during 1997 to fund its drilling costs. Gothic does not have any present arrangements to raise additional funds and there can be no assurance that it will be able to do so on satisfactory terms. If such capital is not employed, the estimated future cash flows will be impacted. The SMOG for the acquired properties is as follows (in thousands):

                                                              NORSE   HORIZON
                                                             -------  --------
   Future cash flows........................................ $35,230  $ 46,232
   Future production costs and development costs............  (8,340)   (7,356)
   Future income tax expense................................  (6,133)  (10,973)
                                                             -------  --------
   Future net cash flows....................................  20,757    27,903
   10% annual discount for estimated timing of cash flows...  (9,444)  (14,255)
                                                             -------  --------
   Standardized measure of discounted future net cash flows
    relating to proved oil and natural gas reserves......... $11,313  $ 13,648
                                                             =======  ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors
Gothic Energy Corporation

  We have audited the accompanying historical schedule of gross revenues and direct lease operating expenses of the HS Properties, as defined in Note 1, (the "Schedule") for the years ended December 31, 1996 and 1995. The Schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the Schedule based on our audit.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Schedule is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Schedule. We believe that our audits provide a reasonable basis for our opinion.

  The accompanying historical schedule of gross revenues and direct lease operating expenses of the HS Properties was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form 8-K of Gothic Energy dated September 9,
1997) as described in Note 2 and is not intended to be a complete presentation of HS Properties' revenues and expenses.

  In our opinion, the Schedule referred to above presents fairly, in all material respects, the gross revenues and direct lease operating expenses described in Note 2 of the HS Properties for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Tulsa, Oklahoma
July 11, 1997

                           GOTHIC ENERGY CORPORATION

             HISTORICAL SCHEDULE OF GROSS REVENUES AND DIRECT LEASE

                    OPERATING EXPENSES OF THE HS PROPERTIES

                                  FOR THE YEAR ENDED     FOR THE SIX MONTHS
                                     DECEMBER 31,          ENDED JUNE 30,
                                 --------------------- ----------------------
                                    1996       1995       1997        1996
                                 ---------- ---------- ----------- ----------
                                                       (UNAUDITED) (UNAUDITED)
Gross revenues.................. $5,643,000 $3,884,000 $2,739,000  $2,614,000
Direct lease operating ex-
 penses.........................  2,012,000  1,702,000  1,030,000     971,000
                                 ---------- ---------- ----------  ----------
Excess of gross revenues over
 direct lease operating ex-
 penses......................... $3,631,000 $2,182,000 $1,709,000  $1,643,000
                                 ========== ========== ==========  ==========



         The accompanying notes are an integral part of this schedule.

                           GOTHIC ENERGY CORPORATION

                      NOTES TO THE HISTORICAL SCHEDULE OF
              GROSS REVENUES AND DIRECT LEASE OPERATING EXPENSES
                             OF THE HS PROPERTIES

1. THE PROPERTIES

  On June 30, 1997, Gothic Energy Corporation ("Gothic") entered into an agreement with two affiliates of HS Resources, Inc. ("HS") to acquire various working interests in a total of approximately 250 oil and gas producing properties located in New Mexico and Oklahoma. Gothic will operate 142 of the wells. The purchase price for the properties acquired is $27,500,000, plus the transfer of certain properties to HS valued at approximately $1,000,000. Gothic issued 1,500,000 shares of its common stock to HS on June 30, 1997 when the market price of the stock was $1.80 per share as a deposit toward the purchase price. The Company will re-acquire and retire the shares issued to HS upon closing of the transaction at a purchase price of $1.80 per share.

2. BASIS OF PRESENTATION

  The schedule presents the historical gross revenues and direct lease operating expenses related to the productive properties acquired. Expenses such as depreciation, depletion and amortization, general and administrative expenses and income taxes have not been included in the schedule.

3. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

  ESTIMATED QUANTITIES--Oil and natural gas reserves cannot be measured exactly. Estimates of oil and natural gas reserves require extensive judgments of reservoir engineering data and are generally less precise than other estimates made in connection with financial disclosures.

  Proved reserves are those quantities which, upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and natural gas reservoirs under existing economic and operating conditions. Proved developed reserves are those reserves which can be expected to be recovered. Undeveloped reserves are those reserves which are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required.

  Estimated quantities of proved oil and natural gas reserves acquired from HS at June 30, 1997 (the date at which the most recent reserve report was available) were (in thousands):

            Proved Reserves:          Oil (Bbls)  1,914
                                      Gas (Mcf)  39,066
            Proved Developed Re-
             serves:                  Oil (Bbls)  1,251
                                      Gas (Mcf)  24,921

  STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS OF PROVED OIL AND GAS RESERVES ("SMOG")--Estimates of oil and natural gas reserves require extensive judgments of reservoir engineering data as explained above. Assigning monetary values to such estimates does not reduce the subjectivity and changing nature of such reserve estimates. Indeed, the uncertainties inherent in the disclosure are compounded by applying additional estimates of the rates and timing of production and the costs that will be incurred in developing and producing the reserves. The information set forth herein is therefore subjective and, since judgments are involved, may not be comparable to estimates submitted by other oil and natural gas producers. In addition, since prices and costs do not remain static and no price or cost escalations or de-escalations have been considered, the results are not necessarily indicative of the estimated fair market value of estimated proved reserves nor of estimated future cash flows. Accordingly, these estimates are expected to change as future information becomes available.

                           GOTHIC ENERGY CORPORATION

                      NOTES TO THE HISTORICAL SCHEDULE OF
              GROSS REVENUES AND DIRECT LEASE OPERATING EXPENSES
                       OF THE HS PROPERTIES--(CONTINUED)
3.SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)--CONTINUED

  Future net cash inflows are based on the future production of proved reserves of crude oil and natural gas as estimated by petroleum engineers by applying current prices of oil and gas to estimated future production of proved reserves. Prices used in determining future cash inflows for oil and natural gas as of June 30, 1997, were $19.00 per barrel and $1.85 per mcf, respectively.

  Future net cash flows are then calculated by reducing such estimated cash inflows by the estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves and by the estimated future income taxes. Estimated future income taxes are computed by applying the appropriate year-end tax rate to the future pretax net cash flows relating to the estimated proved oil and gas reserves. The estimated future income taxes give effect to permanent differences and tax credits and allowances.

  The SMOG is based on criteria established by Financial Accounting Standards Statement No. 69, "Accounting for Oil and Gas Producing Activities" and is not intended to be a "best estimate" of the fair value of the acquired oil and gas properties. For this to be the case, forecasts of future economic conditions, varying price and cost estimates, varying discount rates and consideration of other than proved reserves (i.e., probable reserves), would have to be incorporated into the valuations.

  Included in the estimated standardized measure of future cash flows are certain capital projects. Gothic estimates the capital required to develop undeveloped oil and gas reserves relating to the acquired HS properties over the next three years to be approximately $8.9 million, including $4.4 million during the year ending December 31, 1998. The SMOG for the acquired properties is as follows (in thousands):

Future cash flows...................................................  $112,111
Future production costs and development costs.......................   (35,793)
Future income tax expense...........................................   (18,551)
                                                                      --------
Future net cash flows...............................................    57,767
10% annual discount for estimated timing of cash flows..............   (30,653)
                                                                      --------
Standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves................................  $ 27,114
                                                                      ========

                                                                        ANNEX A
                       LEE KEELING AND ASSOCIATES, INC.
                             PETROLEUM CONSULTANTS
                               FIRST PLACE TOWER
                        15 EAST 5TH STREET, SUITE 3500
                        TULSA, OKLAHOMA 74103-4350 USA
                                (918) 587-5521
                           FACSIMILE (918) 587-2881
                                August 1, 1997

Gothic Energy Corporation
5727 South Lewis, Suite 700
Tulsa, Oklahoma 74105-7148
Attention: Mr. Michael Paulk, President

                                          Re: Appraisal
                                          Gothic Energy Corporation and
                                          HS Resources, Inc. Acquisition
                                          Constant Prices and Expenses
Gentlemen:

  In accordance with your request, we have prepared an appraisal of interests owned by Gothic Energy Corporation (Gothic) and properties proposed to be acquired by Gothic from affiliates of HS Resources, Inc. (HS Properties). These properties are located in the states of Kansas, New Mexico, Oklahoma and Texas. This report has been prepared using constant prices and costs in accordance with the guidelines of the Securities and Exchange Commission. The effective date of the appraisal is June 30, 1997.

  Lee Keeling and Associates, Inc. (LKA) has evaluated the major proved developed producing properties, and Gothic has evaluated the minor value properties. In addition, LKA has evaluated all reserves classified as other than proved developed producing. LKA has evaluated properties that represent
91.2 per cent of the present worth discounted at ten per cent of the reserves classified as proved developed producing and 94.9 per cent of the total proved reserves.

                                ESTIMATED REMAINING
                                   NET RESERVES         FUTURE NET RESERVES
                               --------------------- -------------------------
                                                                    PRESENT
                                  OIL        GAS                     WORTH
    RESERVE CLASSIFICATION     (BARRELS)    (MCF)       TOTAL      DISC.@10%
    ----------------------     --------- ----------- ------------ ------------
TOTAL -GOTHIC AND HS
 PROPERTIES:
PROVED DEVELOPED
  Producing/1/................ 1,591,139  73,763,600 $117,248,720 $ 62,313,230
  Producing/2/................   278,431   7,546,857    9,809,569    6,011,528
                               --------- ----------- ------------ ------------
Total Proved Developed
 Producing.................... 1,869,570  81,310,457 $127,058,289 $ 68,324,758
PROVED DEVELOPED
  Non-Producing/1/............    66,226   2,268,456 $  4,674,979 $  3,472,970
  Behind-Pipe/1/..............   590,253  12,435,408   28,362,280   16,575,787
                               --------- ----------- ------------ ------------
Total Proved Developed........ 2,526,049  96,014,321 $160,095,548 $ 88,373,515
PROVED UNDEVELOPED
  Producing/1/................ 1,108,579  43,355,810 $ 56,241,580 $ 26,834,208
  Secondary/1/................   386,777           0    4,857,570    1,886,309
                               --------- ----------- ------------ ------------
Total Proved Undeveloped...... 1,495,356  43,355,810 $ 61,099,150 $ 28,720,517
Total Proved Reserves......... 4,021,405 139,370,131 $221,194,698 $117,094,032

                                     ESTIMATED REMAINING
                                        NET RESERVES        FUTURE NET RESERVES
                                    --------------------- ------------------------
                                                                         PRESENT
                                       OIL        GAS                     WORTH
    RESERVE CLASSIFICATION          (BARRELS)    (MCF)       TOTAL      DISC.@10%
    ----------------------          --------- ----------- ------------ -----------
GOTHIC ENERGY CORPORATION:
PROVED DEVELOPED PRODUCING
  Producing/1/.................       952,041  52,742,010 $ 81,934,390 $44,381,750
  Producing/2/.................       211,811   5,952,962    7,335,986   4,555,905
                                    --------- ----------- ------------ -----------
Total Proved Developed
 Producing.....................     1,163,852  58,694,972 $ 89,270,376 $48,937,655
PROVED DEVELOPED NON-PRODUCING
  Non-Producing/1/.............        66,226   2,268,456 $  4,674,979 $ 3,482,970
  Behind-Pipe/1/...............        44,785  10,129,770   16,957,710  10,348,570
                                    --------- ----------- ------------ -----------
Total Proved Developed.........     1,274,863  71,093,198 $110,903,065 $62,759,195
PROVED UNDEVELOPED
  Producing/1/.................       733,603  29,210,390 $ 34,287,770 $18,238,890
  Secondary/1/.................        98,250           0      961,514     514,791
                                    --------- ----------- ------------ -----------
Total Proved Undeveloped.......       831,853  29,210,390 $ 35,249,284 $18,753,681
Total Proved Reserves..........     2,106,716 100,303,588 $146,152,349 $81,512,876
HS PROPERTIES:
PROVED DEVELOPED PRODUCING
  Producing/1/.................       639,098  21,021,590 $ 35,314,330 $17,931,480
  Producing/2/.................        66,620   1,593,895    2,473,583   1,455,623
                                    --------- ----------- ------------ -----------
Total Proved Developed
 Producing.....................       705,718  22,615,485 $ 37,787,913 $19,387,103
PROVED DEVELOPED
  Non-Producing/1/.............             0           0 $          0 $         0
  Behind-Pipe/1/...............       545,468   2,305,638   11,404,570   6,227,217
                                    --------- ----------- ------------ -----------
Total Proved Developed.........     1,251,186  24,921,123 $ 49,192,483 $25,614,320
PROVED UNDEVELOPED
  Producing/1/.................       374,976  14,145,420 $ 21,953,810 $ 8,595,318
  Secondary/1/.................       288,527           0    3,896,056   1,371,518
                                    --------- ----------- ------------ -----------
Total Proved Undeveloped.......       663,503  14,145,420 $ 25,849,866 $ 9,966,836
Total Proved Reserves..........     1,914,689  39,066,543 $ 75,042,349 $35,581,156
Note: Totals may not agree due
 to computer roundoff.
    /1/ Properties evaluated by
    LKA
    /2/ Properties evaluated by
    Gothic

  Future net revenue is the amount, exclusive of state and federal income taxes, which will accrue to the appraised interests from continued operation of the properties to depletion. It should not be construed as a fair market or trading value. No provision has been made for the cost of plugging and abandoning the properties nor for the value of salvable equipment.

  We have made no investigation of potential gas volume and value imbalances which may have resulted from the over-delivery or under-delivery to the interest of Gothic or the HS Properties. Therefore, the estimates of reserves and future net revenues included herein do not include adjustment for the settlement of any such imbalances; the estimates are based on Gothic or the HS Properties receiving their net revenue interest share of estimated future gas production. No attempt has been made to determine whether the wells and facilities are in compliance with various governmental regulations, nor have costs been included in the event they are not.

  This letter summarizes the results of a more detailed report of the Gothic properties and the HS Properties being acquired. This report has been supplied to Gothic.

CLASSIFICATION OF RESERVES

  Reserves attributed to the appraised leases have been classified "proved developed producing," "proved developed non-producing," "proved developed behind-pipe," and "proved undeveloped."

  Proved Developed Producing Reserves are those reserves expected to be recovered from currently producing zones under continuation of present operating methods.

  Proved Developed Non-Producing Reserves are those reserves expected to be recovered from zones capable of producing but which are shut-in because no market outlet exists at the present time or whose date of connection to a pipeline is uncertain, or which require remedial work to return the well to production.

  Proved Developed Behind-Pipe Reserves are those reserves currently behind the pipe in existing wells which are considered proved by virtue of successful testing or production in offsetting wells.

Proved Undeveloped Reserves are subdivided into two categories:

  Proved Undeveloped Primary Reserves are those reserves attributable to wells to be drilled at locations which can be considered proved by virtue of favorable structural position and which can be anticipated with a high degree of certainty.

  Proved Undeveloped Secondary Reserves are those reserves attributable to undeveloped repressuring or pressure maintenance projects in zones whose reserves are considered proved by virtue of successful pilot projects or successful projects which involve those zones in the vicinity. Projects to which this category of reserves has been assigned are either in the process of formation or can be expected with a high degree of certainty to be formed in the near future.

ESTIMATION OF RESERVES

  The majority of the appraised wells has been producing for a considerable length of time. Reserves attributable to wells with a well-defined production and/or pressure decline trend were based upon extrapolation of that trend to an economic limit and/or abandonment pressure.

  Reserves anticipated from new wells were based upon volumetric calculations or analogy with similar properties which are producing from the same horizons in the respective areas. Structural position, net pay thickness, well productivity, gas-oil ratios, water production, pressures, and other pertinent factors were considered in the estimation of these reserves.

  Reserves assigned to behind-pipe zones and for secondary recovery projects have been estimated based on volumetric calculations and/or analogy with other wells in the area producing from the same horizon.

  Reserves assigned to undeveloped locations have been estimated based on analogy with other wells in the area producing from the same horizons.

FUTURE NET REVENUE

OIL REVENUE

  Revenue from the sale of oil was estimated using prices as provided by the staff of Gothic. These prices were held constant throughout the life of each lease. Provisions were made for state severance and ad valorem taxes where applicable.

GAS REVENUE

  Revenue from the sale of gas was estimated using prices as provided by the staff of Gothic. These prices were held constant throughout the life of each lease. Adjustments were made for state severance and ad valorem taxes where applicable.

OPERATING EXPENSES

  Operating expenses were based upon actual operating costs charged by the respective operators or were based upon the actual experience of the operators in the respective areas. These expenses have been held constant throughout the life of each lease.

GENERAL

  Information upon which this appraisal has been based was furnished by the staff of Gothic or was obtained by us from outside sources we consider to be reliable. This information is assumed to be correct. No attempt has been made to verify title or ownership of the appraised properties.

  Leases were not inspected by a representative of this firm, nor were the wells tested under our supervision; however, the performance of the majority of the wells was discussed with employees of Gothic.

  This report has been prepared utilizing methods and procedures regularly used by petroleum engineers to estimate oil and gas reserves for properties of this type and character. The recovery of oil and gas reserves and projection of producing rates are dependent upon many variable factors including prudent operation, compression of gas when needed, market demand, installation of lifting equipment, and remedial work when required. The reserves included in this report have been based upon the assumption that the wells will continue to be operated in a prudent manner under the same conditions existing at the present time. Actual production results and future well data may yield additional facts, not presently available to us, which will require an adjustment to our estimates.

  The reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and, if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering data and, therefore, our conclusions necessarily represent only informed professional judgments.

  The projection of cash flow has been made assuming constant prices. There is no assurance that prices will not vary. For this reason and those listed in the previous paragraph, the future net cash from the sale of production from the appraised properties may vary from the estimates contained in this report.

  The information developed during the course of this investigation, basic data, maps and worksheets showing recovery determinations are available for inspection in our office.

  This report is to be used only in its entirety. Individual projections are not to be distributed unless accompanied by this letter.

  We appreciate this opportunity to be of service to you.

                                          Very truly yours,

                                            LEE KEELING AND ASSOCIATES, INC.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 ALL TENDERED OUTSTANDING NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

  BY REGISTERED OR CERTIFIED MAIL:
     THE BANK OF NEW YORK
     101 BARCLAY STREET
     NEW YORK, NEW YORK 10286
     ATTN: REORGANIZATION DEPT.


  BY OVERNIGHT MAIL OR HAND:
     THE BANK OF NEW YORK
     101 BARCLAY STREET
     CORPORATE TRUST SERVICES WINDOW
     GROUND LEVEL
     NEW YORK, NEW YORK 10286
     ATTN: REORGANIZATION DEPT.


  BY FACSIMILE:
     THE BANK OF NEW YORK
     ATTN: REORGANIZATION DEPT.
     (212) 815-6339
     CONFIRM BY TELEPHONE
      (212) 815-6285


(ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, OVERNIGHT DELIVERY, OR REGISTERED OR CERTIFIED MAIL.)

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS OFFERING MEMORANDUM AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY INITIAL PURCHASER. THIS OFFERING MEMORANDUM DOES NOT CONSTITUTE AN OFFER BY THE COMPANY TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS OFFERING MEMORANDUM NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

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               [LOGO OF GOTHIC ENERGY CORPORATION APPEARS HERE]

                           GOTHIC ENERGY CORPORATION

                    12 1/4% SERIES B SENIOR NOTES DUE 2004

                         -----------------------------

                                  PROSPECTUS

                         -----------------------------



                                ---------------


                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   5
Risk Factors.............................................................  16
The Exchange Offer.......................................................  23
Use of Proceeds..........................................................  29
Capitalization...........................................................  30
Selected Historical and Pro Forma Financial and Operating Data...........  31
Pro Forma Combined Condensed Financial Statements........................  33
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  39
Business and Properties..................................................  48
Management...............................................................  62
Security Ownership of Certain Beneficial Owners and Management...........  67
Description of Amended Credit Facility...................................  68
Description of the Exchange Notes........................................  69
Tax Considerations.......................................................  92
Plan of Distribution.....................................................  95
Legal Matters............................................................  96
Independent Public Accountants...........................................  96
Engineers................................................................  97
Available Information....................................................  97
Glossary.................................................................  98
Index to Financial Statements............................................ 101
Annex A -- Report of Independent Petroleum Engineer...................... A-1


                                OCTOBER  , 1997

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 1031 of the Oklahoma General Corporation Act and Article VI of the Registrant's By-Laws provide for indemnification of present and former officers, directors, employees and agents.

ITEM 21(A). EXHIBITS.

  The information required by this Item 21(a) is set forth in the Index to Exhibits accompanying this Registration Statement and is incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, each of the Registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tulsa, Oklahoma on the 10th day of October, 1997.

                                          GOTHIC ENERGY CORPORATION

                                      By: /s/ Michael K. Paulk
                                          -----------------------------
                                          Michael K. Paulk
                                          President, Chief Executive Officer
                                          and Chief Financial Officer

                                          GOTHIC ENERGY OF TEXAS, INC.

                                      By: /s/ Michael K. Paulk
                                          -----------------------------
                                          Michael K. Paulk
                                          Chief Executive Officer

                                          GOTHIC GAS CORPORATION

                                      By: /s/ Michael K. Paulk
                                          -----------------------------
                                          Michael K. Paulk
                                          Chief Executive Officer

                           GOTHIC ENERGY CORPORATION

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS that each of the undersigned directors and officers of Gothic Energy Corporation, an Oklahoma corporation, which is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitutes and appoints Michael K. Paulk and John L. Rainwater, and each of them, the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments, including post-effective amendments, to the Registration Statement, including a Prospectus or an amended Prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

        /s/ Michael K. Paulk           Director, President,    October 9, 1997
-------------------------------------   Chief Executive
          MICHAEL K. PAULK              Officer and Chief
                                        Financial Officer
                                        (principal
                                        executive officer
                                        and principal
                                        financial officer)

         /s/ John J. Fleming           Director                October 9, 1997
-------------------------------------
           JOHN J. FLEMING

        /s/ John L. Rainwater          Director                October 9, 1997
-------------------------------------
          JOHN L. RAINWATER

         /s/ Morton A. Cohen           Director                October 9, 1997
-------------------------------------
           MORTON A. COHEN

         /s/ Brian E. Bayley           Director                October 9, 1997
-------------------------------------
           BRIAN E. BAYLEY

                         GOTHIC ENERGY OF TEXAS, INC.

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS that each of the undersigned directors and officers of Gothic Energy of Texas, Inc., an Oklahoma corporation, which is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitutes and appoints Michael K. Paulk and John L. Rainwater, and each of them, the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments, including post-effective amendments, to the Registration Statement, including a Prospectus or an amended Prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

        /s/ Michael K. Paulk           Director, President,    October 9, 1997
-------------------------------------   Chief Executive
          MICHAEL K. PAULK              Officer and Chief
                                        Financial Officer
                                        (principal
                                        executive officer
                                        and principal
                                        financial officer)

         /s/ John J. Fleming           Director                October 9, 1997
-------------------------------------
           JOHN J. FLEMING

        /s/ John L. Rainwater          Director                October 9, 1997
-------------------------------------
          JOHN L. RAINWATER

         /s/ Morton A. Cohen           Director                October 9, 1997
-------------------------------------
           MORTON A. COHEN

         /s/ Brian E. Bayley           Director                October 9, 1997
-------------------------------------
           BRIAN E. BAYLEY

                            GOTHIC GAS CORPORATION

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS that each of the undersigned directors and officers of Gothic Gas Corporation, an Oklahoma corporation, which is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitutes and appoints Michael K. Paulk and John L. Rainwater, and each of them, the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments, including post-effective amendments, to the Registration Statement, including a Prospectus or an amended Prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

        /s/ Michael K. Paulk           Director, President,    October 9, 1997
-------------------------------------   Chief Executive
          MICHAEL K. PAULK              Officer and Chief
                                        Financial Officer
                                        (principal
                                        executive officer
                                        and principal
                                        financial officer)

         /s/ John J. Fleming           Director                October 9, 1997
-------------------------------------
           JOHN J. FLEMING

        /s/ John L. Rainwater          Director                October 9, 1997
-------------------------------------
          JOHN L. RAINWATER

         /s/ Morton A. Cohen           Director                October 9, 1997
-------------------------------------
           MORTON A. COHEN

         /s/ Brian E. Bayley           Director                October 9, 1997
-------------------------------------
           BRIAN E. BAYLEY

                           GOTHIC ENERGY CORPORATION
                         GOTHIC ENERGY OF TEXAS, INC.
                            GOTHIC GAS CORPORATION


                      REGISTRATION STATEMENT ON FORM S-4


                               INDEX TO EXHIBITS


    EXHIBIT NUMBER
---------------------

         3.1 Certificate of Incorporation of Gothic Energy Newco, Inc.("Gothic"), an Oklahoma corporation.

         3.2           Bylaws of Gothic.

         3.3 Certificate of Ownership and Merger filed with the State of Oklahoma. (changed name from Gothic Energy Newco, Inc. to Gothic Energy Corporation) .

         3.4 Certificate of Incorporation of Gothic Energy of Texas, Inc. ("Gothic of Texas").

         3.5 Certificate of Amendment to Certificate of Incorporation of Gothic of Texas.

         3.6           Bylaws of Gothic of Texas.

         3.7 Certificate of Incorporation of Gothic Gas Corporation ("Gothic Gas").

         3.8           Bylaws of Gothic Gas.

         4.1 Indenture dated as of September 9, 1997 among Gothic, Gothic of Texas, Gothic Gas and The Bank of New York relating to the 12 1/4% Series A Senior Notes due 2004 and 12 1/4% Series B Senior Notes due 2004 (filed as
                       Exhibit 4.1 to the Current Report on Form 8-K of Gothic for September 9, 1997).

         4.2           Forms of Series A and Series B Notes (included in Exhibit
                       4.1 hereto).

    EXHIBIT NUMBER
---------------------

         5.1           Opinion of William S. Clarke, P.A.

        10.1 Purchase Agreement dated September 9, 1997 among Gothic, Gothic of Texas, Gothic Gas, Oppenheimer & Co., Inc., Banc One Capital Corporation and Paribas Corporation.

        10.2 Registration Rights Agreement dated September 9, 1997 among Gothic, Oppenheimer & Co., Inc., Banc One Capital Corporation and Paribas Corporation (filed as Exhibit
                       10.1 to the Current Report on Form 8-K of Gothic for September 9, 1997).

        12.1 Statement re Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends.

        15.1 Letter from Coopers & Lybrand Regarding Unaudited Interim Financial Statements.

        23.1           Consent of Coopers & Lybrand.

        23.2           Consent of William S. Clarke, P.A. (included in Exhibit
                       5.1).

        23.3           Consent of Lee Keeling and Associates, Inc.

        24.1 Power of Attorney (included on the signature pages of this Registration Statement).

        25.1           Statement of Eligibility of The Bank of New York.

        99.1           Form of Letter of Transmittal.

        99.2           Form of Notice of Guaranteed Delivery.